                                                                                         Registration No. 333-55172
===================================================================================================================
                                        SECURITIES AND EXCHANGE COMMISSION

                                              Washington, D.C. 20549
                                              ----------------------
                                           PRE-EFFECTIVE AMENDMENT NO. 1
                                                        to
                                                     FORM SB-2
                                              REGISTRATION STATEMENT
                                                       UNDER
                                            THE SECURITIES ACT OF 1933
                                              ----------------------
                                             FOCUS ENHANCEMENTS, INC.
                                  (Name of Small Business Issuer in its Charter)
                                              ----------------------
Delaware                                              3576                                               04-3144936
(State or Other Jurisdiction of            (Primary Standard Industrial                               (IRS Employer
Incorporation or Organization)              Classification Code Number)                         Identification No.)

                                              ----------------------
                                              SEC FILE NO. 0000884719
                                                 1370 Dell Avenue
                                            Campbell, California 95008
                                                  (408) 866-8300
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                                  Michael D'Addio
                                       President and Chief Executive Officer
                                             FOCUS Enhancements, Inc.
                                                 1370 Dell Avenue
                                            Campbell, California 95008
                                                  (408) 866-8300
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                              ----------------------
                                                    Copies to:
                                            Gregory A. Gehlmann, Esq..
                                           Manatt Phelps & Phillips, LLP
                                           1501 M Street, NW, Suite 700
                                               Washington, DC 20005
                                                   (202) 463-4334
                                              ----------------------

Approximate  date of  commencement  of  proposed  sale to the  public:  From time to time or at one time  after the effective date of the Registration Statement as determined by market conditions.

If any of the securities  being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933,  other than  securities  offered only in connection  with dividend or interest reinvestment plans, check the following box. [X]

If this  Form is filed to  register  additional  securities  for an  offering  pursuant  to Rule  462(b)  under the
Securities Act, check the following box and list the Securities Act  registration  statement  number of the earlier effective registration statement for the same offering. [ ]

If this Form is a  post-effective  amendment  filed  pursuant to Rule 462(c) under the  Securities  Act,  check the following box and list the Securities  Act  registration  statement  number of the earlier  effective  registration statement for the same offering. [ ]

If this Form is a  post-effective  amendment  filed  pursuant to Rule 462(d) under the  Securities  Act,  check the following box and list the Securities  Act  registration  statement  number of the earlier  effective  registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                       ---------------------------------------------------
                                                calculation of registration fee
====================================================== ================== ================ ================== =============
                                                                          Proposed Maximum  Proposed Maximum    Amount of
                                                           Amount to       Offering Price  Aggregate Offering Registration
 Title of Each Class of Securities to be Registered      Be Registered      Per Share(1)         Price           Fee(5)
------------------------------------------------------ ------------------ ---------------- ------------------ -------------
Common Stock, par value $.01 per share                 Up to 4,000,000(2)         (2)                   (2)        (2)
------------------------------------------------------ ------------------ ---------------- ------------------ -------------
Common Stock, par value $.01 per share                      1,930,000(3)          $1.00(3)        $220,000(3)     $55.00(3)
------------------------------------------------------ ------------------ ---------------- ------------------ -------------
Common Stock, par value $.01 per share, underlying            435,000(2)          (2)                   (2)        (2)
warrants
------------------------------------------------------ ------------------ ---------------- ------------------ -------------
Common Stock, par value $.01 per shares                       468,322(2)          (2)                   (2)        (2)
------------------------------------------------------ ------------------ ---------------- ------------------ -------------
Common Stock, par value $.01 per share                        243,833(2)          (2)                   (2)        (2)
------------------------------------------------------ ------------------ ---------------- ------------------ -------------
Common Stock, par value $.01 per share                        150,000(6)          $1.00            150,000         37.50
                                                            ------------                          --------       -------
------------------------------------------------------ ------------------ ---------------- ------------------ -------------
TOTAL                                                  Up to 7,227,155(7)                         $370,000       $ 92.50
====================================================== ================== ================ ================== =============


(1)    Estimated  solely for the  purpose of  calculating  the  registration  fee  pursuant  to Rule  457(o) of the
       Securities Act of 1933.

(2)    Previously registered in initial filing. Fees already paid.

(3)    Represents  1,400,000 shares issued in a private  placement at a price per share of $1.07 and 530,000 shares to be  issued at fair  market  value as  liquidated  damages  resulting  from  delays in the  filing of this registration statement. Of these shares, 1,710,000 were previously registered.  An additional 220,000 shares are being registered at this time.

(4)    Represents shares issued in full release of obligations under a purchase agreement.

(5)    The  registration  fee is  calculated  pursuant to Rule 457(c) of the  Securities  Act of 1933 by taking the average of the bid and asked prices of the registrant's common stock, $.01 par value per share, on August 2,
       2001 as reported on the Nasdaq SmallCap Market.

(6)    Represents shares issued as full release of purchase obligations.

(7)    This Amendment No. 1 registers an additional 370,000 shares.
                                             -------------------------
The  Registrant  hereby amends this  registration  statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter  become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration  statement shall become effective on such date as the Commission,  acting pursuant to said Section
8(a), may determine.

PRELIMINARY REOFFER PROSPECTUS

         The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not contain an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                             Up to 7,227,155 Shares

                            FOCUS ENHANCEMENTS, INC.

                                  Common Stock

This prospectus relates to up to 7,227,155 shares of common stock to be sold by selling stockholders, of which up to 4,000,000 may be issued through an equity line of credit with the Euston Investment Holdings Limited, as further described in this prospectus. The shares of common stock that may be sold constitute up to 22.8% of the issued and outstanding common stock as of April 26, 2001.

We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive the net sale price of any common stock that we sell through a private equity line of credit or upon the exercise for cash of the warrants held by the selling stockholders.

The registration of shares of our common stock that may be offered pursuant to this prospectus does not necessarily mean that any of these shares will ultimately be offered and sold.

The selling securityholders may offer shares of our common stock on the Nasdaq SmallCap Market in negotiated transactions or otherwise, or by a combination of these methods. The selling securityholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions. Euston is an "underwriter" within the meaning of the Securities Act of 1933 in connection with its sales.

Our common stock is listed on The Nasdaq SmallCap Market under the ticker symbol: "FCSE". On August 2, 2001, the closing price of one share of our common stock on The Nasdaq SmallCap Market was $1.00.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           --------------------------

         Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           --------------------------

         An investment in these securities involves a high degree of risk. See "risk factors" beginning on page 3.

                           --------------------------

                 The date of this prospectus is August __, 2001.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and financial statements and the notes to those statements appearing elsewhere in this prospectus. You should also carefully consider the risk factors relating to the purchase of our stock, which are described beginning at page 3 below.

         This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as other sections in this prospectus, contain a discussion of some of the factors that could contribute to those differences.

Our Company

Founded in 1991, FOCUS Enhancements, Inc. develops and markets advanced, proprietary multimedia video scan conversion products for the rapidly converging, multi-billion dollar computer and television industries. Our products, which are sold globally through Original Equipment Manufacturers
(OEMs) and resellers, merge computer generated graphics and television displays for presentations, training, education, video teleconferencing, Internet viewing and home gaming markets.

In addition, we are developing a family of products that will enable the current installed base of televisions, VCRs, and camcorders to remain functional in upcoming HDTV environments.

On January 16, 2001, we completed the acquisition of Videonics, Inc. In connection with the acquisition we issued approximately 5,135,000 shares of commons stock to Videonics shareholders. Videonics is a leading designer of affordable, high quality, digital-video equipment for the broadcast, cable, business, industrial, presentation, Internet, and home video production markets. Videonics products include application controllers, edit controllers, mixers, character generators, and video editing software solutions. Videonics began operations in July 1987. On April 6, 2001, Videonics was merged with and into Focus.

Our main address is 1370 Dell Avenue, Campbell, California 95008 and our telephone number is (408) 866-8300. Our Web site is located at http://www.Focusinfo.com. Information contained in our Web site is not part of this prospectus.

Selected Financial Data

Set forth below are selected consolidated financial and other data of the Focus. The financial data is derived in part, and should be read in conjunction with the Consolidated Financial Statements and Notes thereto presented elsewhere in the Prospectus. Operating results for the three months ended March 31, 2001, are not necessarily indicative of the results that may be obtained for the entire year ending December 31, 2001 or any other period.

                                         Three Months Ended
                                              March 31,                          Year Ended December 31,
                                                2001                                  2000          1999
                                                ----                                  ----          ----
                                                                       (Dollars in thousands, except per share data)

Net Revenues                                   $5,009                               $15,233         $17,183
Gross Profit                                    1,790                                 3,446           6,639
Total Operating Expenses                        4,312                                13,138           7,806
Loss From Operations                           (2,522)                               (9,692)         (1,167)
Net Loss                                       (2,724)                              (12,029)         (1,480)
Loss Per common Share:
         Basic                                  (0.09)                                (0.48)          (0.08)
         Diluted                                (0.09)                                (0.48)          (0.08)
Total Assets                                   20,337                                 9,780          15,015
Total Stockholders' Equity (Deficit)            5,384                                  (417)          9,207

We have experienced significant losses in the recent past and have been substantially dependent upon private offerings and option and current issuances, and other sources of financing, to fund our operations.

The Offering

o        Common stock offered by Euston  Investments  that it may purchase under
         the equity line of credit.                                                 4,000,000 shares

o        Common  stock  offered by Euston  Investments  that it may  purchase by exercise of stock  purchase  warrant  received in  connection  with the
         equity line of credit.                                                       250,000 shares

o        Common  stock  offered  by AMRO  International  that it  received  in a
         private placement and for late registration.                               1,930,000 shares

o        Common  stock  offered by AMRO  International  that it may  purchase by exercise  of stock  purchase  warrant  received  in  connection  with a
         private placement.                                                           140,000 shares

o        Common  stock  offered by Red & White  Enterprises  that it received as
         partial  payment for the sale of PC Video  Conversion in 1998.               468,322 shares

o        Common  stock  offered by Union  Atlantic  Capital that it received for
         investment banking services to Focus.                                        243,833 shares

o        Common stock offered by Union Atlantic  Capital that it may purchase by exercise of stock  purchase  warrant  received in  connection  with the
         equity line of credit.                                                        45,000 shares

o        Common stock offered by Advance Electronic Support Products,  Inc. that
         it received in full  release of Focus'  purchase  obligations.               150,000 shares

o        Total  shares of common  stock  offered by this  prospectus.               7,227,155 shares

o        Common stock issued and outstanding as of April 26, 2001:

         o        Prior to the sale of shares to  Euston  Investments  under the
                  equity line of credit                                            31,046,478 shares

         o        After sale of maximum  number of shares to Euston  Investments registered under this  registration  statement  related to the
                  equity  drawdown   facility  and  before  issuance  of  shares
                  issuable   pursuant  to  other   securities  held  by  selling
                  securityholders  identified  in  this  prospectus,   excluding
                  1,400,000 shares held by AMRO International, which are already
                  outstanding and covered by this prospectus.                      35,046,478 shares

         o        After sale of maximum  number of shares to Euston  Investments registered under this  registration  statement  related to the equity drawdown facility and after issuance of shares issuable pursuant to other  securities held by selling  securityholders identified in this prospectus, excluding 1,400,000 shares held by AMRO  International,  which  are  already  outstanding  and
                  covered by this prospectus.                                      36,873,633 shares

         o        Trading symbol for Focus common stock                                       FCSE

Private Equity Line of Credit. We signed a private equity line of credit agreement with Euston Investments Holdings Limited, a British Virgin Islands corporation, on July 28, 2000, for the future issuance and purchase of shares of our common stock. The private equity line of credit agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

In general, Euston Investments has committed to purchase up to 4,000,000 shares of our common stock as we request it over a 24-month period. Once every 30 trading days, we may request a draw of up to an amount equal to 6.66% of the product of the three-month weighted average price of our common stock and the three-month total trading volume of our common stock. Each draw down must be for at least $250,000. We then use the formulas in the private equity line of credit agreement to determine the number of shares we will issue to Euston Investments in return for that money. The per share dollar amount Euston Investments pays for our common stock for each drawdown includes a 10% discount formula. The formula for determining the final drawdown amounts, the number of shares we issue to Euston Investments and the price per share paid by Euston Investments are described under "Private Equity Line of Credit Agreement" in detail beginning on page 47.

The aggregate total of all draws cannot exceed 4,000,000 shares of common stock. We are under no obligation to request a draw for any period, except that if Focus does not draw down at least $500,000 in each one year period, a non-usage fee will be assessed equal to $50,000 minus 10% of the dollar amount of drawdowns actually issued during such period.

The number of shares and the proceeds we can receive is limited by a provision of the private equity line of credit agreement that prevents us from issuing shares to Euston Investments to the extent Euston Investments would beneficially own more than 9.9% of our then outstanding common stock. Any resale of shares by Euston Investments under this prospectus would reduce the number of shares beneficially owned by Euston Investments, and would enable us to issue additional shares to Euston Investments without violating this condition.

                                  RISK FACTORS

This offering involves a high degree of risk and should only be purchased by investors who can afford to lose their entire investment. You should carefully consider the following risks relating to our business and our common stock, together with the other information described elsewhere in this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition could be materially affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business

We have been named as a defendant in an alleged class action alleging violation of federal securities laws.

The lawsuits allege that Focus and its Chairman and certain other present and former officers violated federal securities laws in connection with a number of allegedly false or misleading statements and seek certification as class actions on behalf of persons alleged to have purchased stock from July 17, 1997 to February 19, 1999 or between November 15, 1999 to March 1, 2000, respectively. On May 10, 2001, the Federal District Court dismissed the later alleged class action in its entirety. As to the earlier alleged class action, the Federal District Court granted certain portions of the Company's motion to dismiss and denied other portions, allowing the case to go forward into pretrial discovery as to certain matters. Focus believes that it has consistently complied with the federal securities laws, and does not believe at this time that this litigation will result in a material adverse effect on its financial condition. Nonetheless, the management time and resources that could be required to respond effectively to such claims and to defend Focus vigorously in such litigation could adversely impact our management's administrative capabilities.

We are involved as a defendant in litigation with CRA Systems, Inc.

In 1996 CRA Systems, Inc., a Texas corporation, and Focus entered into an agreement, the terms and nature of which were subsequently disputed by the parties. Focus contended that the transaction was simply a sale of inventory for which Focus was never paid. CRA contended otherwise. CRA brought suit against Focus for breach of contract contending that Focus grossly exaggerated the demand for the product and the margin of profit that was available to CRA regarding this project. CRA sought to recover out-of-pocket losses exceeding $100,000 and lost profits of $400,000 to $1,000,000. A jury trial in May 2000 in federal district court in Waco, Texas, resulted in a verdict in favor of CRA for $848,000 actual damages and $1,000,000 punitive damages. On October 10, 2000, the court rendered a judgment in favor of CRA for actual damages, punitive damages, attorney's fees, costs and interest, for a total award of approximately $2,000,000. In connection with this judgment, we recorded an expense of $2.1 million in the period ended September 30, 2000. The court overruled the motion for new trial that Focus filed, and Focus now intends to pursue an appeal to the United States Court of Appeals for the Fifth Circuit in New Orleans, Louisiana. The court has granted a stay of any enforcement of the judgment pending appeal, based on the posting of a bond in the approximate amount of $2.3 million, which is the approximate amount of the judgment plus 10% to cover interest and costs of CRA.

We will need to raise additional capital which will result in further dilution of existing and future shareholders.

Historically, we have met our short-and long-term extra cash needs through debt and the sale of common stock in private placements because cash flow from operations has been insufficient to fund its operations. Set forth below is information regarding net proceeds received in our last two fiscal years:

                           Private Offerings of      Issuance of       Exercise of Stock
                              Common Stock               Debt        Options and Warrants
                              ------------           -----------     --------------------
    Three months ended
      March 31, 2001                   --             $1,000,000                $6,000
    Fiscal 2000                $1,284,000             $2,362,000            $1,121,000
    Fiscal 1999                $4,414,000                     --            $2,596,000

Future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and our ability to market our products successfully. If we require additional equity or debt financing in the future, there can be no assurance that sufficient funds will be raised. Moreover, any equity financing would result in dilution to our then-existing shareholders and any additional debt financing may result in higher interest expense.

At April 26, 2001, we had 31,046,478 shares common shares issued and outstanding and 810,429 warrants and 6,544,106 options that are exercisable into shares of common stock. We also may issue additional shares in acquisitions and may grant 4,714,009 additional stock options to our employees, officers, directors and consultants under our current stock option plans.

In the event we are unable to raise additional capital, we may not be able to fund our operations which could result in the inability to execute our current business plan.

We are dependent upon a significant shareholder to meet our interim financing needs.

We have relied upon the ability of Carl Berg, a director and significant owner of our common stock for interim financing needs. As of March 31, 2001, we had an aggregate of approximately $4,397,000 in debt outstanding to Mr. Berg. There can be no assurances that Mr. Berg will continue to provide such interim financing should we need such funds prior to utilizing the equity line of credit.

We have a long history of operating losses.

As of March 31, 2001, Focus had an accumulated deficit of $51,431,000. Focus incurred net losses of $12,029,000 and $1,480,000 for the years ended December 31, 2000 and 1999. Additionally, Focus incurred a loss of $2,724,000 for the period ended March 31, 2001. There can be no assurance that we will be profitable.

Focus relies on four vendors for 90% of its product components.

Over 90% of the components for our products are manufactured on a turnkey basis by four vendors, Furthertech Company, Ltd., Sicon International, Samsung Semiconductor Inc., and Asemtec Corporation. If these vendors experience production or shipping problems for any reason, Focus in turn could experience delays in the production and shipping of Focus products, which would have an adverse effect on our results of operations.

We are dependent on our suppliers.

We purchase all of our parts from outside suppliers and from time to time experience delays in obtaining some components or peripheral devices. Additionally, we are dependent on sole source suppliers for certain components. We attempt to reduce the risk of supply interruption by evaluating and obtaining alternative sources for various components or peripheral devices when such sources are available. However, there can be no assurance that supply shortages will not occur in the future which could significantly increase the cost, or delay shipment of, our products, which in turn could adversely affect our results of operations.

We rely on sales to a few major customers for a large part of our revenues.

For the year ended December 31, 2000, approximately 15% of our revenues were derived from sales to a major distributor, and approximately 21% of our revenues were derived from sales to two major retailers. These figures were 12% and 7% respectively for the three months ended March 31, 2001. We do not have long-term contracts requiring any customer to purchase any minimum amount of products. There can be no assurance that we will continue to receive orders of the same magnitude as in the past from existing customers or we will be able to market its current or proposed products to new customers. Loss of any major customer would have a material adverse effect on the Focus business as a whole.

Our products may become obsolete very quickly.

The computer peripheral markets are characterized by extensive research and development and rapid technological change resulting in short product life cycles. Development by others of new or improved products, processes or technologies may make our products or proposed products obsolete or less competitive. We must devote substantial efforts and financial resources to enhance our existing products and to develop new products. There can be no assurance that we will succeed with these efforts.

We may not be able to protect our proprietary information.

Although Focus has filed eight patent applications with respect to its PC-to-TV video-graphics products, currently only five patents have been issued. Focus treats its technical data as confidential and relies on internal non-disclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets to protect its proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of Focus proprietary information or prove valuable in light of future technological developments.

Delays in product development could adversely affect our market position or customer relationships.

We have experienced delays in product development in the past and may experience similar delays in the future. Given the short product life cycles in the markets for our products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could cause us to lose customers and damage our competition position. Prior delays have resulted from numerous factors, such as:

o        changing product specifications;

o        difficulties in hiring and retaining necessary personnel;

o difficulties in reallocating engineering resources and other resource limitations;

o        difficulties with independent contractors;

o changing market or competitive product requirements; unanticipated engineering complexity;

o        undetected errors or failures in software and hardware; and

o        delays in the acceptance or shipment of products by customers.

If we are unable to respond to rapid technological change in a timely manner, then we may lose customers to our competitors.

To  remain   competitive,   we  must   continue   to  enhance  and  improve  the
responsiveness, functionality and features of our products. Our industry is characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions. If competitors introduce products and services embodying new technologies, or if new industry standards and practices emerge, then our existing proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

         o both license and internally develop leading technologies useful in our business;

         o        enhance our existing technologies;

         o        develop  new   services  and   technology   that  address  the
                  increasingly sophisticated and varied needs of our prospective customers; and

         o        respond  to  technological   advances  and  emerging  industry
                  standards and practices on a cost-effective and timely basis.

To develop our proprietary technology entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt our proprietary technology and transaction processing systems to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, then our customers may forego the use of our services and use those of our competitors.

We typically operate without a significant amount of backlog.

We typically operates with a small amount of backlog. Accordingly, it generally does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. Any significant weakening in customer demand would therefore have and has had in the past an almost immediate adverse impact on our operating results.

Our quarterly financial results are subject to significant fluctuations.

We have been unable in the past to accurately forecast our operating expenses. Our revenues currently depend heavily on volatile customer purchasing patterns. If actual revenues are less than projected revenues, we may be unable to reduce expenses proportionately, and its operating results, cash flows and liquidity would likely be adversely affected.

Our common stock could be delisted from the Nasdaq SmallCap Market which would make trading in our stock more difficult.

Our common stock is traded on the Nasdaq SmallCap Market. The following are the quantitative listing requirements for a company to remain listed on the Nasdaq SmallCap Market and Focus' status as of March 31, 2001.

                                                                         Focus Meets
                                 Requirements                         The Requirements
            -------------------------------------------------------- --------------------

            1.  Net Tangible Assets(1)              $ 2 million
                                                         or
                Market Capitalization               $35 million             No
                                                         or
                Net Income (in latest fiscal
                year or 2 of last fiscal years)     $   500,000
            2.  Public Float (shares)(2)                500,000             Yes
            3.  Market Value of Public Float        $ 1 million             Yes
            4.  Minimum Bid Price(3)                $         1             No
            5.  Shareholders (round lot                     300             Yes
                holders)(4)
            6.  Market Makers                                 2             Yes

         ------------
         (1) Net tangible assets equals total assets minus total liabilities minus goodwill. At March 31, 2001, our liabilities exceeded our net tangible assets by $173,000. On May 7, 2001, Carl Berg a director and shareholder of Focus converted $2.3 million of debt and accrued interest currently owed to him by us into convertible preferred stock. This transaction will increase our net tangible assets by $2.3 million, which would allow us to meet Nasdaq's SmallCap tangible net assets requirement.

                                       5

             Note that the SEC authorized Nasdaq to implement a pilot program to change the minimum $2,000,000 net tangible assets requirement to $2,500,000 in stockholders' equity. At March 31, 2001, we had total stockholders' equity of $5.4 million. The SEC has not formally approved this rule change and there is no guarantee that it will do so.

         (2) Public float is defined as shares that are not held directly or indirectly by any officer or director of the issuer and by any other person who is the beneficial owner of more than 10 percent of the total shares outstanding.

         (3) The closing price of our common stock on March 31, 2001, was $0.875. Between October 1, 2000 and March 31, 2001, our stock closed below $1.00 a share on 34 of 125 trading days. The closing price of our common stock on July 31, 2001, was $1.03.

         (4) Round lot holders are considered holders of 100 shares or more.

If we continue to fail these Nasdaq SmallCap requirements, our common stock could be delisted, eliminating the only established trading market for shares of our common stock. Euston Investments can also terminate the private equity line of credit agreement if we are delisted. The issuance by us of shares of common stock to Euston Investments, or the subsequent resale by Euston Investments of those shares, in either case at a discount to the market price, may reduce the trading price of our common stock to a level below the Nasdaq minimum bid price requirement.

In the event we are delisted from Nasdaq, we would be forced to list our shares on the OTC Electronic Bulletin Board or some other quotation medium, such as pink sheets, depending on our ability to meet the specific listing requirements of those quotation systems. As a result an investor might find it more difficult to dispose of, or to obtain accurate price quotations for, our shares. Delisting might also reduce the visibility, liquidity, and price of our common stock.

Our common stock price is volatile.

The  market  price  for  our  common  stock  is  volatile  and  has   fluctuated
significantly to date. The trading price of our common stock is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following:

         o actual or anticipated variations in our quarterly operating results;

         o announcements of technological innovations, new sales formats or new products or services by us or our competitors;

         o        changes in financial estimates by securities analysts;

         o changes in the economic performance and/or market valuations of other multi-media, video scan companies;

         o announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

         o        additions or departures of key personnel; and

         o        sales of common stock.

         In addition, the securities markets have experienced extreme price and volume fluctuations, and the market prices of the securities of technology companies have been especially volatile. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation. If we are sued in a securities class action, then it could result in substantial costs and a diversion of management's attention and resources.

Risks Related to our Recent Acquisition of Videonics, Inc.

The anticipated benefits of the merger may not be realized.

The success of the merger of Focus and Videonics will depend, in part, on our ability to realize the anticipated growth opportunities and synergies, from combining the businesses of Focus and Videonics. Achieving the benefits of the merger will depend in part on:

         o        effectively   and   efficiently   integrating   the  policies,
                  procedures and operations of Videonics and Focus;

         o successfully retaining and attracting key employees of the combined company, including operating management and key technical personnel, during a period of transition and in light of the competitive employment market; and

         o while integrating the combined Company's operations, maintaining adequate Focus on our core businesses in order to take advantage of competitive opportunities and to respond to competitive challenges.

If members of the management team of the combined company are not able to develop strategies and implement a business plan that achieves these objectives, the anticipated benefits of the merger may not be realized, which would have an adverse impact on our combined company and the market prices of shares of Focus common stock.

Risks Related to Our Industry

International sales are subject to significant risk.

Protectionist trade legislation in either the United States or other countries, such as a change in the current tariff structures, export compliance laws or other trade policies, could adversely affect our ability to sell in international markets. Furthermore, revenues from outside the United States are subject to inherent risks related thereto, including currency rate fluctuations, the general economic and political conditions in each country. There can be no assurance that the economic crisis and currency issues, currently being experienced in certain parts of the world will not have a material adverse effect on our revenue or operating results in the future.

Our businesses are very competitive.

The computer peripheral markets are extremely competitive. Focus currently competes with other developers of video conversion products and with video-graphic integrated circuit developers. Many of our competitors have greater market recognition and greater financial, technical, marketing and human resources. Although Focus is not currently aware of any announcements by its competitors that would have a material impact on its operations, there can be no assurance that Focus will be able to compete successfully against existing companies or new entrants to the marketplace.

The video production equipment market is highly competitive and is characterized by rapid technological change, new product development and obsolescence, evolving industry standards and significant price erosion over the life of a product. Competition is fragmented with several hundred manufacturers supplying a variety of products to this market. We anticipate increased competition in the video post-production equipment market from both existing manufacturers and new market entrants. Increased competition could result in price reductions, reduced margins and loss of market share, any of which could materially and adversely affect our business, financial condition and results of operations. There can be no assurance that it will be able to compete successfully against current and future competitors.

Often our competitors have greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than us. In addition, some of our competitors also offer a wide variety of video equipment, including professional video tape recorders, video cameras and other related equipment. In some cases, these competitors may have a competitive advantage based upon their ability to bundle their equipment in certain large system sales.

The energy crisis in the State of California could adversely effect our operations.

The California legislature and Governor Gray Davis continue to debate possible solutions to the State's energy crisis. The largest utility in the State, Pacific Gas & Electric Company, has filed bankruptcy, while the State is attempting to purchase certain assets, including transmission lines, from Southern California Edison. Energy suppliers are owed billions of dollars by PG & E alone, while the State has been losing millions of dollars per day purchasing wholesale power and then selling it to end users at lower prices. Standard & Poors recently dropped the State's credit rating, potentially increasing the State's cost of borrowing in the capital markets.

Officials at the Federal Energy Regulatory Commission ("FERC") and California's federal congressional representatives have issued a range of statements and positions, including several regarding the potential regulation of wholesale energy prices. At this time, we cannot predict what the price and availability of energy might be in California during the traditional summer peak demand period, and the impact of the energy crisis upon the pace and nature of economic activity in the State.

We remain concerned about the potential impact of the energy crisis upon Focus' operations and the financial condition of our customers and suppliers in California. Focus itself is not a particularly large user of energy. However, our California offices at this time do not have backup generators, and hence would need to curtail our operations in the event of an electricity brown-out or black-out.

Risks Related to the Equity Line of Credit

We will have broad discretion over the resulting funds.

We will have broad discretion in the use of the proceeds from the sale of common stock under the private equity line of credit agreement with Euston Investments, and any failure to apply them effectively could negatively affect our business prospects.

We expect to use the net proceeds from the draw downs under the private equity line of credit agreement with Euston Investments Holdings Limited for general corporate purposes. We will have significant flexibility in applying the net proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds. If we fail to apply the net proceeds effectively, our business could be negatively affected.

We may need additional capital in the future and we may be unable to access our equity line of credit.

We currently anticipate that our available cash resources combined with the drawdowns available under the equity drawdown facility will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next twelve months. However, if our common stock is delisted from the Nasdaq SmallCap Market, we may be prohibited from drawing down pursuant to the common stock purchase agreement. In addition, business and economic conditions may not make it feasible to drawdown pursuant to the common stock purchase agreement at every opportunity. We are in the process of raising additional capital to supplement our working capital requirements, however, we cannot guarantee that these efforts will be successful. We may also need to raise additional capital to fund more rapid expansion, to develop new services and to enhance existing services to respond to competitive pressures. We may also not be able to obtain additional financing from other sources on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we may not be able to continue to operate our business pursuant to our business plan.

Our stock price may decline if we draw on the equity line of credit described in this prospectus.

If we draw on the equity line of credit, then Euston Investments will have the right to resell the shares purchased in connection with the drawdown. Sales by Euston Investments of our common stock in the public market could cause our stock price to decline. The shares of our common stock that we are registering in this offering will be able to be sold in the public market upon the effectiveness of the registration statement of which this prospectus is a part. Assuming all of the shares covered by this prospectus are outstanding, Euston Investments could purchase and resell up to approximately 10.8% of our common stock outstanding at during the 12 months following the effectiveness of the registration statement of which this prospectus is a part. Sales of a substantial number of shares of our common stock could cause our stock price to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. Furthermore, to the extent the price of our common stock decreases, we will be required to issue more shares of common stock to Euston Investments for any given dollar amount that we draw from the equity drawdown facility. This downward pressure on the stock price could encourage short sales, which could place additional downward pressure on the price of our common stock.

The issuance of shares to Euston Investments under the equity may cause significant dilution in the value of our common stock.

The shares of our common stock issuable to Euston Investments under the equity line of credit will be issued at a discount to the volume-weighted average daily price of our common stock during the applicable drawdown period. The issuance of shares to Euston Investments will therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.

The issuance or even the potential issuance of shares under the equity line of credit, in connection with any other additional financing, and upon exercise of warrants, options or rights will have a dilutive impact on other stockholders and could have a negative effect on the market price of our common stock. In addition, if we draw down under the equity line of credit, we will issue shares to Euston Investments at a discount to the daily volume weighted average prices of our common stock during the 15-trading day period around our drawdown request. Assuming all shares of stock covered by this prospectus are outstanding, all 4,000,000 shares are sold and the warrants to purchase 435,000 shares of common stock are exercised under the equity line of credit, stockholders would be diluted by approximately 12.6%.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make many statements in this prospectus under the captions "Prospectus Summary ," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Information About Focus," and elsewhere that are forward-looking and are not based on historical facts. These statements relate to our future plans, projections, objectives, expectations, assumptions, beliefs and intentions. In some cases you can identify these statements by the use of words such as "anticipate" "assume," "believe," "could," "estimates," "expect," "intend," "may," "plan, " "project," "should" and other similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties. Our, and our industry's actual results could differ materially from those anticipated in these forwarded-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The forward-looking statements made in this prospectus relate only to events and assumptions as of the date on which the statements are made. Moreover, neither we or any other persons assumes responsibility for the accuracy and completeness of the forward-looking statements.

                                    DILUTION

The issuance of further shares and the eligibility of issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, you interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted tangible book value per share of our common stock at the time of sale. We calculated net tangible book value per share by calculating the total assets less goodwill and total liabilities, and by dividing it by the number of outstanding shares of common stock.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling shareholders. However, we will receive the sale price of any common stock we sell to Euston Investments under the private equity line of credit agreement described in this prospectus and upon the exercise of warrants held by selling stockholders that pay the exercise price in cash. We expect to use the proceeds of any such sales for general working capital purposes, including sales and marketing, product development and other corporate documents.

We have entered into the equity line of credit because we do not expect future revenues during fiscal 2001 to be sufficient to fund our ongoing operations. We believe equity line of credit will enable us to quickly access the equity market should we need additional liquidity to maintain our operations.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

                           MARKET FOR OUR COMMON STOCK

Since our initial public offering on May 25, 1993, our common stock has traded on The Nasdaq SmallCap Market under the symbol "FCSE." The following table provides the range of high and low sales prices of our common stock for the periods indicated:

              Fiscal Quarter                 High                   Low
              --------------                 ----                   ---

               1st - 1999                  $1.813                 $0.906

               2nd - 1999                   1.750                  1.125

               3rd - 1999                   1.688                  0.938

               4th - 1999                   8.438                  1.125

               1st - 2000                   9.219                  2.313

               2nd - 2000                   2.906                  1.094

               3rd - 2000                   1.938                  1.000

               4th - 2000                   1.750                  0.375

               1st - 2001                   2.000                  0.656

Based on information supplied by our transfer agent, as of March 31, 2001, there were approximately 280 record holders of our common stock. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of July 31, 2001, the closing sale price of our common stock as quoted on The Nasdaq SmallCap Market was $1.03.

                             FOCUS ENHANCEMENTS, INC

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. Please refer to "Special Note Regarding Forward-Looking Statements" and "Risk Factors" for additional information.

Comparison  of  Operating  Results for the Three Months Ended March 31, 2001 and
2000

Net Revenues

Net revenues for the three-months ended March 31, 2001 were $5,009,000 as compared with $3,614,000 for the three-month period ended March 31, 2000 an increase of $1,395,000, or 39%.

During the period ended March 31, 2001, the Company had net sales increases to Professional AV customers (184%), while it had decreases in net sales to OEM customers (24%) and to Resellers (33%).

For the three months ended March 31, 2001, net sales to Professional AV customers were approximately $3,331,000 compared to $1,171,000 for the same period in 2000, an increase of $2,160,000 or 184%. Revenue increased by approximately $2,000,000 due to the inclusion of Videonics Inc. sales beginning on January 16, 2001.

For the three months ended March 31, 2001, net sales to OEM customers were approximately $441,000 as compared to $583,000 for the same period in 2000, a decrease of $142,000 or 24%. The decrease is primarily the result of a certain OEM making a bulk purchase of approximately $90,000 in the first quarter of 2000. Sales of our current line of application specific integrated circuits ("ASIC") chips (FS400 and FS450 families) increased 9% over the comparable prior year period.

For the three months ended March 31, 2001, net sales to Resellers consisting of Distributors, Retailers, VAR's and Education segments were approximately $1,237,000 as compared to $1,860,000 for the same period in 2000, a decrease of $623,000 or 33%. The decrease is primarily the result a reduction of overall computer sales and decreases in educational spending.

As of March 31, 2001, the Company had a sales order backlog of approximately $1,400,000.

Cost of Goods Sold

Cost of goods sold were $3,219,000, or 64% of net sales, for the three-months ended March 31, 2001, as compared with $2,329,000, or 64% of net sales, for the three-months ended March 31, 2000, an increase of $890,000 or 38%. The Company's gross profit margin for the first quarters of 2001 and 2000 was 36%. For the three month period ended March 31, 2001, the Company incurred expenses of approximately $250,000 associated with the operations department of the Wilmington, Massachusetts facility and the moving of inventory to Campbell, California. The Company closed its Wilmington facility on March 31, 2001. For the three-month period ended March 31, 2000, the Company recorded charges to inventory obsolescence of $177,000. These charges were to reserve for excess and obsolete inventory and to adjust the carrying value of inventory to its estimated net realizable value.

Operating Expenses

Sales, Marketing and Support Expenses. Sales, marketing and support expenses were $1,460,000, or 29% of net revenues, for the three-months ended March 31, 2001, as compared with $1,028,000, or 28% of net revenues, for the three-months ended March 31, 2000, an increase of $432,000 or 42%. The increase is primarily due to the addition of Videonics sales, marketing and support expenses of approximately $550,000 for the three-month period. The offsetting decrease in sales, marketing and support expenses in absolute dollars is primarily the result of reduced marketing and advertising expenses.

General and Administrative Expenses. General and administrative expenses for the three-months ended March 31, 2001 were $743,000 or 15% of net revenues, as compared with $1,147,000 or 32% of net revenues for the three-months ended March 31, 2000, a decrease of $404,000 or 42%. Excluding accounting and legal fees of approximately $302,000 and legal fees of $292,000 respectively, incurred in the first quarter of 2000 relating to the Company's review of accounting practices and a special investigation conducted by the Board of Directors, and an increase of $45,000 to the bad debt provision, the Company's expenses in the first quarter of 2001 increased primarily due to the addition of Videonics general and administrative expenses of approximately $245,000.

Research and Development Expenses. Research and development expenses for the three-months ended March 31, 2001 were approximately $995,000 or 20% of net revenues, as compared with $260,000 or 7% of net revenues, for the three-months ended March 31, 2000, an increase of $735,000 or 283%. The increase in research and development expenses in both absolute dollars and as a percentage of revenues is due primarily to the addition of Videonics research and development expenses of approximately $425,000. Additionally, the Company did not capitalize any ASIC development costs in the first quarter of 2001. In the first quarter of 2000 the Company capitalized ASIC development costs of $293,000.

Amortization. Amortization expenses for the three-month period ended March 31, 2001 were $576,000 or 11% of net revenues, as compared with $214,000 or 6% of net revenues, for the three-months ended March 31, 2000, an increase of $362,000 or 169%. The increase in terms of absolute dollars and as a percentage of net revenues is primarily due to the Company recording and subsequently amortizing goodwill and intangibles associated with the Videonics merger. Amortization associated with the merger approximated $465,000 for the period ending March 31, 2001. Excluding the increase associated with the Videonics merger, amortization expenses decreased as the Company wrote-off and adjusted down the carrying value of its goodwill amounts in the fourth quarter of 2000.

Restructuring Expenses. For the three-month period ended March 31, 2001, the Company recorded restructuring expenses totaling $33,000 related to the closure of its Wilmington, MA, facility.

For the three-month period ended March 31, 2000, the Company recorded restructuring expenses of $202,000 in conjunction with the planned closure of its Morgan Hill, CA facility and operation. These direct expenses are comprised of inventory adjustments (approximately $118,000), payroll and benefits (approximately $57,000), travel (approximately $16,000) and lease cancellation charges (approximately $11,000).

Write-off of In-Process Technology. In connection with the acquisition, of Videonics during the first quarter of 2001, the Company recorded a charge for purchased in-process technology of $505,000.

Interest Expense, Net

Net interest expense for the three-month period ended March 31, 2001 was $123,000, or 2% of net revenues, as compared to $20,000, or 1% of net revenues, for the three-months ended March 31, 2000, an increase of $103,000. The increase in interest expense is primarily attributable to an increase of debt obligations totaling $3.6 million.

Other Expense, Net

Other expense for the three-month period ended March 31, 2001 was $79,000, or 2% of net revenues, as compared to other income of $10,000 for the three-months ended March 31, 2000, a change of $89,000. The increase in other expense is primarily attributable to charges of $90,000 associated with the untimely registering of AMRO Investment International's 1,400,000 shares which were issued in connection with a private placement in which the Company received gross proceeds of $1,500,000. The Company expects to incur expenses of $30,000 per month until the shares are registered. Although there can be no assurance, the Company expects to register the shares by September of 2001.

Liquidity and Capital Resources

Since inception, the Company has financed its operations primarily through the public and private sale of common stock, proceeds from the exercise of options and warrants, short-term borrowing from private lenders, and favorable credit arrangements with vendors and suppliers.

Net cash used in operating activities for the three-month periods ended March 31, 2001 and 2000 was $1,081,000 and $2,353,000, respectively. In first quarter of 2001, net cash used in operating activities consisted primarily of a net loss of $2,724,000 adjusted for depreciation and amortization of $701,000, the write-off of in-process technology related to the acquisition of Videonics totaling $505,000, partially offset by a decrease in inventories of $172,000 and an increase in accrued expenses totaling $206,000. In first quarter of 2000, net cash used in operating activities consisted primarily of increases in inventory of $205,000 and prepaid expenses and other assets of $571,000, a decrease in accounts payable of $1,143,000, and a net loss of $1,579,000. This was offset by a decrease in accounts receivable of $334,000, an increase in accrued liabilities of $597,000, and depreciation and amortization of $214,000.

As of March 31,  2001 and 2000,  accounts  receivable  from a major  distributor
represented   approximately   17%  and  26%,   respectively  of  total  accounts
receivable.

Net cash provided by investing activities for the three-months ended March 31, 2001 was $1,044,000 whereas net cash used by investing activities was $677,000 for the three-months ended March 31, 2000. In the first quarter of 2001, cash was provided by the decrease in restricted certificates of deposit of approximately $710,000 and net cash of $360,000 provided through the acquisition of Videonics on January 16, 2001. The acquisition of Videonics was accounted for as a purchase and made through the issuance of approximately 5,135,000 shares of the Company's common stock. In the first quarter of 2000, cash used in investing activities was principally for the purchase of property and equipment and capitalized software development costs.

Net cash provided by financing activities for the three-month periods ended March 31, 2001 and 2000 was $870,000 and $146,000, respectively. In the first quarter of 2001, cash provided by financing activities occurred primarily from the issuance of a note payable to a stockholder and director of the Company of $1,000,000 offset by repayments of $100,000 to a bank. In the first quarter of 2000, the Company received $1,056,000 in net proceeds from the exercise of common stock options and warrants. The Company's financing proceeds were offset by payments on notes payable and capital lease obligations.

As of March 31, 2001, the Company had working capital of $159,000, as compared to $224,000 at December 31, 2000, a decrease of $85,000.

The Company has incurred losses and negative cash flows from operations for each of the two years in the period ended December 31, 2000 and for the period ending March 31, 2001 and as such has been dependent upon raising money for short and long-term cash needs through debt, proceeds from the exercise of options and warrants, and the sale of common stock in private placements. As described in the Company's 10-KSB for the period ended December 31, 2000, the Company received approximately $1,284,000 and $4,414,000, respectively, in net proceeds from private offerings of common stock and $1,121,000 and $2,596,000, respectively, from the exercise of common stock options and warrants.

During 2000, management took steps to reduce costs, including the closure of its PC Video facility in Morgan Hill, CA and planning for the closure of its Wilmington, MA facility in connection with its recent acquisition of Videonics Inc., located in Campbell, CA. The Wilmington, MA facility was in fact closed on April 1, 2001 and operations, customer support and finance were moved into the Campbell, CA, facility. As of May 15, 2001, in connection with this restructuring, the Company has reduced overall personnel by approximately 20%.

Management is assessing product lines in light of the recent merger with Videonics to identify how to enhance existing or create new distribution channels. In addition, the Company is developing and expects to release at least three new products for the year 2001. Although there can be no assurances, management expects the Company's sales for 2001 to increase over combined pro forma revenues for 2000, as the Company begins shipments of its new products and expected synergies in its sales channels solidify.

Even with the anticipated reduction in expenses related to the restructuring and an expected increase in sales, the Company anticipates that during 2001 it will need to raise over $3.0 million to support its working capital needs and meet existing debt obligations.

In an effort to meet those needs, the Company has entered into a private equity line of credit agreement with Euston Investments. Under the Euston equity agreement the Company can issue shares of its common stock to Euston at a 10% discount to raise additional money. The Agreement places restrictions on the frequency and amount of shares that may be issued along with other limitations. We are under no obligation to request a draw for any period. However, the Company will incur a non-usage fee equal to $50,000 minus 10% of the dollar amount of drawdowns actually issued during each twelve months of the commitment period. The agreement terminates 24 months after the 4,000,000 shares under the agreement are registered. The shares are covered by this prospectus.

On February 28, 2001, Carl Berg, a Focus director and stockholder loaned Focus $1.0 million and agreed to loan up to an additional $1.0 million to support the Company's working capital needs. The promissory note has a due date of September 25, 2003 and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest and first priory over substantially all of the assets of Focus.

On May 7, 2001, Mr. Berg converted $2.3 million of outstanding debt and accrued interest of Focus owed to Mr. Berg to Convertible Preferred Stock. See Note 10 to the Consolidated Financial Statements - "Subsequent Event - Conversion of Debt to Convertible Preferred Stock" on page S-8.

Ultimate future capital requirements will depend on many factors, including cash flow from operations, continued progress in research and development programs, competing technological and market developments, and our ability to market our products successfully. Other than as described in the Euston Equity Agreement, the Company has no commitments from any other sources to provide additional equity or debt financing. As such, there can be no assurance that sufficient funds will be raised. Moreover, any equity financing would result in dilution to our then-existing shareholders and any additional debt financing may result in higher interest expense. See "Risk Factors - Risks Related to the Equity Line of Credit" on page 8.

Although there can be no assurances, the Company believes that its current cash, anticipated proceeds from the Euston Equity Agreement, when registered with the Securities and Exchange Commission, its borrowings from a shareholder, together with its operating cash flows, will be sufficient to meet the Company's requirements for working capital, and capital expenditures for the next 12 months.

Comparison of Operating Results for the Years Ended December 31, 2000 and 1999.

General

The following table sets forth, for the periods indicated, income and expense items included in the Consolidated Statements of Operations, expressed as a percentage of net sales:

                                                    Year Ended December 31,
                                                    -----------------------
                                                      2000           1999
                                                      ----           ----
     Net sales..................................       100%            98%
     Licensing fees.............................        --              2
       Total revenues...........................       100            100
       Cost of goods sold.......................        77             61
       Gross profit.............................        23             39
     Operating expenses:
       Sales, marketing and support.............        25             23
       General and administrative...............        25             11
       Research and development.................         9              8
       Restructuring Expense....................         5             --
       Write-off of capitalized software                15             --
       Depreciation and amortization............         8              4
       Impairment of goodwill...................        --             --
       Total operating expenses.................        87             46
     Loss from operations.......................       (64)            (7)
     Interest expense, net......................        (2)            (3)
     Other income...............................         1              1
     Legal judgment expense.....................       (14)
     Income (loss) before income taxes..........       (79)            (9)
     Income tax expense.........................        --             --
       Net loss.................................       (79)            (9)

Net Sales

Net sales for the year ended December 31, 2000 were $15,233,000 as compared with $17,183,000 for the year ended December 31, 1999, a decrease of $1,950,000, or 11%. During the year ended December 31, 2000, the Company had net sales increases to Professional AV customers (36%), to international customers (15%), to OEM customers (18%) and to Internet customers (38%), while it had decreases in net sales to US Resellers (27%).

In 2000, net sales to US Resellers consisting of Distributors, Retailers, VAR's and Education segments were approximately $8,375,000 as compared to $11,402,000 in 1999, a decrease of $3,027,000 or 27%. Net sales to a major distributor totaled approximately $2,242,000 or 15% as compared to 4,318,000 or 25% in 1999. The decrease is primarily the result of exiting a national office superstore in 1999 and a reduction in educational spending.

During 2000, net sales to OEM customers were approximately $2,879,000 as compared to $2,442,000 in 1999, an increase of $437,000 or 18%. ASIC chip sales increased 234% as a result of the market acceptance of the FS400 chip family in the television conferencing industry. The FS400 began shipping in December 1999.

Net sales to international customers in 2000 were approximately $868,000 compared to $758,000 in 1999, an increase of $110,000 or 15%. The increase is principally the result of the addition of professional AV sales to the international sector.

In 2000, net sales to Professional AV customers were approximately $2,881,000 compared to $2,112,000 in 1999, an increase of $769,000 or 36%. Revenue grew as result of introducing two new product families: the Pro AV 1600 professional scan converter and the QuadScan Pro video scaler for the home theater market.

In 2000, net sales to customers on-line via the internet were approximately $230,000 compared to $167,000 in 1999. The increase is principally the result of the Company establishing an e-commerce site which offers products direct to customers.

There were no other net sales in 2000. In 1999, other net sales approximated $165,000.

During the fourth quarter of 2000 and 1999, the Company reduced net sales by approximately $360,000 and $1,070,000, respectively, representing an estimate of product sales returns from major customers, including anticipated sales returns that would occur in the subsequent quarter.

Licensing Fees

In 2000, the Company did not record any significant licensing fees. In 1999, the Company received licensing fees of $350,000. Licensing fees in 1999 were comprised of single source, non-recurring licensing revenues.

Cost of Goods Sold

Cost of goods sold was $11,787,000, or 77% of net sales, for the year ended December 31, 2000, as compared with $10,544,000, or 61% of net sales, for the year ended December 31, 1999, an increase of $1,243,000 or 12%. For the years ended December 31, 2000 and 1999, the Company recorded charges to inventory obsolescence of $1,532,000 and $906,000 respectively. These charges were to reserve for excess and obsolete inventory and to adjust the carrying value of inventory to its estimated net realizable value.

In the fourth quarter of 2000, as a result of a detailed review of its inventories the Company charged approximately $668,000 to expense in the fourth quarter of 2000, thereby increasing its inventory reserves to approximately $753,000 at December 31, 2000. In the fourth quarter of 1999, the Company adjusted the carrying values of certain inventory items to their estimated net realizable values. As a result, the Company charged approximately $389,000 to expense in the fourth quarter of 1999 writing off certain items and increasing its inventory reserves to approximately $399,000.

During the fourth quarter of 2000 and 1999, the Company reduced cost of sales by approximately $180,000 and $535,000, respectively, representing an estimate of the cost of product returns from major customers, including anticipated sales returns that would occur in the subsequent quarter.

Sales, Marketing and Support Expenses

Sales, marketing and support expenses were $3,822,000, or 25% of net revenues, for the year ended December 31, 2000, as compared with $3,970,000, or 23% of net revenues, for the year ended December 31, 1999, a decrease of $148,000 or 4%. The decrease in sales, marketing and support expenses in absolute dollars is primarily the result of reduced marketing and advertising expenses.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2000 were $3,798,000 or 25% of net revenues, as compared with $1,878,000 or 11% of net revenues for the year ended December 31, 1999, an increase of $1,920,000 or 102%. The increase in terms of absolute dollars is primarily due to increases of $235,000 in consulting fees, $140,000 for the write-off of a note receivable, $621,000 in legal fees, $309,000 in accounting fees, and approximately $428,000 in provisions for bad debts. Consulting expenses are primarily related to consulting contracts the Company entered into with its former Chief Executive Officer and its former Vice President of Finance on May 1, 2000 and expired on April 30, 2001 and December 31, 2000, respectively. In December 2000, the Company determined that it no longer needed its former Chief Executive Officer to provide executive level consulting services. In connection with this action, the Company also wrote-off the outstanding balance of a note receivable due from its former Chief Executive Officer in the amount of $140,000 and reserved $40,000 for the remaining amount due under the consulting contract. The increase in legal fees primarily are related to a special investigation that occurred in the March - April 2000 time frame and totaled approximately $302,000 and year long litigation expenses associated with the two class action lawsuits which approximated $180,000. The Company met its insurance deductible in the first quarter of 2001 in regards to both class action suits. The increase in accounting fees is primarily related to the special investigation. See "Special Investigation" on page 17 and "Legal Proceedings" beginning on page 27 for more information.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2000 were approximately $1,312,000 or 9% of net revenues, as compared with $1,401,000 or 8% of net revenues, for the year ended December 31, 1999, a decrease of $89,000 or 6%. The decrease in research and development expenses in both absolute dollars and as a percentage of revenues is due primarily to incremental increases in capitalized ASIC development costs of approximately $73,000 between years.

Depreciation and Amortization

Depreciation and amortization expenses for the year ended December 31, 2000 were $1,132,000 or 8% of net revenues, as compared with $557,000 or 4% of net revenues, for the year ended December 31, 1999, an increase of $575,000 or 103%. The increase in terms of absolute dollars and as a percentage of net revenues is primarily due to the Company beginning to amortize its capitalized software in January 2000. Amortization of capitalized software totaled $424,000 for the year ended December 31, 2000.

Restructuring Expense

For the year ended December 31, 2000, the Company recorded restructuring expenses totaling $724,000 related to the closure of its Morgan Hill, CA, facility and the closure of its Wilmington, MA, facility.

The closure of the Company's Morgan Hill facility occurred in the first quarter of 2000 and restructuring charges totaled approximately $202,000. Direct expenses were comprised of inventory adjustments of approximately $118,000, payroll and benefits of approximately $57,000, travel of approximately $16,000 and lease cancellation charges of approximately $11,000. At December 31, 2000 all restructuring accruals related to the Morgan Hill closure have been utilized.

In December 2000, the Company's Board of Directors determined that to significantly reduce the Company's cost structure it would close its Wilmington, MA facility, reduce personnel and relocate to a significantly smaller facility during the first quarter of 2001. As such, restructuring charges of $522,000 were recorded in the forth quarter of 2000. Planned expenses are comprised of expenses related to the reduction of 16 employees in the areas of operations, customer support and finance of approximately $153,000 and equipment and lease abandonment charges of approximately $389,000. At December 31, 2000 $153,000 of restructuring reserves remained primarily related to personnel benefits associated with scheduled staffing reductions.

Write-Down of Capitalized Software

In the fourth quarter of 2000, the Company learned that both previously disclosed and undisclosed OEMs were significantly reducing their 2001 sales forecast for the set top box arena citing a slower than expected adoption of internet appliances for the home. The Company's recently developed ASICs, including the FS450 and a previously unannounced chip, both were designed for this market. To date, sales of ASICs for the internet appliance market have not been significant. In assessing the recoverability of its capitalized software, the Company considered anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Based on those factors, the Company reduced the carrying value of its capitalized software by $2,289,000.

Impairment of Goodwill

In the fourth quarter of 2000, the Company wrote-off $63,000 of the remaining goodwill associated with Digital Vision, Inc. ("Digital Vision".) The Company had acquired Digital Vision on March 31, 1998 to obtain its TV-to-PC product line. Upon evaluation of the product line, the Company deemed that only two products warranted inclusion in its product portfolio. However, these products were not widely accepted by the Company's customer base due to significant competition, limited product features, and a cost structure that exceed many of the competing products. In addition, no proprietary technology was acquired with this acquisition. Focus wrote-off approximately $1,070,000 of impaired goodwill relating to Digital Vision in 1998. The determination was made to write-off the remaining balance as all product associated with this acquisition was completely liquidated in the fourth quarter.

Interest Expense, Net

Net interest expense for the year ended December 31, 2000 was $268,000, or 2% of net revenues, as compared to $531,000, or 3% of net revenues, for the year ended December 31, 1999, a decrease of $263,000 or 50%. The decrease in interest expense is primarily attributable to a decrease in interest bearing obligations. For the year ended December 31, 2000, the Company recorded interest expense of $150,000 as a result of delays in registering AMRO Investment International's 1,400,000 shares which were issued in connection with a private placement in which the Company received gross proceeds of $1,500,000. The Company expects to incur expenses of $30,000 per month until the shares are registered. Although there can be no assurance, the Company expects to register the shares in September of 2001.

Other Income

For the year ended December 31, 2000, the Company had other income of $82,000 or 1% of net revenues as compared to other income of $138,000 or 1% of net revenues for the year ended December 31, 1999, a decrease of $56,000.

Legal Judgment Expense

In connection with a suit brought by CRA Systems, Inc., a Texas corporation, against the Company, a jury trial in May 2000 in federal district court in Waco, Texas, resulted in a verdict in favor of CRA for $848,000 actual damages and $1,000,000 punitive damages. On October 10, 2000, the court rendered a judgment in favor of CRA for actual damages, punitive damages, attorney's fees, costs, and interest. In connection with this judgment, the Company recorded an expense of $2,147,722 in the period ended September 30, 2000. The Company is appealing the decision and has posted a bond in the approximate amount of $2.3 million to stay any enforcement of the judgment pending appeal. See "Legal Proceedings-CRA Systems, Inc." on page 28.

Gain on Securities Available for Sale

During June and July 1999, the Company sold the 189,701 shares of AESP common stock. The Company received gross proceeds of approximately $329,000 and recognized a gain of approximately $80,000 on the transaction. Focus had no such transactions in 2000.

Special Investigation

In March 2000, the Company's independent auditors, Wolf & Company, P.C., brought to the attention of the Board certain matters relating to the Company's financial controls. The Board of Directors thereafter formed a special committee to investigate. The special committee engaged the law firm of Foley, Hoag & Eliot LLP, which engaged the accounting firm of Arthur Andersen LLP to aid in the investigation. Based upon its investigation, the committee has concluded that, despite his denials, an accounting manager in the Company's finance department misstated the inventory records of the Company's Pro AV series for purposes of presentation to the Company's outside auditors in connection with the audit for the year ended December 31, 1999. A revised inventory list for the Pro AV series as of December 31, 1999 was compiled in connection with the special committee's review and has been subject to audit tests performed by Wolf & Company, P.C. as part of its year end audit of the financial statements of the Company as a whole. As such, management believes that inventory has been properly presented as of December 31, 1999 and no adjustments appeared to be necessary to prior periods. The accounting manager in question has been discharged.

As a result of the Committee's investigation, the Company incurred accounting fees of approximately $302,000 and legal fees of approximately $292,000 in conjunction with the completion of the 1999 annual audit, review of accounting practices and the special investigation conducted by the Board of Directors.

Liquidity and Capital Resources

Since inception, the Company has financed its operations primarily through the public and private sale of common stock, proceeds from the exercise of options and warrants, short-term borrowing from private lenders, and favorable credit arrangements with vendors and suppliers.

Net cash used in operating activities for the years ended December 31, 2000 and 1999 was $2,455,000 and $753,000, respectively. In 2000, net cash used in operating activities consisted primarily of the net loss of $12,029,000, adjusted for depreciation and amortization and the write-down of capitalized software offset by a decrease in accounts receivable of $1,134,000, a decrease in inventory of $1,494,000 and an increase in accrued liabilities of $1,163,000. The decrease in accounts receivable is primarily due to lower sales of $1,738,000 between the fourth quarter of 2000 and 1999. The increase in accrued liabilities is primarily related to an increase in legal and restructuring reserves as well as a reserve for a purchase commitment obligation.

In 1999, net cash used in operating activities consisted principally of the net loss of $1,480,000, increase in accounts receivable of $360,000, and a decrease in accounts payable and accrued liabilities of $1,854,000 offset principally by depreciation of $557,000 and a decrease in inventory of $2,360,000. In addition, the Company issued common stock for services and debt of $159,000 and recognized a gain on the sale of securities of $80,000 and previously deferred income of $84,000.

Net cash used in investing activities for the years ended December 31, 2000 and 1999 was $2,081,000 and $2,110,000, respectively. In 2000, cash used in investing activities consisted primarily of the purchase of property and equipment of $159,000, additions to capitalized software of $1,193,000 and increases in certificate of deposits of $729,000. In 1999, cash used in investing activities consisted primarily of the purchase of property and equipment of $513,000 and additions to capitalized software of $1,644,000, increases in certificate of deposits of $281,000, offset by proceeds received from the sale of securities available for sale of $329,000

Net cash from financing activities for the years ended December 31, 2000 and 1999 was $1,152,000 and $5,471,000, respectively. In 2000, the Company received $1,284,000 in net proceeds from private offerings of Common Stock and $1,121,000 from the exercise of common stock options and warrants. The proceeds in 2000 were offset by $1,123,000 in payments on notes payable and payments made under capital lease obligations of $129,000. In 1999, the Company received $4,414,000 in net proceeds from private offerings of Common Stock and $2,596,000 from the exercise of common stock options and warrants, and repayment of a note receivable for common stock of $316,000. The proceeds in 1999 were offset by $1,721,000 in payments on notes payable, and payments made under capital lease obligations of $134,000.

As of December 31, 2000, the Company had working capital of $224,000 as compared to working capital of $5,633,000 at December 31, 1999, a decrease of $5,857,000. The Company's cash and certificates of deposit were $1,615,000 at December 31, 2000, compared to $4,271,000, at December 31, 1999.

See also "Comparison of Operating Results for the Three Months Ended March 31, 2001 and 2000 - Liquidity and Capital Resources" beginning on page 12.

Common Stock Transactions

The following tables set forth equity issuances by Focus during the three months ended March 31, 2001 and the two years ended December 31, 2000.

                                                              Date                                                  Gross
                                                           Exercised/                               Price per    Proceeds to
    Date Issued                 Issued to/Reason              Sold     Amount and Type of Security   Security       Focus
    -----------                 ----------------           ----------  ---------------------------  ----------   -----------

January 19, 2001      Videonics, Inc.                          N/A     5,135,000 common stock             N/A             N/A
                      Shareholders/Merger(1)
January 19, 2001      Union Atlantic/brokerage services      (2)(3)    243,833 common stock               $0.93           - -
January 24, 2001      Red & White Enterprises/purchase of      (2)     468,322 common stock               $0.91           - -
                      PC Video Conversion
Q1-2001               Directors/employees                      (4)     1,755,849 options (5)              (4)              (4)
May 7, 2001           Carl Berg                                N/A     1,900 preferred stock (5)     $1,190.48     $2,300,000
June 26, 2001         Advanced Electronic Support              (2)     150,000 common stock               - -             N/A
                      Products/release of purchase
                      obligations
June 9, 2000          AMRO International/financing             (4)     1,400,000 common stock            $1.07     $1,500,000
                      agreement
June 9, 2000          AMRO International/financing             (4)     140,000 warrants (6)              $1.625           - -
June 9, 2000          Union Atlantic/financing                 (4)     45,000 warrants (6)               $1.625           - -
June 12, 2000         Euston Investments/equity line of        (4)     250,000 warrants (7)              $1.625           - -
                      credit
                      AMRO International/financing -           (4)     530,000 common stock              $1.09             (2)
                      penalty shares
Not yet issued        Euston Investments/ equity line of       (4)     Up to 4,000,000 common stock       (3)             - -
                      credit
Fiscal 2000           Directors/employees                      (8)     2,611,875 options (8)              N/A              (8)


                                         Registered/
                      Net Proceeds         Exempt
    Date Issued         to Focus          Offering
    -----------         --------          --------

January 19, 2001                N/A      Registered

January 19, 2001                - -            (2)
January 24, 2001                - -            (2)

Q1-2001                          (4)     Registered
May 7, 2001              $2,300,000          Exempt
June 26, 2001                   N/A            (2)


June 9, 2000             $1,284,000            (2)

June 9, 2000                    - -            (2)
June 9, 2000                    - -            (2)
June 12, 2000                   - -            (2)

                                 (2)           (2)

Not yet issued                  - -            (2)

Fiscal 2000                      (8)     Registered

----------------------

(1) See also "Information about Focus - Acquisition of Videonics, Inc." on pages 22-23.

(2)      Issued  in  private   placement.   Securities   are  included  in  this
         prospectus. See "Selling Shareholders" on page 45.

(3) A member of our Board of Directors is the Chairman of vFinance.com, Inc., the parent company of Union Atlantic Capital, LC. These shares are covered by this prospectus.

(4) Options to purchase equal number of shares of common stock. Includes 1,134,249 options issued to Videonics employees and directors in connection with our acquisition of Videonics. A total of 11,067 options were exercised during this period at a weighted average exercise price of $0.57 share.

(5) On May 7, 2001, Carl Berg converted approximately $2.3 million of debt and accrued interest currently owed by Focus to Mr. Berg into approximately 1,900 shares of convertible preferred stock based on the estimated fair value of the preferred stock as of May 1, 2001, the date on which the related subscription agreement was executed. Each share of preferred stock has a liquidation preference of $1,190.48 per share and is convertible into 1,000 shares of common stock.

(6)      Warrant to purchase common stock. Exercisable until June 30, 2005.

(7)      Warrant to purchase common stock. Exercisable until June 12, 2005.

(8) Options to purchase equal number of shares of common stock. Includes options issued to employees and directors of Videonics in connection with the acquisition of Videonics by Focus in January 2001. A total of 77,000 options were exercised during this period at a weighted average exercise price of $1.17 per share.

                                                                   Date                  Amount and          Price per
       Date Issued               Issued to/Reason            Exercised /Sold          Type of Security        Security
       -----------               ----------------            ---------------          ----------------        --------

February 22, 1999          Unaffiliated individual/debt  December 3, 1999          50,000 warrants            $1.063
                             conversion
February 22, 1999          Unaffiliated investor         February 23, 2000         15,000 warrants            $1.063
                             relations firm/partial      March 2, 2000             15,000 warrants            $1.063
                           comp.
February 22, 1999          Unaffiliated investment       December 10, 1999         100,000 warrants           $1.063
                             advisor/partial comp.
March 22, 1999             Unaffiliated commercial       November 23, 1999         100,000 warrants           $1.70
                             bank/partial fees for debt
                             financing
June 4, 1999               Unaffiliated investors/       August 18, 1999(3)        1,350,000 common              --
                             financing                                             stock
June 4, 1999               Unaffiliated investors/       September 22, 1999        120,000 warrants           $1.4781
                             financing
June 4, 1999               Union Atlantic                           --             25,000 warrants (4)        $1.4781
                           Capital/financing
September 17, 1999         Unaffiliated accredited       September 17, 1999(5)     1,583,333                  $0.9473
                             investors/financing                                   common stock
September 17, 1999         Unaffiliated accredited                  --             150,000 warrants (6)       $1.5375
                             Investor/private placement
November 24, 1999          Unaffiliated commercial       November 24, 1999         1,250,000 common stock    --
                           bank/partial fees for debt
                           financing
November 24, 1999          Unaffiliated investors/                  --             125,000 warrants (7)       $3.1969
                             Financing
December 28,1999           Director                                (8)             171,000 options         $1.88-$2.63
Fiscal 1999                Directors/employees                     (9)             1,191,340 options(9)         (9)


                               Gross                         Registered/
                              Proceeds       Net Proceeds       Exempt
       Date Issued            to Focus         to Focus        Offering
       -----------            --------         --------        --------

February 22, 1999              $53,150         $38,117(1)   Registered

February 22, 1999               15,945           8,429(1)   Registered
                                15,945           8,429(1)   Registered

February 22, 1999              106,300          56,189(1)   Registered

March 22, 1999                 170,000 (2)     100,882(1)   Registered


June 4, 1999                 1,200,000       1,080,881      Registered

June 4, 1999                   135,000         135,000      Registered

June 4, 1999                     --               --        Registered

September 17, 1999           1,500,000       1,357,097      Registered

September 17, 1999               --               --        Registered

November 24, 1999            2,000,000       1,958,000      Registered


November 24, 1999                --               --        Registered

December 28,1999               352,000         352,000      --
Fiscal 1999                     (9)              (9)        Registered

-------------------

(1)      Focus recorded charges based on the fair market value of the warrant.

(2)      Net exercise provision resulting in issuance of 38,181 shares.

(3)      Funded in two tranches of $600,000  each on June 14, 1999 and August 8,
         1999.

(4) Warrant to purchase equal number of shares of common stock. Exercisable until June 30, 2004.

(5) Funded in two tranches of $750,000 each on September 21, 1999 and November 17, 1999.

(6) Warrant to purchase equal number of shares of common stock. Exercisable until September 17, 2002

(7) Warrant to purchase equal number of shares of common stock. Exercisable until December 1, 2004.

(8) On June 1, 1998, we recorded a note receivable in the amount of $316,418 in connection with the exercise of stock options to purchase 171,000 shares of common stock by a former director. On December 28, 1999, we received $352,000 in full payment of this note, including accrued interest at 8%.

(9) Options to purchase an equal number of shares of common stock. A total of 1,816,125 options w ere exercised during this period at a weighted average exercise price of $1.53 per share.

On April 27, 2000, the Board of Directors approved the establishment of the 2000 Non-Qualified Stock Option Plan. The Focus shareholders approved the plan on January 11, 2001. A total of 5,000,000 shares are reserved for issuance under the 2000 Plan of which 2,953,880 had been granted as of April 26, 2001.

In 2000, the Board of Directors approved, an increase in the authorized shares of common stock to 50,000,000 shares. The shareholders of Focus approved the increase on January 11, 2001.

We maintain incentive stock option plans for all employees and directors. Management believes that these plans provide long term incentives to employees and directors and promote longevity of service. Focus prices issued options at the closing of NASDAQ market price of its common stock on the date of the option issuance. On September 1, 1998, we re-priced all employee and director options under all plans to $1.22 per share for those options priced in excess of this value. This price represented the closing market price of our common stock on September 1, 1998.

Although we have been successful in the past in raising sufficient capital to fund its operations, there can be no assurance that we will achieve sustained profitability or obtain sufficient financing in the future to provide the liquidity necessary for us to continue operations.

Effects of Inflation and Seasonality

We believe that inflation has not had a significant impact on our sales or operating results. Our business does not experience substantial variations in revenues or operating income during the year due to seasonality.

Certain Factors That May Affect Future Results

The Company does not provide forecasts of the future financial performance of the Company. However, from time to time, information provided by the Company or statements made by its employees may contain "forward looking" information that involve risks and uncertainties. In particular, statements contained in this prospectus which are not historical facts (including, but not limited to, statements concerning international revenues, anticipated operating expense levels and such expense levels relative to the Company's total revenues) constitute forward looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results of operations and financial condition have varied and may in the future vary significantly from those stated in any forward looking statements. Factors that may cause such differences include, without limitation, the availability of capital to fund the Company's future cash needs, reliance on major customers, history of operating losses, limited availability of capital under credit arrangements with lenders, market acceptance of the Company's products, technological obsolescence, competition, component supply problems and protection of proprietary information, as well as the accuracy of the Company's internal estimates of revenue and operating expense levels.

Recent Accounting Pronouncements

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires the recognition of all derivatives in the balance sheet as either an asset or a liability measured at fair value. The adoption of SFAS 133 did not have an impact on the Company's financial statements. The Company currently does not utilize derivative financial instruments in its operating activities nor does it use them for trading or speculative purposes.

In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." This statement amended the effective date of SFAS 133. SFAS 133 will now be effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this pronouncement is not expected to have a material impact on the Company's results of operations, financial position or liquidity.

During the second quarter of 2000, the Company adopted the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 provided guidance on the recognition, presentation, and disclosure of revenue in financial statements. The adoption of this pronouncement did not have a material impact on the Company's results of operations, financial position or liquidity for the years ended December 31, 2000 or 1999.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations and SFAS No.142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. Focus will adopt SFAS No. 142 for its fiscal year beginning January 1, 2002. Upon adoption of SFAS 142, the Company will stop the amortization of goodwill with an expected net carrying value of $4,380,962 at the date of adoption and annual amortization of approximately $1,568,400 that resulted from business combinations completed prior to the adoption of SFAS 141.

                             INFORMATION ABOUT FOCUS

The Business

Founded in 1991, Focus internally develops proprietary technology for the video scan conversion and enhancement of PC and Macintosh output for display on televisions and large-screen monitors, and markets and sells, worldwide, a line of video conversion products using this technology. These video conversion products range from custom-designed video co-processor chips, used by leading Original Equipment Manufacturers (OEMs), to computer peripherals marketed to consumers directly and through a global network of value-added resellers (VARs), distributors and retailers. OEMs are entities that utilize our technology in developing their products. For example, Apple, Sony, Picturetel, Philips Consumer Electronics, and Thomson Consumer Electronics, as OEMs, will incorporate components from manufacturers such as us into their products. In a 1999 independent survey by Frost & Sullivan, Focus was recognized as an industry leader in the development and marketing of PC-to-TV video conversion products that make personal computers "TV ready" and televisions "PC ready". Frost & Sullivan's December 1999 survey gave Focus a 50% market share with the next competitor at 32%. Focus believes the smaller competitors such as Aitech and ADS Technologies have moved away from the scan conversion business to focus on USB peripherals. UMAX and Good Systems no longer distribute in the United States.

In the scan conversion chip business, Focus has what it believes to be the two largest of three potential contracts with the US TV manufactures. It's FS400 chip is used by all but one major competitor for their products which are primarily distributed in the international market. These competitors include:
Furthertech, Grandtec and Deltron.

In the videoconferencing market, the two largest companies, Picturetel and Polycom, distribute our professional and consumer scan converters exclusively. Furthermore, Picturetel integrates our FS400 chip into their mid-range systems.

We have sought to solidify our leadership position through:

o Continued and development investment, resulting in additional patents being awarded to Focus, and in what be believe to be industry-wide recognition of the superior video quality of its products,

o new licensing agreements with OEMs for use of FOCUS' proprietary TV video conversion ASIC chips in current and future product designs, and

o new strategic alliances with major OEMs, resellers and national retail chains.

Furthermore, some of our recent accomplishments include:

o        Focus introduced the FS400 chip family in December of 1999.

o Focus introduced the FS400 internet chip family in May 2000 which is the first to support XGA and we believe has higher video quality than our two primary competitors: Chrontel and Conexant. The chip was designed under a confidential agreement with a major semiconductor manufacturer.

o Focus completed a custom designed set-top box chip for a major semiconductor manufacturer under a confidential agreement. The FS461 chip was publicly released in May 2001.

o        Focus released more than 15 customer/partnership agreements in 2000

Some of our recent transactions include:

o December 1993. Lapis Technologies, Inc. (`Lapis'), a developer of high-quality, low- cost Macintosh PC-to-TV video graphics products.

o September 30, 1996. TView, Inc., a developer of PC-to-TV video conversion ASIC technology. This acquisition has played a significant strategic role in allowing FOCUS to gain a major technological position in the video scan conversion category, and has positioned FOCUS as a leader in PC-to-TV video conversion technology.

o September 30, 1997. Focus sold its line of computer connectivity products.

o March 31, 1998. Selected assets of Digital Vision, Inc., a manufacturer of both PC-to-TV and TV- to-PC products.

o July 29, 1998. PC Video Conversion, Inc., a manufacturer of professional high-end video conversion products. In December 1998, Focus restructured this entity into a Professional Products Research & Development group and began to consolidate its operating activities to Focus' corporate headquarters.

o January 16, 2001. Videonics, Inc. In connection with the acquisition we issued approximately 5,135,000 shares of common stock to Videonics shareholders and Videonics became a wholly-owned subsidiary of Focus. Videonics is a designer of high quality, digital-video equipment for the broadcast, cable, business, industrial, presentation, Internet, and home video production markets. Videonics products include application controllers, edit controllers, mixers, character generators, and video editing software solutions.

Focus' executive offices are located 1370 Dell Avenue, Campbell, CA 95008-6604. Its Research and Development center is located at 22867 Northwest Bennett Rd. Suite 120, Hillsboro, Oregon 97124. Focus' general telephone number is (408) 866-8300, and its Worldwide Web address is http://www.Focusinfo.com. Information contained on the Website is not part of this document.

Business Strategy

In 2000 we continued to concentrate on the OEM and Professional products groups. Our ASIC chip products are targeted for the scan conversion, commercial television, video conferencing and set top boxes for the cable, internet appliance, gaming, and home gateway industries. These are industries that require the best video conversion technology available in the market. The Focus FS400 series of ASICs has patented designs that dramatically improve video quality while reducing cost for these industries. We continue to design complete products for the professional audio video and home theater markets using our proprietary software and ASIC designs to deliver feature rich products to the market.

During the year ended December 31, 2000, we only had operations in the United States. During the year ended December 31, 1999, we had operations in the United States and in the Netherlands. On July 1, 1999, Focus closed its foreign subsidiary and on August 15, 1999 dissolved this entity. Sales to a major distributor as of December 31, 2000 and 1999 represented approximately $2,242,000 or 15% and $4,318,000 or 25% of our revenues, respectively.

The following table summarizes revenue by geographic area:

                                                For The Year Ended December 31,
                                                -------------------------------
                                                   2000                  1999
                                                   ----                  ----

        United States                          $14,365,000           $16,425,000
        North America (excluding the United         39,000                54,000
        States)
        Europe                                     738,000               396,000
        Asia                                        91,000               308,000
                                                    ------               -------
            Total                              $15,233,000           $17,183,000
                                               ===========           ===========

Acquisition of Videonics Inc.

On January 16, 2001, Focus Enhancements, Inc., acquired all the shares of Videonics in a transaction accounted for using the purchase method of accounting. Focus issued 0.87 shares of Focus common stock for each issued and outstanding share of Videonics common stock on the closing date. Based on the exchange ratio, a total of approximately 5,135,000 shares were issued. Focus incurred approximately $637,000 in acquisition expenses, including financial advisory and legal fees and other direct transaction costs, which were included as a component of the purchase price.

Videonics was a California corporation organized in 1986 was, and now as part of Focus, is a leader in the design, development, manufacture, and sale of affordable, high quality, real time, digital video post-production equipment. Videonics' products process, edit, and mix raw video footage as well as enhance such footage with audio, special effects, and titles, resulting in professional quality video production. Videonics equipment is used throughout the world in the production of videos.

Videonics' products incorporate general-purpose computers, special-purpose microprocessor-based systems, and internally developed application specific integrated circuits ("ASICs") with digital signal processing ("DSP") and other capabilities. It also implements much of its products' functionality in software. We believe that these proprietary technologies provide the infrastructure to develop a broad array of video post-production solutions. By reducing the cost of high performance post-production equipment, Videonics is making post-production capabilities available to an expanding market of potential users.

The merger provides us with an opportunity to take advantage of the complementary strategic fit of the Focus and Videonics businesses, combining operations to create a unique commercial entity in the market for video products and technologies. In addition, certain new application specific integrated circuits ("ASICs") currently under development by our engineering team have integrated video mixing and switching technology. We believe that the combined engineering team scan capitalize on this chip technology to build attractively priced digital video solutions for an expanded customer base.

In accordance with Focus' restructuring plan, it has significantly reduced its post merger staffing in the areas of operations, customer support and finance as all the aforementioned functional areas have been consolidated into Videonics' Campbell, California facility. Focus negotiated an early release from its lease of a 22,000 square foot facility located in Wilmington, Massachusetts and has since moved its remaining Massachusetts' sales personnel into a 2,800 square foot facility located in Chelmsford, Massachusetts.

Research And Development

We continue to invest heavily in research and development. Of the $2.5 million invested on research and development in 2000, approximately 75% was in ASIC chip development and support activities, with the remainder to support new products for the professional and home theater markets.

Marketing And Sales Strategy

Focus believes it has vigorously pursued the OEM market for its technology in 2000, resulting in numerous agreements with some of the most significant names in the United States and global TV, PC, Video Conferencing, and Internet appliance markets. In 2001 we will continue to concentrate its marketing efforts toward those OEMs which dominate their respective markets, and which have the manufacturing, sales and distribution networks in place to capitalize on the growth forecasted for the TV-to-PC conversion products over the next decade. The Professional market continues to be a growing segment, and we believe we have made significant inroads into that market in 2000. In September 2000, Focus unveiled its new TView QuadScan Pro, a cost-effective, high- resolution line quadrupler/video scaler at the CEDIA Expo `00. The QuadScan is being marketed for professional AV applications, as well as for home theater use. FOCUS continued to expand its presence in the Videoconferencing and Education markets through the introduction of the Pro AV 1600 product family. Furthermore, we recruited more than 250 dealers in 2000 to distribute these products.

While Focus has determined that the OEM market offers the best potential for future growth, it also continues to recognize its consumer channel, through its reseller distribution network as a substantial, revenue- generating market. We also continue to offer cooperative advertising incentives to resellers on a percentage-of-product-purchases basis. Funded programs include sales incentives, special pricing programs, and targeted advertising campaigns.

Distribution

Focus has made investments over the last several years in creating a global reseller/VAR channel. In the United States and Canada, we market and sell our products through

o national resellers such as CompUSA, Micro Center, Fry's Electronics, and J&R Music World;

o national distributors such as Ingram Micro, D&H Distributing and Academic Distributing; and

o third-party mail order resellers such as MicroWarehouse, Multiple Zones, PC Connection and CDW.

In the rest of the world, our products are sold to resellers, independent mail order companies and distributors in Latin America, France, the United Kingdom, Scandinavia, Germany, Switzerland, Italy, Australia, Japan, China, Singapore, and the Republic of Korea.

Products And Applications

Focus develops internally all of its PC-to-TV video conversion products, both external boxes and ASICs, thereby allowing Focus to market and sell a proprietary group of products to the PC-to-TV video conversion marketplace. Focus' products are compatible with both Windows and Mac OS personal computers. Our products allow PC owners to utilize any television as a large screen computer display for use in presentations, training, education, video conferencing, Internet viewing and home gaming.

Our primary focus within the video/graphics category is in the conversion of standard PC video output (VGA) into television video input (NTSC or PAL). Focus' broad line of PC-to-TV products easily allows the user to display Windows or Mac OS video output directly to a standard television or to videotape. We currently sell our PC-to-TV video conversion products under the TView brand. These products have a variety of features geared toward the needs of business, education and consumer customer groups. We have developed various proprietary enhancements for its PC- to-TV products including image stabilization, which eliminates all flicker, and TrueScale video compression technology which ensures proper aspect ratios on the television screen even when a computer image is compressed to fit on a television.

Consumer PC-to-TV Video Scan Conversion Products

External Set-Top Boxes. Focus currently offers four models of external set-top boxes under the TView brand. Focus sells the TView Micro XGA, the TView Silver, the TView Gold, and the iTView DV, all of which are compatible with both

Windows- and Mac OS-based personal computers. All the external set-top boxes weigh less than seven ounces, and are easily connected to the VGA video port of the computer and a television through the cables provided.

Internal Card Focus. Focus offers a PCI card under the TView brand that provides PC-to-TV conversion capabilities to desktop computer users. Sold as the TView Gold PCI Card, this card fits into any computer with a PCI card slot. The TView Gold PCI Card permits the user to make presentations on any television.

Commercial PC-to-TV Video Scan Conversion Products

Internal Board Level Products for PCs and TVs. "Internal Board Level" products are printed circuit board products designed for each OEM's custom requirements. For those environments where portability is less important, such as classrooms or home entertainment systems, Focus offers board level products that can be installed directly into a personal computer or television. Focus currently offers board level products for OEM televisions and medical imaging.

Professional PC-to-TV Video Scan Conversion Products

Our TView Pro AV products are high-end video conversion devices marketed to professional broadcast studios, post production houses, video conferencing rooms and presentation markets. Focus offers each of its professional products in desktop, rackmount, and board-level forms. The TView Pro AV products are the most advanced broadcast-quality conversion products in the marketplace. These products allow the user to take any high-resolution computer image and project it onto any compatible NTSC/PAL display or VCR or over a videoconference link. The QuadScan is a line Quadrupler/Scaler that eliminates visible scan lines and flicker from standard video for the home theater/professional video markets.

Video Scan Conversion Integrated-Circuit Products (ASICs)

Focus currently offers three families of integrated circuits. The FS300 family of ASICs was developed for both consumer and commercial applications. The FS300 was Focus' third generation PC-to-TV video encoder designed to increase the video conversion capabilities of FOCUS' products while reducing the cost of manufacturing Focus' products. The FS300 supports resolutions of up to 1024 x 768 and features patented "video scaling" technology whereby the image on the television is scaled both horizontally and vertically to perfectly fit the entire contents of the computer screen on the TV.

During 1998-1999, Focus developed a fourth generation scan converter to advance the technology to optimize the image quality on a TV, the FS400 family. Four major areas of advancement in the FS400 family are total compatibility with all computer systems up to very high resolution 2560 x 2048 displays, significantly improved TV image quality including an advanced sharpness-enhanced 2D flicker filter (patent pending), auto-sensing, sizing, and scaling for hands off TV operation, and advanced digital and progressive TV output modes. In December of 1999, Focus announced sale of its FS400 digital video coprocessor. A version of the FS400 also supports the new DVD copy protection schemes with Macrovision encoding for DVD movie capable systems. The FS400 delivers all these features with lower power, lower cost, and a smaller package. The FS400 has replaced the FS310 in the year 2000.

Focus also announced sale of its FS450 iNet TV ASIC in May 2000. The FS450 family of ASICs was specifically designed for the growing internet set top box market, information appliances, and TV enabled PCs. It utilizes the high quality output characteristics of the FS400 family with a low cost digital interface to most graphic ICs found in low cost PCs, set top boxes, and 3D graphic cards. It is in this area where Focus intends to concentrate its research and development efforts, furthering its core competency in this type of technology and expanding the application and use of video scan conversion to address digital television including HDTV, interactive television, information appliances, LCD panels and plasma display markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the Years Ended December 31, 2000 and 1999 - Write-down of Capitalized Software" on page 16 for more information.

PC-to-TV Video Scan Conversion Applications

Television Display Device. The large-screen area of a TV monitor makes it an inexpensive way to present computer graphics and text to a large audience or classroom environment. Focus' products can be used with a TV monitor for presentations, education, training, video teleconferencing, Internet viewing, and video gaming applications.

Presentations. TView products are ideal for sales and business presentations. In particular, because of the lightweight and small size of the products, they have been embraced by mobile presenters and sales forces as a cost-effective and space effective tool.

Education and Training. In education, teachers and corporate trainers see the benefit of using computers in the classroom to create an interactive learning environment. Because TView products allow the use of one computer for multiple students, teachers and curriculum developers no longer need to be constrained in their use of computers for instructional purposes.

Internet Viewing. TView products also take advantage of the rise in popularity of the Internet and the advent of Internet-related products for television. By allowing current PC owners to adapt their existing technology to display on a television, TView products bridge the gap between current and future Internet usage by offering the full functionality of a PC on a television.

Video Gaming. TView products make the PC gaming experience larger than life by allowing users to play PC games on a television. By connecting a PC's sound and video ports to a television, the gaming enthusiast can share in the gaming experience with a group or simply play along with the impact of a big screen television.

Print to Video. The TView systems will output the computer images directly to a VCR allowing for an inexpensive way to print anything created on a Windows or Mac OS personal computer to video tape.

Mirroring Mode. Focus' proprietary technology allows the presenter to use the small computer screen as a mirroring console to the same images displayed on the larger TV monitor. Training of applications can be performed from the Windows or Mac OS personal computer while the audience observes the images on the TV monitor.

Customer Support

Management believes that its future success will depend, in part, upon the continued strength of customer relationships. In an effort to ensure customer satisfaction, Focus provides customer service and technical support through a five-days- per-week "hot line" telephone service. Focus uses 800 telephone numbers for customer service and a local telephone number for technical support (the customer pays for the phone charge on technical support). The customer service and support lines are currently staffed by technicians who provide advice free of charge to ensure customer satisfaction and obtain valuable feedback on new product concepts. In order to educate its own telephone support personnel, Focus also periodically conducts in-house training programs and seminars on new products and technology advances in the industry.

Focus offers this same level of support for its entire domestic market including its direct market customers who purchase Focus' products through computer superstores or system integrators. Focus also provides technical support to its international resellers and distributors. Focus' international resellers and distributors also provide local support to the customers for their respective markets.

Focus provides customers with a one- to three-year warranty on all products and will repair or replace a defective product still under warranty coverage. Returned products with defective components are returned by Focus to the component vendors for repair or replacement.

Competition

Focus currently competes with other developers of PC-to-TV conversion products and with developers of videographic integrated circuits. Although Focus believes that it is a leader in the PC-to-TV conversion product marketplace, the video graphic integrated circuit market is intensely competitive and characterized by rapid technological innovations. This has resulted in new product introductions over relatively short time periods with frequent advances in price/performance ratios. Competitive factors in these markets include product performance, functionality, product quality and reliability, as well as volume pricing discounts, customer service, customer support, marketing capability, corporate reputation, brand recognition and increases in relative price/performance ratios for products serving these markets. In the PC-to-TV scan converter market, Focus competes with one primary competitor AVerMedia. In the video graphic integrated circuits market, Focus competes with Averlogic, AI Tech, TVIA, Conexant and Chrontel.

We believe some of our competitors have greater technical and capital resources, more marketing experience, and larger research and development staffs than Focus in the video graphic integrated circuits market. With an aggressive effort, we believe our competitors could severely affect our business.

Management believes that it competes favorably on the basis of product quality and technical benefits and features. Focus also believes it provides competitive pricing, extended warranty coverage, and strong customer relationships, including selling, servicing and after-market support for the finished systems products. Furthermore, Focus believes it is the only company that addresses the full range of products with an intensive chip-development effort. However, there can be no assurance that Focus will be able to compete successfully in the future against existing companies or new entrants to the marketplace.

Manufacturing

In the manufacture of its products, Focus relies primarily on turnkey subcontractors who utilize components purchased or specified by Focus. The "turnkey" house is responsible for component procurement, board level assembly, product assembly, quality control testing, final pack-out. During 2000, Focus relied on four turnkey manufacturers for approximately 90% of Focus' product manufacturing. Two manufacturers, based in Taiwan, supply set top box finished products. One manufacturer in Korea provides 100% of the ASIC production. One manufacturer in California supplies the

Company's   professional   products.   For  certain  commercial  PC-to-TV  video
conversion products, Focus' turnkey manufacturers ship directly to the OEM customer and forward-shipping information to Focus for billing purposes.

Quality control is maintained through standardized quality assurance practices at the build site and random testing of finished products as they arrive at Focus' fulfillment center. Management believes that the turnkey model helps it to lower inventory and staff requirements, maintain better quality control and product flexibility and achieve quicker product turns and better cash flow.

All customer returns are processed by Focus in its fulfillment center. Upon receipt of a returned product, a trained testing technician at Focus tests the product to diagnose the problem. If a product is found to be defective the unit is either returned to the turnkey subcontractor for rework and repair or is repaired by Focus and returned to the customer. The majority of Focus' defective returns are repaired or replaced and returned to customers within five business days.

Intellectual Property And Proprietary Rights

As of March 31, 2001, Focus had three patents pending and five patents issued. Patent applications have also been filed to secure intellectual property rights in foreign jurisdictions. Focus has also filed applications to register eight trademarks to add to its two currently registered trademarks. Historically, Focus has relied principally upon a combination of copyrights, common law trademarks and trade secret laws to protect the rights to its products that it markets under the FOCUS and TView brand names.

Upon joining Focus, employees and consultants are required to execute agreements providing for the non-disclosure of confidential information and the assignment of proprietary know-how and inventions developed on behalf of Focus. In addition, Focus seeks to protect its trade secrets and know-how through contractual restrictions with vendors and certain large customers. There can be no assurance that these measures will adequately protect the confidentiality of Focus' proprietary information or that others will not independently develop products or technology that are equivalent or superior to those of Focus.

Because of the rapid pace of technological innovation in Focus' markets, management believes that in addition to the patents filed and issued, Focus' success relies upon the creative skills and experience of its employees, the frequency of Company product offerings and enhancements, product pricing and performance features, its diversified marketing strategy, and the quality and reliability of its support services.

Personnel

As of March 31, 2001, the Company employed 91 people on a full-time basis, of which 28 are in research and development, 23 in marketing and sales, eight in customer support, 23 in operations, and nine in finance and administration.

Backlog

At March 31, 2001, the Company had a backlog of approximately $1,400,000 for products ordered by customers as compared to a backlog of $496,000 at December 31, 2000, an increase of $904,000 or 182%. The Company expects to fill these orders in 2001. Generally, management does not believe backlog for products ordered by customers is a meaningful indicator of sales that can be expected for a particular time period.

Description of Property

As of December 31, 2000, the Company leased approximately 30,000 square feet of space at four locations. The Company leased approximately 22,000 square feet of space at $16,380 per month in Wilmington, Massachusetts, which was used for administration, sales, marketing, customer service, limited assembly, quality control, packaging and shipping. This lease was scheduled to expire in February 2004. On March 31, 2001, the Company was released from its Wilmington lease obligation and entered into a new lease for 2,800 square feet of property in Chelmsford, Massachusetts. The new lease commenced on April 1, 2001 and is for a term of 36 months. Focus leases additional space in the following locations:
Orinda, California and Beaverton, Oregon. The Orinda facility is mainly used for research and development with approximately 500 square feet at $950 per month. The Beaverton facility is mainly used for research and development, with approximately 7,400 square feet at $7,168 per month and expires October 31, 2005. The Company believes that its existing facilities are adequate to meet current requirements and that it can readily obtain appropriate additional space as may be required on comparable terms. See "Note 17 - Subsequent Event - Acquisition of Videonics Inc." on page F-22.

Legal Proceedings

Class Action Suits. Focus and certain of it's officers and directors have been named as defendants in two alleged class-actions pending in United States District Court for the District of Massachusetts, on or about November 9, 1999, on behalf of Frank E. Ridel and other currently-unnamed person(s) who are alleged to have purchased shares of our common stock from July 17, 1997 to February 19, 1999. Consolidated amended complaints have been filed in each alleged class action.

The first complaint alleges a claim of shareholders who purchased Focus shares during the July 17, 1997 to February 19, 1999 period (C.A. No. 99-12344-DPW). The second complaint alleged a class of shareholders who purchased shares between November 15, 1999 and March 1, 2000. The first complaint was initially filed in November of 1999. The second complaint was initially filed in March of 2000 (C.A. No. 00-10400-DPW). Both complaints purport to allege violations of the federal securities laws and seek unspecified monetary damages. Defendants moved to dismiss both actions. On May 10, 2001, the Federal District Court dismissed the later alleged class action in its entirety. The time for appeal has expired. As to the earlier alleged class action, the Federal District Court granted certain portions of the Company's motion to dismiss and denied other portions allowing the case to go forward into pretrial discovery as to certain matters. Focus believes that it has consistently complied with the federal securities laws, and does not believe at this time that this litigation will result in a material adverse effect on its financial condition. Nonetheless, the management time and resources that could be required to respond effectively to such claims and to defend Focus vigorously in such litigation could adversely impact our management's administrative capabilities.

CRA Systems, Inc. In 1996 CRA Systems, Inc., a Texas corporation, and Focus entered into an agreement, the terms and nature of which were subsequently disputed by the parties. Focus contended that the transaction was simply a sale of inventory for which Focus was never paid. CRA contended otherwise. CRA brought suit against Focus and on September 21, 1998, filed in the 170th Judicial District Court of McLennon County, Texas (Case No. 98-3151-4) for breach of contract contending that Focus grossly exaggerated the demand for the product and the margin of profit that was available to CRA regarding this project. CRA sought to recover out-of-pocket losses exceeding $100,000 and lost profits of $400,000 to $1,000,000. The case was moved to the US District Court for the Western District of Texas, Waco, Texas (Civil No. W-99-CA-031). A jury trial in May 2000 in federal district court in Waco, Texas, resulted in a verdict in favor of CRA for $848,000 actual damages and $1,000,000 punitive damages. On October 10, 2000, the court rendered a judgment in favor of CRA for actual damages, punitive damages, attorney's fees, costs, and interest. In connection with this judgment, we recorded an expense of $2,147,722 in the period ended September 30, 2000. The court overruled the motion for new trial that Focus filed, and Focus has appealed the judgment to the U.S. Court of Appeals for the Fifth Circuit in New Orleans, Louisiana. The case has not yet been submitted to the appeals court for a decision. On October 27, 2000, Focus submitted a bond in the approximate amount of $2.3 million (being the approximate amount of the judgment plus 10% to cover interest and costs of CRA) and the trial court granted a stay of any enforcement of the judgment pending appeal.

General. From time to time, the Company is party to certain other claims and legal proceedings that arise in the ordinary course of business of which, in the opinion of management, do not have a material adverse effect on the Company's financial position or results of operation.

                        DIRECTORS AND EXECUTIVE OFFICERS

Management

Each member of our board of directors serves for a one-year term and until their successors are elected and qualified. Our executive officers and directors as of December 31, 2000 are as follows:

        Name                             Age     Position
        ----                             ---     --------
        Thomas L. Massie                 39      Chairman of the Board
        William B. Coldrick(2)           59      Vice Chairman of the Board
        Timothy E. Mahoney(1)            43      Director
        John C. Cavalier (1)(2)          59      Director
        William Dambrackas(2)            57      Director
        Brett A. Moyer                   43      Executive Vice President &
                                                 Chief Operating Officer
        Thomas Hamilton                  52      Vice President of Research &
                                                 Development
        William R. Schillhammer III      47      Vice President of OEM Sales

--------------------------------
(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

Directors

Thomas L. Massie is Chairman of the Board and a co-founder of the Company and has served in this position since inception of the company in 1992. Mr. Massie served as Chief Executive Officer of Focus during 1999 and 2000, but resigned from this position effective April 30, 2000. In August 2000, Mr. Massie became President and Chief Executive Officer of Bridgeline Software, Inc., an Internet development firm. He has more than 14 years of experience in the computer industry as well as related business management experience. From 1990 to 1992, Mr. Massie was the Senior Vice President of Articulate Systems, responsible for worldwide sales, marketing and operations. From 1986 to 1990, Mr. Massie was the Chairman of the Board, and founder of MASS Microsystems. From 1985 to 1986, Mr. Massie was the co-founder and Executive Vice President of Sales and Marketing for MacMemory, Inc. From 1979 to 1984, Mr. Massie was a Non-Commissioned Officer for the U.S. Army, 101st Airborne Division.

William B. Coldrick has served as a Director of the Company since January 1993, Vice Chairman of the Company since July 1994 and as Executive Vice President of the Company from July 1994 to May 1995. Mr. Coldrick is currently a principal of Enterprise Development Partners, a consulting firm serving emerging growth companies that he founded in April 1998. From July 1996 to April 1998, Mr. Coldrick was Vice President and General Manager of Worldwide Channel Operations for the Computer Systems Division of Unisys Corp. From 1982 to 1992, Mr. Coldrick served with Apple Computer Inc. in several senior executive positions including Senior Vice President of Apple USA from 1990 to 1992. Prior to joining Apple Computer Inc. Mr. Coldrick held several sales and marketing management positions with Honeywell Inc. from 1968 to 1982. Mr. Coldrick holds a Bachelor of Science degree in Marketing from Iona College in New Rochelle, New York. Mr. Coldrick's term expires in 2001.

John C. Cavalier has served as a Director of the Company since May 1992. He has more than 29 years of business management experience. Since November 1996, Mr. Cavalier has been President, CEO and a Director of MapInfo Corporation, a software developer. Prior thereto, Mr. Cavalier joined Amdahl Company in early 1993 as Vice President and General Manager of Huron, Amdahl's software business. He earned his undergraduate degree from the University of Notre Dame and an MBA from Michigan State University. Mr. Cavalier's term expires in 2002.

Timothy E. Mahoney has served as Director of the Company since March 1997. He has more than 18 years of experience in the computing industry. Mr. Mahoney founded Union Atlantic LC, in 1994, a consulting company for emerging technologies and in 1999 became Chairman and COO of Vfinance.com, Inc., the parent company of Union Atlantic L.C. and Union Atlantic Capital, L.C. Since 1996, Mr. Mahoney has served as Chairman of Tallard Technologies BV, a PC products distributor / value added reseller serving Latin America. He earned his BA degree in computer science and business from West Virginia University and an MBA degree from George Washington University. Mr. Mahoney's term expires in 2001.

William A. Dambrackas has over 22 years of management experience in the computer industry. He founded Equinox Systems (Nasdaq: EQNX) 17 years ago and since then, has served as the company's Chairman, President and Chief Executive Officer. Equinox develops high-performance server-based communications products for Internet access and commercial systems. Mr. Dambrackas also currently serves on the Board of Directors of the Florida Venture Forum, an organization that serves the needs of venture capital investors and emerging growth companies. Mr. Dambrackas has been issued three United States Patents for data communications inventions and he was honored as Delaware's "Entrepreneur of the Year" in 1984. Mr. Dambrackas' term expires in 2003. On March 6, 2001, Mr. Dambrackas resigned to allow for a seven member Board of Directors, pursuant to the terms of the merger agreement between Focus Enhancements Inc., and Videonics Inc., dated August 30, 2000. In accordance with the merger agreement, the new Board of Directors will consist of four directors of whom will be selected by the Board of Directors of Focus and three directors of whom will be selected by the Board of Directors of Videonics.

Executive Officers

Brett A. Moyer joined the Company in May 1997, and has assumed the role of Executive Vice President of Sales & Marketing and Chief Operating Officer. Mr. Moyer brings over 10 years of global sales, finance and general management experience from Zenith Electronics Corporation, where he was most recently the Vice President and General Manager of Zenith's Commercial Products Division. Mr. Moyer has also served as Vice President of Sales Planning and Operations at Zenith where he was responsible for forecasting, customer service, distribution, MIS, and regional credit operations. Mr. Moyer has a Bachelor of Arts in Economics from Beloit College in Wisconsin and a Masters of International Management with a concentration in finance and accounting from The American Graduate School of International Management (Thunderbird).

Thomas Hamilton joined the Company in September 1996 and has assumed the role of Chief Technology Officer. Mr. Hamilton joined the Company when the Company acquired TView, Inc. From 1992 to 1996, Mr. Hamilton was Executive Vice President and Co-Founder of TView, Inc. Mr. Hamilton grew TView from inception to a $5M per year revenue before being acquired by FOCUS. He co-developed proprietary video processing technology central to FOCUS' business. Mr. Hamilton has a BS in Mathematics from Oregon State University.

William R. Schillhammer III joined the Company in 1998 with over 12 years of experience in global sales and marketing. From 1996 to 1998, Mr. Schillhammer was Vice President of Marketing and Sales for Digital Vision, Inc., a multi-million dollar developer of video conversion products. From 1990 to 1996 Mr. Schillhammer held various senior management positions for Direct Imaging, Inc., most recently serving as President. From 1988 to 1989 Mr. Schillhammer was the Vice President for Number Nine Computer Corporation, a publicly held multi-million dollar company. From 1980 to 1988 he held various management positions with the Intel Corporation. Mr. Schillhammer graduated from Dartmouth College with a bachelor's degree in Engineering.

New Directors and Officers - Acquisition of Videonics

Pursuant to the terms of the merger agreement between Focus Enhancements Inc., and Videonics Inc., dated August 30, 2000, it was agreed that the composition of the Board of Directors of Focus would be modified to consist of seven directors, four of whom will be selected by the Board of Directors of Focus and three of whom will be selected by the Board of Directors of Videonics. It was also agreed that Thomas L. Massie would remain as Chairman of the Board of Focus for the remainder of his current term.

In connection with the acquisition of Videonics on January 16, 2001, the following individuals were appointed to serve as executive officers of Focus:

o Michael L. D'Addio, the Chief Executive Officer of Videonics, became the President and Chief Executive Officer of Focus.

o Jeffrey A. Burt, the Vice President of Operations of Videonics became the Vice President of Operations for Focus.

o Gary L. Williams, the Vice President of Finance and Chief Financial Officer of Videonics, became the Vice President of Finance and Chief Financial Officer of Focus.

On March 6, 2001, Focus' director William Dambrackas resigned, to allow for the appointment of three Videonics directors in accordance with the merger agreement. In conjunction with the resignation, the following three Videonics directors were appointed to the Focus Board of Directors:

         Michel L. D'Addio
         Carl E. Berg
         N. William Jasper, Jr.

New Directors

Michael L. D'Addio, joined Focus to serve as its President and Chief Executive Officer on January 16, 2001 in connection with the acquisition of Videonics Inc. Mr. D'Addio was a co-founder of Videonics, and had served as Chief Executive Officer and Chairman of the Board of Directors since Videonics' inception in July 1986. In addition Mr. D'Addio served as Videonics' President from July 1986 until November 1997. From May 1979 through November 1985 Mr. D'Addio served as President, Chief Executive Officer and Chairman of the Board of Directors of Corvus Systems, a manufacturer of small computers and networking systems. Mr. D'Addio holds an A.B. degree in Mathematics from Northeastern University.

Carl E. Berg, a co-founder of Videonics, has served on Videonics' Board of Directors since June 1987. Mr. Berg is currently Chief Executive Officer, President and a director for Mission West Properties, a real estate company. Mr. Berg is also a member of the Board of Directors of Integrated Device Technology, Inc., Valence Technology, Inc., and Systems Integrated Research.

N. William Jasper, Jr. joined the Board of Directors of Videonics in August 1993. Since 1983, Mr. Jasper has been the President and Chief Operating Officer of Dolby Laboratories, Inc.

New Officers

Jeffrey A. Burt joined Focus to serve as its Vice President of Operations on January 16, 2001 in connection with the acquisition of Videonics Inc. Mr. Burt had served as Vice President of Operations of Videonics since April 1992. From August 1991 to March 1992, Mr. Burt served Videonics as its Materials Manager. Prior to that time, from October 1990 until July 1991, Mr. Burt acted as a consultant to Videonics in the area of materials management. From May 1989 to October 1990, Mr. Burt served as the Director of Manufacturing of On Command Video. Mr. Burt holds a B.A. degree in Economics from the University of Wisconsin at Whitewater.

Gary L. Williams joined Focus to serve as its Vice President of Finance & CFO on January 16, 2001 in connection with the acquisition of Videonics Inc. Mr. Williams had served Videonics as its Vice President of Finance, Chief Financial Officer and Secretary since February 1999. From February 1995 to January 1999, Mr. Williams served as Videonics' Controller. From July 1994 to January 1995, he served as Controller for Western Micro Technology, a publicly traded company in the electronics distribution business. From January 1990 to June 1994, Mr. Williams worked in public accounting for Coopers & Lybrand LLP. Mr. Williams is a Certified Public Accountant and has a Bachelors Degree in Business Administration, with an emphasis in Accounting from San Diego State University.

Employment Agreements - New Officers

Focus and Michael D'Addio are parties to an employment contract effective January 16, 2001. Pursuant to this employment contract, Mr. D'Addio serves as Chief Executive Officer and President. Mr. D'Addio's base salary shall be $190,000 per year. In addition, Mr. D'Addio was granted 500,000 stock options which vest over a three year period. Under the option plan, these options accelerate, so as to be immediately exercisable if Mr. D'Addio is terminated without cause during the term of the contract. The employment contract provides for bonuses as determined by the Board of Directors and employee benefits, including health and disability insurance, in accordance with the Focus' policies. The agreement terminates on December 31, 2003.

Mr. Burt and Mr. Williams have entered into Key Employee Agreements to provide for the acceleration of option vesting under certain circumstances upon a change in control as defined in those agreements.

Executive Compensation

The following table summarizes the compensation we paid or accrued for services rendered for the years ended December 31, 2000, 1999 and 1998, to our Chief Executive Officer and each of the four other most highly compensated executive officers who earned more than $100,000 in salary and bonus for the year ended December 31, 2000.

                                                 Summary Compensation Table
                                                                                         Long-Term
                                                                                       Compensation
                                                   Annual Compensation(1)(2)             Options/
                                              ------------------------------------    ----------------
Name and
Principal Position                             Year     Salary ($)     Bonus($)           SARs(3)
------------------                             ----     ----------     --------           -------
Thomas L. Massie                               2000      $ 85,929           --           100,000
Chairman of the Board(4)                       1999      $150,000      $69,154           100,000
                                               1998      $150,000     $132,833           200,000

Christopher P. Ricci                           2000      $134,503      $15,220           175,000
Sr. Vice President and General Counsel(5)      1999      $150,000      $15,200            45,000
                                               1998      $150,000      $27,500           125,000

Brett Moyer                                    2000      $154,999      $23,521(6)        200,000
Executive Vice President & Chief               1999      $130,000      $63,724(6)         40,000
Operating Officer                              1998      $130,000      $41,000(6)        100,000

Thomas Hamilton                                2000      $135,000       $3,445           125,000
Vice President of Research                     1999      $129,192           --           175,000
                                               1998      $110,000       $5,000            25,000

William Schillhammer                           2000      $106,666      $29,369(6)        125,000
Vice President of OEM Sales                    1999      $ 95,000      $52,900(6)         40,000
                                               1998      $ 85,000      $22,204(6)        122,000

--------------------
(1) Includes salary and bonus payments earned by the named officers in the year indicated, for services rendered in such year, which were paid in the following year.

(2) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(3) Long-term compensation table reflects the grant of non-qualified and incentive stock options granted to the named persons in each of the periods indicated. Includes repriced options for 1998.

(4) During 1998, 1999 and through April of 2000, Mr. Massie served as President and Chief Executive Officer of Focus. On May 1, 2000, Focus entered into a separation agreement with Mr. Massie whereby the parties agreed to sever Mr. Massie's employment relationship effective April 30, 2000. Mr. Massie remained Chairman of the Focus Board of Directors and, in addition, Focus and Mr. Massie entered into a consulting agreement on May 1, 2000. Mr. Massie was paid $88,000 in consulting compensation in 2000. In addition, the Company agreed to forgive notes due the Company from Mr. Massie that totaled $140,000. For a discussion of these agreements, see "--Subsequent Separation and Consulting Agreements" on page 34.

(5) On September 6, 2000, Mr. Ricci resigned from his position as Senior Vice President and General Counsel of Focus. He continued to work for the Company on a part time basis through April 30, 2001.

(6) Includes compensation based on sales commissions.

Stock Option Plans

Focus maintains various qualified and non-qualified stock option plans for its officers and directors. As of December 31, 2000, 5,083,637 options to purchase common stock remained available for grant. These amounts include options that were approved under the 2000 Non-Qualified Stock Option Plan.

2000 Non-Qualified Stock Option Plan

On April 27, 2000, the Board of Directors of Focus adopted the 2000 Non-Qualified Stock Option Plan, subject to approval by Focus shareholders. On August 15, 2000 the maximum number of options available under the 2000 Plan was increased from 3,000,000 to 5,000,000 in order to accommodate requirements in connection with the acquisition of Videonics. The plan was approved by the stockholders of Focus on December 28, 2000.

The exercise price per share of options granted under the 2000 Plan is 100% of the fair-market value of Focus' common stock on the date the plan was approved by Focus shareholders (December 28, 2000.) Options granted under this plan generally vest over a period of three years.

The five (5) members of the Board of Directors of Focus were each granted 100,000 options under this plan. Mr. Massie was granted a total of 100,000 options under the 2000 Plan for the year ended December 31, 2000.

The following tables sets forth as to the Chairman and each of the other executive officers named in the Summary Compensation Table, certain information with respect to options to purchase shares of common stock of Focus as of and for the year ended December 31, 2000.

                            OPTION/SAR GRANTS IN 2000

                           Number of
                           Securities     % of Total
                           Underlying    Options/ SARs
                         Options/ SARs    Granted to     Exercise Or
                            Granted      Employees in     Base Price
  Name                       (#)(1)         2000(2)     ($/per Share)  Exp. Date
  ----                       ------         -------     -------------  ---------
  Thomas L. Massie          100,000          3.82%         $0.5625     12/28/05
  Christopher P. Ricci      175,000          6.70%         $0.5625     12/28/05
  Brett Moyer               200,000          7.65%         $0.5625     12/28/05
  Bill Schillhammer         125,000          4.79%         $0.5625     12/28/05
  Thomas Hamilton           125,000          4.79%         $0.5625     12/28/05

-------------------
(1) The  purpose of Focus'  stock  option  plans,  is to provide  incentives  to
    employees,   directors  and   consultants  who  are  in  positions  to  make
    significant contributions to Focus.

(2) Focus granted options to purchase a total of 2,611,875 shares of common stock to employees and directors in 2000.

The following table sets forth information concerning options exercised during fiscal year 2000 and the value of unexercised options as of December 31, 2000 held by the executives named in the Summary Compensation Table above.

                   AGGREGATED OPTION/SAR EXERCISES IN 2000 AND FISCAL YEAR-END OPTION/SAR VALUES
                                                                                              Value of Unexercised
                                                            Number of Securities                   In-the-Money
                               Shares                      Underlying Unexercised                Options/SARs at
                            Acquired on      Value        Options/SARs at Year-End                 Year-End(1)
                              Exercise     Realized     ------------------------------    -------------------------------
                                (#)           ($)      Exercisable    Unexercisable        Exercisable    Unexercisable
                                ---           ---      ------------- -----------------    -------------- ----------------
Thomas L. Massie                 --           --         438,891         211,109              $2,889        $10,111
Christopher P. Ricci             --           --         167,222         136,110              $5,056        $17,694
Brett Moyer                      --           --         174,445         215,554              $5,778        $20,222
William Schillhammer             --           --         117,447         169,553              $3,611        $12,638
Thomas Hamilton                  --           --          94,446         222,220              $3,611        $12,639

-----------------------
(1) Value is based on the difference between option exercise price and the closing price as quoted on the NASDAQ SmallCap Market at the close of trading on December 31, 2000 ($0.69) multiplied by the number of shares underlying the option.

Employment Agreements

Focus and Brett Moyer are parties to an employment contract effective May 15, 1997, as amended to date, which renews automatically after December 31, 2000, for one year terms, subject to certain termination provisions. Pursuant to this employment contract, Mr. Moyer serves as Executive Vice President & Chief Operating Officer. This employment contract requires acceleration of vesting of all options held by Mr. Moyer so as to be immediately exercisable if Mr. Moyer is terminated without cause during the term of the contract. The employment contract provides for bonuses as determined by the Board of Directors and employee benefits, including health and disability insurance, in accordance with the Focus' policies. In May 2000, Mr. Moyer's employment contract was amended to extend the term until May 1, 2002, which renews automatically after May 1, 2002 for successive one year terms, subject to certain termination provisions.

Focus and Christopher Ricci were parties to an employment contract effective March 1, 1998, as amended to date, which renewed automatically after December 31, 2000, for one year terms, subject to certain termination provisions. Pursuant to this employment contract, Mr. Ricci served as our Senior Vice President, General Counsel and Secretary. This employment contract required the acceleration of vesting of all options held by Mr. Ricci so as to be immediately exercisable if Mr. Ricci is terminated without cause during the term of the contract. On September 6, 2000, Mr. Ricci resigned from his position as Senior Vice President, General Counsel and Secretary. Mr. Ricci's employment agreement was terminated on that date and replaced with a new agreement providing for his employment by Focus on a part time basis, terminating April 30, 2001, unless sooner terminated by both parties.

Focus and Thomas Hamilton are parties to an employment contract effective October 17, 1996, as amended to date, which renews automatically after December 31, 1998, for one-year terms, subject to certain termination provisions. Pursuant to this employment contract, Mr. Hamilton serves as Vice President of Research & Development. This employment contract requires the acceleration of vesting of all options held by Mr. Hamilton so as to be immediately exercisable if Mr. Hamilton is terminated without cause during the term of the contract. The employment contract provides for bonuses as determined by the Focus Board of Directors and employee benefits, including health and disability insurance, in accordance with Focus' policies.

Subsequent Separation and Consulting Agreements

On May 1, 2000, Focus entered into a separation agreement with Mr. Massie whereby the parties agreed to sever Mr. Massie's employment relationship effective April 30, 2000. Mr. Massie remains on the Board of Directors of Focus and any options granted by Focus will continue to vest under their current terms for as long as he remains a director or a consultant, whichever is longer. In addition, under the severance agreement, Focus (i) paid Mr. Massie for all accrued vacation and unpaid bonuses; and (ii) will forgive two notes totaling $140,000, including all interest, owed by Mr. Massie to Focus over eight (8) fiscal quarters, ending June 30, 2002. On December 28, 2000, the Compensation Committee of Focus agreed to forgive the remaining amount due under the two notes.

In addition, Focus and Mr. Massie entered into a Consulting Agreement on May 1, 2000, whereby Mr. Massie receives a monthly consulting fee of $11,000 plus expenses. Pursuant to the agreement, Mr. Massie will assist Focus in financial matters, including but not limited to, the raising of long term capital, planing product development, advising on merger and acquisitions, and recruiting a new president for Focus. The minimum amount due under this agreement is $110,000. As of December 31, 2000, the Company had paid Mr. Massie a total of $88,000 under the agreement.

Compensation of Directors

Non-employee directors are reimbursed for out of pocket expenses incurred in attending the meetings. No director who is an employee receives separate compensation for services rendered as a director. Non-employee directors are eligible to participate in our stock option plan.

Repricing of Stock Options/Additional Option Plans

On March 19, 1997, the Focus Board of Directors elected to terminate the 1995 Directors Stock Option Plan and all options granted thereunder. By a unanimous vote, the Focus Board of Directors established the 1997 Directors Stock Option Plan and authorized the grant of options to purchase up to 1,000,000 shares of common stock under the 1997 Directors Stock Option Plan. On March 19, 1997, options to purchase 200,000 shares at an exercise price of $1.88 per share were granted to Mr. Cavalier, options to purchase 100,000 shares at an exercise price of $1.88 per share were granted to each of Messrs. Coldrick and Mahoney and options to purchase 50,000 shares at an exercise price of $1.88 per share were granted to a now former director. All of the options are subject to various vesting provisions.

On September 1, 1998, Focus repriced all employee and director options under all plans to $1.22 per share for those options priced in excess of this value. This price represented the closing market price of Focus' common stock on September 1, 1998.

On September 1, 1998, the Focus Board of Directors approved the 1998 Non-Qualified Stock Option Plan. The 1998 Plan authorized the grant on September 1, 1998 of stock options for 75,000 shares of common stock to each of Mr. Mahoney and Mr. Coldrick and for 100,000 shares to Mr. Cavalier, each of whom is neither an employee nor officer of Focus. Upon joining the Board of Directors, on April 22, 1999, Mr. Dambrackas was granted a stock option for 100,000 shares of common stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock on April 26, 2001 by (i) each person known to the Company who beneficially owns 5% or more of the 31,046,478 outstanding shares of its Common Stock, (ii) each director of the Company, (iii) each executive officer identified in the Summary Compensation Tables above, and
(iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                                     Percentage of
                                                                   Number of Shares      Outstanding
                                      Name                        Beneficially Owned   Common Stock(1)
                                      ----                        ------------------   ---------------

          Thomas L. Massie(2)...................................        694,135              2.2%
          Michael L. D'Addio(3).................................        871,378              2.8
          Carl E. Berg(4).......................................      1,281,949              4.1
          John C. Cavalier(5)...................................         94,445              *
          William B. Coldrick(6)................................        186,111              *
          N. William Jasper, Jr.(7).............................         38,968              *
          Timothy E. Mahoney8)..................................         94,444              *
          Brett A. Moyer(9).....................................        242,323              *
          Jeffery Burt(10)......................................         92,486              *
          Thomas Hamilton(11)...................................        126,140              *
          William R. Schillhammer III(12).......................        158,808              *
          Gary L. Williams(13)..................................         92,924              *
          All executive officers and directors as a group(12
          persons)(14)..........................................      3,974,111             12.8%

----------
*    Less than 1% of the outstanding common stock.

(1)  Unless  otherwise   indicated,   each  person  possesses  sole  voting  and
     investment power with respect to the shares.

(2) Includes 241,356 shares of common stock held directly or indirectly by Mr. Massie. Includes 452,779 shares issuable pursuant to outstanding stock options that are exercisable at April 26, 2001, or within 60 days thereafter.

(3) Includes 794,103 shares of common stock held directly or indirectly by Mr. D'Addio. Includes 77,275 shares issuable pursuant to outstanding stock options that are exercisable at April 26, 2001, or within 60 days thereafter.

(4) Includes 1,281,949 shares of common stock held directly or indirectly by Mr. Berg. Does not include 1,900 shares of preferred stock convertible into 1,900,000 shares of our common stock issued to Carl Berg on May 7, 2001. See page S-8 "Note 10. Subsequent Events-Conversion of Debt to Convertible Preferred Stock."

(5) Includes 94,445 shares issuable pursuant to outstanding stock options that are exercisable at April 26, 2001 or within 60 days thereafter.

(6) Includes 186,111 shares issuable pursuant to outstanding stock options that are exercisable at April 26, 2001, or within 60 days thereafter

(7) Includes 27,214 shares of common stock held directly or indirectly by Mr. Jasper. Includes 11,754 shares issuable pursuant to outstanding stock options that are exercisable at April 26, 2001, or within 60 days thereafter.

(8) Includes 94,444 shares issuable pursuant to outstanding stock options that are exercisable at April 26, 2001, or within 60 days thereafter.

(9) Includes 40,100 shares of common stock held directly by Mr. Moyer. Includes 202,223 shares issuable pursuant to outstanding stock options that are exercisable at April 26, 2001, or within 60 days thereafter.

(10) Includes 92,486 shares issuable pursuant to outstanding stock options that are exercisable at April 26, 2001, or within 60 days thereafter.

(11) Includes 6,000 shares of common stock held directly by Mr. Hamilton. Includes 120,140 shares issuable pursuant to outstanding stock options that are exercisable at April 26, 2001, or within 60 days thereafter.

                                       35

(12) Includes 4,000 shares of common stock held directly by Mr. Schillhammer. Includes 154,808 shares issuable pursuant to outstanding stock options that are exercisable at April 26, 2001, or within 60 days thereafter.

(13) Includes 92,924 shares issuable pursuant to outstanding stock options that are exercisable at April 26, 2001, or within 60 days thereafter.

(14) Includes 1,579,389 shares issuable pursuant to options to purchase common stock exercisable at April 26, 2001, or within 60 days thereafter. Certain Relationships and Related Transactions

Timothy Mahoney, who is a Focus director, is a principle of vFinance.com, Inc., the parent company to Union Atlantic Capital L.C., and a partner of Union Atlantic L.C. For the years ended December 31, 2000 and 1999, Focus paid Union Atlantic L.C. $83,206 and $112,226, respectively in consulting fees in connection with equity financing agreements negotiated by Union Atlantic L.C. In addition, Union Atlantic Capital L.C. was also issued 243,833 shares of Focus common stock in lieu of investment banking fees in connection with the acquisition of Videonics Inc in January 2001. See also "Private Equity Line of Credit Agreement - General" on page 47 for a discussion of possible placement fees to be paid to Union Atlantic Capital.

Carl Berg, a Focus director and shareholder as of March 6, 2001 and previous director and shareholder of Videonics Inc., had a $1,035,000 loan outstanding to Videonics Inc., that Focus assumed on January 16, 2001 in connection with the merger. This unsecured loan, bears interest at 8% per year, and is due on January 16, 2002. Accrued interest is payable at maturity. Additionally, Carl Berg loaned Focus $2.3 million to collateralize the $2.3 million bond posted in connection with the CRA litigation. The promissory note has a term of three years and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus.

On February 28, 2001, Carl Berg, loaned Focus $1.0 million and agreed to loan up to an additional $1.0 million to support the Company's working capital needs. The promissory note has a due date of September 25, 2003 and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus. For a discussion of the conversion of the notes to convertible preferred stock, see "Note 10. Subsequent Event-Conversion of Debt to Convertible Preferred Stock" on page S-8.

All material affiliate transactions and loans between Focus and its officers, directors, principal shareholders or other affiliates are made or entered into on terms that are no less favorable to such individuals than would be obtained from, or given to, unaffiliated third parties and are approved by a majority of the board of directors who do not have an interest in the transactions and who have access, at Focus' expense to Focus' or independent legal counsel.

         PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         On January 16, 2001, Focus Enhancements, Inc., acquired all the shares of Videonics, Inc., in a transaction accounted for using the purchase method of accounting. Focus issued 0.87 shares of Focus common stock for each issued and outstanding share of Videonics common stock on the closing date. Based on the exchange ratio, a total of approximately 5,135,000 shares were issued. Focus also incurred approximately $637,000 in acquisition expenses, including financial advisory and legal fees and other direct transaction costs, which were included as a component of the purchase price. The aggregate purchase price totaled approximately $9.1 million.

         The accompanying unaudited pro forma combined condensed consolidated balance sheet gives effect to the merger of Focus and Videonics as if such transaction occurred on September 30, 2000. The unaudited pro forma combined condensed balance sheet combines the unaudited consolidated balance sheet of Focus as of September 30, 2000, and the consolidated balance sheet of Videonics as of September 30, 2000.

         The accompanying unaudited pro forma combined condensed consolidated statements of operations present the results of operations of Focus for the year ended December 31, 1999 and the nine-month period ended September 30, 2000, combined with the statement of operations of Videonics for the year ended December 31, 1999 and the nine-month period ended September 30, 2000. The unaudited pro forma combined condensed unaudited consolidated statements of operations give effect to this acquisition as if it had occurred as of January 1, 1999. The pro forma combined financial statements are based on the respective historical consolidated financial statements and the notes thereto of Focus and Videonics which are included or incorporated herein by reference. The pro forma adjustments are based on management's estimates and an independent valuation of the intangible assets acquired.

         In December 2000, the Board of Directors of Focus approved a restructuring plan. The expenses included in the restructuring are associated with the integration of the two companies, incurred by the acquirer (Focus) and are primarily related to severance, lease abandonment and equipment disposal. These costs are direct and incidental to the merger. In accordance with generally accepted accounting principles, the acquirer must expense these costs and not include them as part of the purchase price. Estimated costs under the restructuring totaled $522,000 which have been included in the pro forma combined consolidated balance sheet as of September 30, 2000.

         The unaudited pro forma combined condensed consolidated balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transaction been in effect as of the dates indicated and should not be construed as being a representation of financial position or future operating results of the combined companies.

         The unaudited pro forma combined condensed consolidated financial information should be read in conjunction with the audited consolidated financial statements and related notes of Focus and Videonics, which are incorporated in this joint proxy statement/prospectus by reference.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                            As of September 30, 2000
                                 (in thousands)

                                                            Focus           Videonics             Pro Forma         Pro Forma
                                                            Actual           Actual              Adjustments         Combined
                                                            ------           ------              -----------         --------
Assets

Current assets:
   Cash and cash equivalents                               $   1,286         $     474                --             $   1,760
   Certificate of deposit                                      1,280                --                --                 1,280
   Accounts receivable, net                                    2,802               975                --                 3,777
   Inventories                                                 1,984             3,506                --                 5,490
   Prepaid expenses and other current assets                     340               176                --                   516

         Total current assets                                  7,692             5,131                                  12,823

Property and equipment, net                                      781               299                --                 1,080
Capitalized software development costs                         3,148                --                --                 3,148
Intangible and other assets                                      294                42         $   3,468    (A)
                                                                                                    (505)   (F)          3,299
Goodwill                                                         484                --             3,450    (A)          3,934

          Total assets                                     $  12,399         $   5,472         $   6,413             $  24,284
                                                           ---------         ---------        ----------             ---------

Liabilities and Shareholders' Equity

Current liabilities:
   Notes payable                                                  --         $     400                --             $     400
   Obligations under capital lease                         $      46                --                --                    46
   Current portion of long-term debt                             317                --                --                   317
   Accounts payable                                            2,768             1,177                --                 3,945
   Accrued liabilities                                           463               683         $     637    (B)
                                                                                                     522    (I)          2,305
   Accrued legal judgement expense                             2,148                --                --                 2,148

          Total current liabilities                            5,742             2,260             1,159                 9,161

Obligations under capital lease                                  190                --                --                   190
Long-term debt                                                    64             1,035                --                 1,099

          Total Liabilities                                    5,996             3,295             1,159                10,450

Shareholders' equity:
   Common stock                                                  263            20,725           (20,725)   (C)
                                                                                                      51    (D)            314
   Additional paid-in capital                                 48,727                --             8,998    (D)         57,725
   Accumulated deficit                                       (41,887)          (18,548)           18,548    (E)
                                                                                                    (505)   (F)
                                                                                                    (522)   (I)        (42,914)
   Deferred compensation                                          --                --              (591)   (G)           (591)
   Treasury stock                                               (700)               --                --                  (700)

          Total shareholders' equity                           6,403             2,177             5,254                13,834

          Total liabilities and shareholders' equity       $  12,399         $   5,472         $   6,413             $  24,284
                                                           ---------         ---------        ----------             ---------

             See accompanying notes to unaudited pro forma combined
                  condensed consolidated financial information.

                   Unaudited Pro Forma Condensed Consolidated
                             Statement of Operations
                  For the Nine Months Ended September 30, 2000
                      (in thousands, except per share data)

                                                           Focus        Videonics         Pro forma          Pro forma
                                                          Actual         Actual          Adjustments         Combined
                                                         -------         ------          -----------         --------
Net revenues                                            $   12,130     $    9,087                --          $   21,217
Cost of goods sold                                           8,418          5,538        $       76  (J)         14,032
                                                        ----------     ----------        ----------          ----------
Gross profit                                                 3,712          3,549               (76)              7,185
                                                        ----------     ----------        ----------          ----------

Operating expenses:
  Sales, marketing and support                               2,853          2,275                77  (J)          5,205
  General and administrative                                 2,442            758                20  (J)          3,220
  Research and development                                     850          1,619                50  (J)          2,519
  Amortization                                                 432             --             1,260  (H)          1,692
  Restructuring expense                                        202             --                --                 202
                                                        ----------     ----------        ----------          ----------

Total operating expenses                                     6,779          4,652             1,407              12,838
                                                        ----------     ----------        ----------          ----------

Loss from operations                                        (3,067)        (1,103)           (1,483)             (5,653)
Interest expense, net                                          (58)           (91)               --                (149)
Other income, net                                               67             --                --                  67
CRA judgement expense                                       (2,148)            --                --              (2,148)
                                                        ----------     ----------        ----------          ----------
Loss before income taxes                                    (5,206)        (1,194)           (1,483)             (7,883)
Income tax expense                                              (2)            --                --                  (2)
                                                        ----------     ----------        ----------          ----------

Net Loss                                                $   (5,208)    $   (1,194)       $   (1,483)         $   (7,885)
                                                        ==========     ==========        ==========          ==========

Basic and diluted net loss per share                    $    (0.21)    $    (0.20)                           $    (0.26)
                                                        ==========     ==========                            ==========

Number of shares used in basic and diluted
computation                                                 25,003          5,896                                30,138
                                                        ==========     ==========                            ==========

             See accompanying notes to unaudited pro forma combined
                  condensed consolidated financial information.

                   Unaudited Pro Forma Condensed Consolidated
                             Statement of Operations
                      For the Year Ended December 31, 1999
                      (in thousands, except per share data)

                                                           Focus          Videonics          Pro forma         Pro forma
                                                           Actual          Actual            Adjustment         Combined
                                                           ------          ------            ----------         --------
Net revenues                                            $   17,183     $   14,226                   --          $ 31,409
Cost of goods sold                                          10,597          8,815            $     110  (J)       19,522
                                                        ----------     ----------            ---------          --------

Gross profit                                                 6,586          5,411                 (110)           11,887
                                                        ----------     ----------            ---------          --------

Operating expenses:
  Sales, marketing and support                               4,076          3,875                   90  (J)        8,041
  General and administrative                                 1,957          1,219                   30  (J)        3,206
  Research and development                                   1,526          2,879                   65  (J)        4,470
  Amortization                                                 194             --                1,679  (H)        1,873
                                                        ----------     ----------            ---------          --------
Total operating expenses                                     7,753          7,973                1,864            17,590
                                                        ----------     ----------            ---------          --------

Loss from operations                                        (1,167)        (2,562)              (1,974)           (5,703)
Interest expense, net                                         (531)           (72)                  --              (603)
Other income, net                                              218             --                   --               218
                                                        ----------     ----------            ---------          --------
Loss before income taxes                                    (1,480)        (2,634)              (1,974)           (6,088)
Income tax expense                                              --             --                   --                --
                                                        ----------     ----------            ---------          --------

Net Loss                                                $   (1,480)    $   (2,634)           $  (1,974)         $ (6,088)
                                                        ==========     ==========            =========          ========

Basic and diluted net loss per share                    $    (0.08)    $    (0.45)                              $  (0.25)
                                                        ==========     ==========                               ========

Number of shares used in basic and diluted
computation                                                 18,744          5,866                                 23,879
                                                        ==========     ==========                               ========

             See accompanying notes to unaudited pro forma combined
                  condensed consolidated financial information.

            NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                        STATEMENTS OF FOCUS AND VIDEONICS

1.       BASIS OF PRO FORMA PRESENTATION

         On August 30, 2000, Videonics agreed to merge with Focus, in a transaction accounted for as a purchase. The total purchase price of $9.1 million included consideration of 5.1 million shares of Focus common stock, the issuance of 1,134,249 Focus stock options valued at $1,089,879 in exchange for Videonics options and estimated direct transaction costs of $637,000. The merger was completed on January 16, 2001.

         The Focus Pro Forma Combined Condensed Consolidated Financial Statements provide for the exchange of 0.87 shares of Focus common stock for each outstanding share of Videonics common stock. The number of shares of Focus common stock issued were approximately 5,135,000 shares, adjusted for the cashing out of fractional shares. The average market price per share of Focus common stock of $1.55 is based on the average closing price for a range of trading days (August 28, 2000 through September 5, 2000) around the announcement date (August 31, 2000) of the merger. In addition, pursuant to the terms of the merger agreement Focus issued options to purchase 1,134,249 shares of Focus common stock at a weighted average exercise price of $1.07. The fair value of options issued less the intrinsic value of the unvested options, as well as estimated direct transaction expenses of $637,000, have been included as a part of the total estimated purchase cost.

         The total purchase cost of the Videonics merger is estimated as follows (in thousands):

           Value of common shares issued...............     $ 7,960
           Assumption of Videonics options.............         498
           Estimated transaction costs and expenses....         637
                                                            -------
           Total purchase cost.........................     $ 9,095
                                                            =======

         The purchase price allocation, which is preliminary and therefore subject to change based on Videonics' final analysis, is as follows (in thousands):

                                                            Annual        Useful
                                               Amount    Amortization     lives
                                               ------    ------------     -----

Purchase Price Allocation:
Tangible Assets...........................   $   5,472           n/a     n/a
Intangible assets acquired:
 Existing technology......................       1,888     $     472     4 years
 Assembled workforce......................         899           300     3 years
 Tradename................................         176            44     4 years
 Goodwill.................................       3,450           863     4 years
 In-process research and development......         505           n/a     n/a
Long-term debt............................      (1,035)          n/a     n/a
Other liabilities.........................      (2,260)          n/a     n/a
                                             ---------     ---------
Net estimated purchase price allocation...   $   9,095     $   1,679
                                             =========     =========

         The tangible net assets acquired represent the historical net assets of Videonics as of September 30, 2000, which approximated fair value. As required under purchase accounting, the assets and liabilities of Videonics have been adjusted to fair value.

         Focus performed an allocation of the total purchase price of Videonics to its individual assets acquired and liabilities assumed. Of the total purchase price, $505,000 has been allocated to in-process research and development and will be charged to expense in the period the transaction closes. Due to its non-recurring nature, the in-process research and development attributed to the Videonics transaction has been excluded from the pro forma statements of operations. However, it is reflected in the pro forma balance sheet.

            NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                        STATEMENTS OF FOCUS AND VIDEONICS

         In addition to the value assigned to the in-process research and development projects, Videonics' tangible assets and specific intangible assets were identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statements of Operations. The identifiable intangible assets include existing technology, deferred compensation, tradename, and assembled workforce.

         A  portion  of the  purchase  price  has been  allocated  to  developed
technology  and  in-process   research  and  development   ("IPRD").   Developed
technology and IPRD were identified and valued by an independent appraiser through extensive interviews, analysis of data provided by the Videonics business concerning development projects, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability and associated risks. The income approach, which includes an analysis of the cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD.

         Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. The developed technology is being amortized on a straight-line basis over its estimated useful life of four years.

         Where the development projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD, which were expensed upon the consummation of the merger. The value was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below.

         o Net cash flows. The net cash flows from the identified projects are based on estimates of revenue, cost of sales, research and development costs, selling, general and administrative costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility.

         The estimated revenue is based on projections of Videonics business for each in-process project. These projections are based on its estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by the Videonics business and its competitors.

         Projected  gross  margins  and  operating   expenses   approximate  the
Videonics business' recent historical levels.

         o Discount rate. The discount rate employed in valuing the developed, core and in process technologies range from 15% to 25% and are consistent with the implied transaction discount rate. A higher discount rate was used in valuing the IPRD, due to inherent uncertainties surrounding the successful development of the IPRD, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

         o Percentage of completion. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. The percentage of completion varied by individual project ranging from 10% to 75%.

         If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

         The acquired assembled workforce is comprised of manufacturing, research and development and sales, general and administrative employees. The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee. The value of the assembled workforce is being amortized on a straight-line basis over its estimated useful life of three years.

            NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                        STATEMENTS OF FOCUS AND VIDEONICS

         The Videonics tradename has been in use for over 13 years. Following the merger, certain of Videonics' products will continue to be sold under the Videonics tradename. Videonics is known as a leading provider of digital video products throughout the world. In estimating the value of the tradename, the relief from royalty method was employed. The relief from royalty method is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of the assets. Therefore, a portion of Focus' earnings, equal to the after-tax royalty that would have been paid for the use of the trademark and tradename, can be attributed to Focus' possession of the trademark and tradename. The trademark and tradename are each being amortized on a straight-line basis over its estimated useful life of four years.

Goodwill represents the excess of the purchase price over the fair value of the underlying net identifiable assets.

2.       PRO FORMA ADJUSTMENTS

         The Focus Unaudited Pro Forma Combined Condensed Consolidated Financial Statements give effect to the allocation of the total purchase cost to the assets and liabilities of Videonics based on their respective fair values and to amortization of the fair value over the respective useful lives. The pro forma combined provision (benefit) for income taxes does not represent the amounts that would have resulted had Focus and Videonics filed consolidated income tax returns during the periods presented. The following pro forma adjustments have been made to the unaudited pro forma combined condensed consolidated financial statements:

         (A) To record the estimated fair value of intangible assets as described in Note 1. Includes the following:

                Existing technology...............         $  1,888,000
                Assembled workforce...............              899,000
                Tradename.........................              176,000
                Goodwill..........................            3,450,000
                                                           ------------
                     Total........................         $  6,413,000
                                                           ============

         (B) To reflect estimated direct transaction expenses of $637,000.

         (C) To eliminate the historical common stock account of Videonics and to record the par value of common stock of $51,000 to be issued upon the closing of the merger.

         (D) To record the anticipated value of 5.1 million shares of Focus's common stock valued at approximately $7,960,000 (reduced by the par value of such stock of $51,000) and the assumption of the outstanding Videonics options valued at approximately $1,089,000.

         (E) To  eliminate  the  historical   accumulated   deficit  account  of
             Videonics.

         (F) To record the in-process research and development of $505,000, which is treated as an expense and therefore increases the accumulated deficit.

         (G) To record deferred compensation of $591,000 related to the unvested options assumed in the merger.

         (H) To record the amortization of identifiable intangible assets and goodwill related to the acquisition of Videonics as if the transaction occurred January 1, 1999.

         (I) To record $522,000 of restructuring costs to be incurred by Focus to integrate the two companies. These costs are primarily related to severance, lease abandonment and asset disposal.

         (J) To record the amortization expense associated with the deferred compensation related to unvested options totaling $295,000 and $223,000 for the twelve month and nine month periods, respectively.

            NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                        STATEMENTS OF FOCUS AND VIDEONICS

         Deferred tax assets totaling $1.2 million associated with non-goodwill intangibles was recorded but was offset completely by a $1.2 million increase in the valuation allowance against deferred tax assets.

         The pro forma combined consolidated financial statements include a non-recurring expense arising from a $2.1 million judgement rendered on October 10, 2000 against Focus and in favor of CRA Systems Inc.

3.       PRO FORMA NET LOSS PER SHARE

         The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of pro forma Focus common stock outstanding during each period plus the shares assumed to be issued in exchange for the outstanding shares of Videonics. Dilutive securities including the replacement Videonics options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

4.       RECLASSIFICATIONS OF CERTAIN EXPENSES

         Certain expenses in the periods ending December 31, 1999 and September 30, 2000, have been reclassified to conform to the current period presentation. These reclassifications did not change the net loss for the periods ending December 31, 1999 or September 30, 2000.

                              SELLING SHAREHOLDERS

Overview

The following shareholders of FOCUS Enhancements, Inc. and holders of outstanding warrants to purchase shares exercised of our common stock are offering to sell up to 7,227,155 shares of our common stock under this prospectus. Throughout this prospectus, we often refer to this entire group collectively as the selling shareholders. The selling shareholders acquired, or will acquire, their shares and/or warrants through privately negotiated purchases or other transactions directly from Focus. Except as disclosed below, none of the selling stockholders has had a material relationship with us or any of our affiliates within the past three years.

Common Stock Issued or to be Issued for Resale:

                                                             Date Shareholder
                                      Number of Shares of    Received/            Currently       Proceeds to   Percent of
Name of Shareholder                   Common Stock           Purchased Shares     Outstanding*    Company       Outstanding*
-------------------                   ------------           -----------------    -----------     -------       -----------
AMRO International                       1,400,000           June 9, 2000(a)           Yes        $1,500,000         3.8%
                                           530,000                (b)                   No            None           1.4%
Euston Investments                       4,000,000(c)             (c)                   No             (c)          10.9(d)
Red & White Enterprises                    468,322           June 27, 2001              No            None           1.3
Union Atlantic Capital, L.C.(e)            243,833           June 27, 2001              No            None           0.7
Advance Electronic Support
  Products                                 150,000           June 27, 2001              No            None           0.4
                                           -------                                                                   ---
Total                                    6,792,155                                                                  18.5%
                                         =========                                                                  ====

Common Stock to be Issued Upon Exercise of Warrants:

                                                                 Date Shareholder        Proceeds to        Percent of Current
Name of Shareholder                       Number of Shares       was Issued Warrants     Company            Outstanding*
-------------------                       ----------------       -------------------     -------            -----------
AMRO International                            140,000             June 9, 2000              (f)                  0.4%
Euston Investments                            250,000             July 28, 2000             (f)                  0.7
Union Atlantic Capital, L.C. (e)               45,000             June 9, 2000              (f)                  0.1
                                               ------                                                            ---
Total                                         435,000                                                            1.2%
                                              =======                                                            ===

----------------
* Does not include the conversion of any shares of preferred stock. See "Note 10
- Subsequent Event - Conversion of Debt to Convertible Securities" on page S-8. As of April 26, 2001 there were 31,046,478 shares of our common stock issued and outstanding. The percentage calculation assumes all shares offered in this prospectus and set forth in the table are issued and outstanding, leaving 36,873,633 shares outstanding.

         (a) Shares already outstanding. AMRO purchased such shares from Focus in a private placement on June 9, 2000.

         (b) To be issued to satisfy obligations under common stock and warrant purchase agreement regarding timely registration of shares purchased by AMRO. As of June 27, 2001, 485,295 shares had been issued.

         (c) Up to a maximum of 4,000,000 shares may be issued through a private equity line of credit agreement with Euston Investments Holdings Limited, as further described in this prospectus. We will receive the sale price of any common stock that we sell through the private equity line of credit agreement and Euston Investments may resell those shares pursuant to this prospectus.

         (d) This percentage assumes we issue all 4,000,000 shares registered hereunder and Euston does not sell any shares purchased under the equity line of credit. In no event can Euston own more than 9.9% of our common stock. Therefore, it is possible that not all 4,000,000 shares can be sold if Euston does not subsequently sell some of the shares pursuant to this prospectus.

         (e) Union Atlantic L.C. received 243,9833 shares of our common stock in lieu of investment banking fees in connection with the acquisition of Videonics and 45,000 warrants as described in (f) below. Timothy Mahoney, who is a Focus director, is a principle in the parent company to Union Atlantic Capital LC, and a partner of Union Atlantic L.C. In 1999, Focus paid Union Atlantic LC $112,226 in consulting fees in connection with equity financing agreements negotiated by Union Atlantic Capital, L.C.

         (f) We will receive the proceeds upon the exercise for cash of the stock purchase warrants held by the selling stockholders. Warrants expire on June 9, 2005 and have exercise price of $1.625. There can be no assurances if or when or if such warrants will be exercised.

The selling stockholders may offer shares of our common stock on The Nasdaq SmallCap Market, in negotiated transactions or otherwise, or by a combination of these methods. The selling stockholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions. Euston Investments Holdings Limited is an "underwriter" and AMRO International may be deemed to be an "underwriter", within the meaning of the Securities Act of 1933 in connection with its sales. We will pay the costs of registering the shares under this prospectus, including legal fees.

Investors

AMRO Investments International, S.A. AMRO obtained its shares of Focus stock in a private placement transaction. On June 9, 1999, we entered into a Common Stock and Warrant Purchase Agreement with AMRO International, S.A. for the private placement of 1,400,000 shares of Focus common stock. This Agreement also required the issuance of a common stock purchase warrant, under the terms of which AMRO may purchase up to 140,000 additional shares of FOCUS common stock. In return, AMRO paid to Focus $1,500,000 at the closing. In addition, we will be required to issue AMRO an additional 530,000 shares of Focus common stock to satisfy our obligations under the common stock and warrant purchase agreement regarding the timely registration of the shares purchased by AMRO.

ARMO Investments International is engaged in the business of investing in publicly traded equity securities for its own account. AMRO's principal offices are located at c/o Ultra Finanz, Grossmuensterplotz 6, Zurich, (H-8022, Switzerland. Investment decisions for ARMO Investments are made by its board of directors. The directors of AMRO are Ruth Streitenberger, Michael Klee and H.U. Bachofen. Other than the 1,400,000 shares discussed in this prospectus and the warrants we issued to ARMO Investments in connection with closing the common stock purchase agreement, AMRO does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the common stock purchase agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between AMRO and us other than the common stock purchase agreement.

Euston Investments Holdings Limited. Euston Investments Holdings Limited is engaged in the business of investing in publicly traded equity securities for its own account. Euston Investments' principal offices are located at 21 South Hampton Row, London WC1B 5HS England. Investment decisions for Euston Investments are made by its board of directors. The directors of Euston are David Sims and Lamberto Bonchetti. Other than the warrants we issued to Euston Investments in connection with closing the private equity line of credit agreement, Euston Investments does not currently own any of our securities as of the date of this prospectus. Other than its obligation to purchase common shares under the private equity line of credit agreement, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Euston Investments and us other than the private equity line of credit agreement. For a discussion of the shares to be purchased or sold by Euston, see " Private Equity Line of Credit Agreement" on page 47.

Services Rendered

Union Atlantic Capital, L.C. Union Atlantic Capital, L.C. has acted as placement agent in connection with the private equity line of credit agreement. Union Atlantic Capital, L.C. introduced us to Euston Investments and assisted us with structuring the equity line of credit with Euston Investments. Union Atlantic Capital's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure us of the successful placement of any securities. Union Atlantic is a wholly-owned subsidiary of vFinance.com, Inc., Boca Raton, Florida. A member of Focus Enhancements, Inc.'s Board of Directors is the Chairman of vFinance.com, Inc., the parent company of Union Atlantic Capital, LC. These shares are covered by this prospectus.

This prospectus covers 45,000 shares of common stock issuable upon exercise of warrants we have issued to Union Atlantic Capital, L.C. as a placement fee for introducing us to Euston Investments. Those warrants are exercisable at $1.625 per share and expire June 9, 2005. The decision to exercise any warrants issued, and the decision to sell the common stock issued pursuant to the warrants, will be made by Union Atlantic Capital's officers. Other than the warrants, Union Atlantic Capital, L.C. does not currently own any of our securities as of the date of this prospectus. Our agreement with Union Atlantic Capital, L.C. provides Union Atlantic Capital, L.C. with a right of first refusal for one year after completion of the offering under the private equity line of credit agreement, as underwriter or placement agent, all of our financing arrangements at terms no less favorable than we could obtain in the market.

In addition, this prospectus covers 243,833 shares of common stock issued to Union Atlantic Capital, L.C. for investment banking services rendered to Focus in connection with Focus acquisition of Videonics. The shares were issued in lieu of fees of $228,538 for such services.

Debt Conversion

Red & White Enterprises. On July 19, 2000, we entered into a Separation Agreement with Steve Wood and Red & White Enterprises. Mr. Wood was the Vice President of Pro AV engineering, former sole shareholder of PC Video Conversion, Inc., and leader of our Morgan Hill facility. On June 15, 2000, Focus closed the Morgan Hill facility. On July 28, 1998, Focus purchased from PC Video Conversion, Inc., selected assets and liabilities and, in return, issued a promissory note and entered an employment agreement with Mr. Wood. As part of the Separation Agreement which terminated Mr. Wood's employment agreement, Mr. Wood remained a consultant until an upgrade to one of the our Pro AV products is completed.

We signed a debt conversion agreement with Steve Wood and Red & White Enterprises, Inc., a California corporation, on July 17, 2000, for the issuance of our common stock in lieu of cash payment under a secured promissory note held by Red & White Enterprises. Steve Wood is the sole stockholder of Red & White Enterprises and a former employee of Focus. Red & White Enterprises, f/k/a PC Video Conversion, Inc., obtained the promissory note from Focus in exchange for certain assets and liabilities of PC Video Conversion, which Focus purchased in July 1998.

In connection with the separation agreement, on January 24, 2001, Red & White Enterprises exercised its right to convert approximately $427,437, the remaining balance of the note was converted into 468,322 shares of Focus common stock. These shares are covered by this prospectus. The conversion price was 93% of the average closing prices for the five day period after stockholder approval of an increase in authorized shares of Focus (January 11, 2001).

Purchase Commitment

Electronic Support Products. Focus entered into a master purchase agreement with Advanced Electronic Support Products, Inc. ("AESP") whereby Focus agreed to purchase a minimum of $2,500,000 of cables and other products from AESP by March 29, 2001. In return, Focus received certain pricing commitments over the term of the master purchase agreement. The agreement provided that in the event Focus did not purchase at least $2,500,000 of cables and other products during the term of the master purchase agreement, Focus would pay AESP an amount equal to 20% of the difference between $2,500,000 and the aggregate amount of purchases. The agreement allowed Focus and its subcontractors, to purchase product from other sources if AESP's pricing or quality do not meet certain competitive levels and that such purchases shall reduce the minimum requirements under the agreement. Focus failed to meet the minimum purchase requirements and there were some disputes between the parties under the agreement. At March 31, 2001, Focus had accrued expenses of $225,000 for the agreement. As settlement, in exchange for a release from AESP of Focus from further liability under the contract, Focus issued 150,000 shares of its common stock to AESP on June 27, 2001.

Material Relationships

Except as discussed in this prospectus, the selling stockholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock. Timothy Mahoney, a partner with Union Atlantic Capital, LC, is on Focus' Board of Directors, and Steve Wood was formerly employed by Focus as Vice President of Pro A/V. See "Directors and Executive Officers - Certain Relationships and Related Transactions" on page 36.


                     PRIVATE EQUITY LINE OF CREDIT AGREEMENT

General

We signed a private equity line of credit agreement with Euston Investments Holdings Limited, a British Virgin Islands corporation, on July 28, 2000, for the future issuance and purchase of shares of our common stock. The private equity line of credit agreement establishes what is sometimes termed an equity drawdown facility.

In general, the drawdown facility operates like this: the investor, Euston Investments, has committed to purchase up to 4,000,000 shares of our common stock at a 10% discount to the market price. Once every 30 trading days, we may request a draw of up to an amount of money equal to 6.66% multiplied by the three-month weighted average price multiplied by the three-month total trading volume. Each draw down must be for at least $100,000. We then use the formulas in the private equity line of credit agreement to determine the number of shares we will issue to Euston Investments in return for that money. The aggregate total of all draws cannot exceed 4,000,000 shares. We are under no obligation to request a draw for any period.

The per share dollar amount Euston Investments pays for our common stock for each drawdown includes a 10% discount to the market price of our common stock during a valuation period. A "valuation period" is defined as the period of fifteen trading days beginning seven trading days immediately before the Trading Day on which a drawdown is requested and ending seven trading days immediately after such date. The "market price" is defined s the average of the three lowest closing bid prices during the valuation period. We will receive the amount of the drawdown less an escrow agent fee of

$750 and a 7%  placement  fee payable to the  placement  agent,  Union  Atlantic
Capital,  L.C.,  which  introduced  Euston  Investments  to us.  Union  Atlantic
Capital, L.C. is not obligated to purchase any of our shares, but as an additional placement fee, we have issued to Union Atlantic Capital, L.C. warrants to purchase 45,000 shares of our common stock at an exercise price of $1.625. The common stock issuable upon exercise of those warrants is included in the registration statement of which this prospectus is a part.

We have issued to Euston Investments a stock purchase warrant to purchase 250,000 shares of our common stock with an exercise price of $1.625. The warrant expires June 9, 2005.

We have registered 4,000,000 shares for issuance under the equity line of credit agreement based on our future capital needs and the current market price of our common stock. The number of shares we could issue and the proceeds we would receive could be further limited by a provision of the equity line of credit agreement that prevents us from issuing shares to Euston Investments to the extent Euston Investments would beneficially own more than 9.9% of our then outstanding common stock. Any resales of shares by Euston Investments under this prospectus would reduce the number of shares beneficially owned by Euston Investments, and would enable us to issue additional shares to Euston Investments without violating this condition.

The Drawdown Procedure and the Stock Purchases

We may request a drawdown by faxing a drawdown notice to Euston Investments, stating the amount of the drawdown we wish to exercise.

Amount of the Draw

No drawdown can exceed the capped amount that is derived from the following formula:

        o The weighted average price for the three months immediately prior to the date we give notice of the drawdown; multiplied by

        o The total trading volume for the three months immediately prior to the date we give notice of the drawdown; multiplied by 6.66%.

Number of Shares

The 15 trading days beginning seven trading days before the drawdown notice and ending seven days after are used to determine the number of shares we will issue in return for the money provided by Euston Investments, and thus the price per share Euston Investments will pay for our shares.

To determine the number of shares of common stock we must issue in connection with a drawdown, take the average of the three lowest bid prices during the period described above, and multiply the result by 0.9, or 90%. The 90% accounts for Euston Investments' 10% discount pursuant to the agreement. Divide this price into the amount of the drawdown to produce the number of common shares we will issue. The price per share Euston Investments ultimately pays is determined by dividing the final drawdown amount by the number of shares we issue Euston Investments. Sample Calculation of Stock Purchases

The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Euston Investments in connection with that drawdown based on hypothetical assumptions.

Sample maximum drawdown calculations. We provide a drawdown notice to Euston Investments that we wish to make a drawdown of $300,000. Suppose the weighted average price for the three months immediately prior to the date we give notice is $1.00. Also assume that the total trading volume over that period is 2,000,000 shares.

No draw can exceed the capped amount that is derived from the following formula:

        o The weighted average price for the three months immediately prior to the date we give notice of the drawdown ($1.00); multiplied by

        o The total trading volume for the three months immediately prior to the date we give notice of the drawdown (2,000,000 shares); multiplied by

        o         6.66%.

The result is $1.00 x 2,000,000 x 6.66%, or $121,320.

Sample Calculation of Number of Shares. We provide a drawdown notice to Euston Investments that we wish to make a drawdown of $100,000. Suppose the average of the three lowest bid prices during the valuation period is $1.50.

You can apply the formula to these hypothetical numbers as follows:

        o         The price per share is 90% of $1.00, or $0.90;

        o Divide the drawdown amount of $100,000 by $1.35, to determine the number of shares to be issued: 74,074 shares.

We would receive the amount of our drawdown ($100,000) less a 7% cash fee paid to the placement agent Union Atlantic Capital, L.C., of $7,000.00, less a $750.00 escrow fee, for net proceeds to us of $92,250.

The delivery of the requisite number of shares and payment of the draw and related fees will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York.

Necessary  Conditions  Before  Euston  Investments  is Obligated to Purchase our
Shares

The following conditions must be satisfied before Euston Investments is obligated to purchase the common shares that we wish to sell from time to time:

        o A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Euston Investments;

        o There can be no material adverse change in our business, operations, properties, prospects or financial condition;

        o We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company, unless the acquiring company has agreed to honor the private equity line of credit agreement;

        o No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement;

        o No litigation or proceeding nor any investigation by any governmental authority can be pending or threatened against us or Euston Investments seeking to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and

        o Trading in our common shares must not have been suspended by the Securities and Exchange Commission or The Nasdaq SmallCap Market, nor shall minimum prices have been established on securities whose trades are reported by The Nasdaq SmallCap Market.

On each drawdown settlement date for the sale of common shares, we must deliver an opinion from our counsel about these matters.

Restrictions on Future Financings

The private equity line of credit agreement limits our ability to raise money by selling our securities for cash at a discount to the market price until the earlier of:

        o         24  months  from  the  effective  date  of  the   registration
                  statement of which this prospectus is a part; or

        o the date which is 60 days after Euston Investments shall have purchased 4,000,000 shares of common stock from us under the private equity line of credit agreement.

There are exceptions to this limitation for securities sold in the following situations:

        o pursuant to any presently existing employee benefit plan which plan has been approved by Focus' stockholders,

        o pursuant to any compensatory plan for a full-time employee or key consultant,

        o pursuant to any underwritten public offering - including any equity line of credit, or

        o with the prior approval of the Investor, which will not be unreasonably withheld, in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money

        o in one or more private placements where the purchasers do not have registration rights;

        o a transaction to which Euston Investments gives its written approval.

Costs of Closing the Transaction

At the closing of the transaction on July 28, 2000, we delivered the requisite opinion of counsel to Euston Investments and paid the escrow agent, Epstein Becker & Green P.C., $15,000 for Euston Investments' legal, administrative and escrow costs.

Termination of the Private Equity Line of Credit Agreement

The equity draw down facility under the private equity line of credit agreement shall terminate if any of the following events occur:

        o any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of thirty (30) Trading Days during the Commitment Period, for any reason other than deferrals or suspensions in accordance with the Registration Rights Agreement as a result of corporate developments subsequent to the Effective Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act or;

        o our common shares are delisted from The Nasdaq SmallCap Market unless such delisting is in connection with the listing of such shares on a comparable stock exchange in the United States.

Indemnification of Euston Investments

Euston Investments is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Euston Investments to us for inclusion in the registration statement and prospectus.


                              PLAN OF DISTRIBUTION

General

The Selling Shareholders are offering the common shares for its account as statutory underwriter, and not for our account. We will not receive any proceeds from the sale of common shares by the Selling Shareholders. The Selling Shareholders may be offering for sale up to 7,227,155 common shares acquired by it pursuant to the terms of the various agreements more fully described under the sections above entitled "Private Equity Line of Credit Agreement" and "Selling Stockholders." Euston Investments has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and will be acting as an underwriter in its resales of the common shares under this prospectus. The Selling Shareholders have, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of The Nasdaq SmallCap Market.

To permit the Selling Shareholders to resell the common shares issued to them pursuant to their agreements, we agreed to register those shares and to maintain that registration. To that end, we have agreed with Euston Investments that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

        o the date after which all of the common shares held by the Selling Shareholders or its transferees that are covered by the registration statement of which this prospectus is a part have been sold under the provisions of Rule 144 under the Securities Act of 1933;

        o the date after which all of the common shares held by the Selling Shareholders or its transferees that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such common shares without any restrictive legend;

        o the date after which all of the common shares held by the Selling Shareholders or its transferees that are covered by the registration statement have been sold by Euston Investments or its transferees pursuant to such registration statement;

         o the date after which all of the common shares held by the Selling Shareholders or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, under Rule 144 under the Securities Act of 1933 irrespective of any applicable volume limitations;

        o the date after which all of the common shares held by the Selling Shareholders or its transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without any time, volume or manner limitations under Rule 144(k) or similar provision then in effect under the Securities Act of 1933; or

        o the date after which none of the common shares held by the Selling Shareholders that are covered by the registration statement are or may become issued and outstanding.

Shares of common stock offered through this prospectus may be sold from time to time by Euston Investments, Union Atlantic Capital, L.C. and the other selling stockholders or by pledgees, donees, transferees or other successors in interest to the other selling stockholders. We will supplement this prospectus to disclose the names of any pledges, donees, transferees or other successors in interest that intend to offer common stock through this prospectus.

Sales may be made on The Nasdaq SmallCap Market, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling stockholders that there are no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling stockholders through this prospectus. Euston is an underwriter under the federal securities laws and the selling stockholders may be deemed underwriters in connection with resales of their shares.

The common shares may be sold in one or more of the following manners:

        o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker or dealer for its account under this prospectus; or

        o ordinary brokerage transactions and transactions in which the broker solicits purchases.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by the selling stockholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

Broker-dealers may agree with the selling stockholders to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

In addition, except for the shares sold by Euston, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part, and have reimbursed AMRO International $10,000 and Euston Investments $15,000 for their legal, administrative and escrow costs.

In order to comply with certain state securities laws, if applicable, the common stock offered in this prospectus will not be sold in a particular state unless such securities have been registered or qualified of sale in such state or an exemption from registration or qualification is available and complied with.

Euston Investments is subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 thereunder and Regulation M. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common shares to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, in connection with the transactions in the common shares, Euston Investments and we will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

The selling stockholders will pay all commissions and their own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

The price at which we will issue the common shares to Euston Investments under the stock purchase agreement will be 90% of the average of the three lowest bid prices on The Nasdaq SmallCap Market, for the seven days prior to each drawdown request and the seven days after such requests. Assuming we issue all 4,000,000 shares registered for issuance under the private equity line of credit agreement, we will pay underwriting compensation to and expenses for Euston Investments, and other offering expenses, as follows:

Underwriting Compensation and Expenses
                                                                 Per Share(a)                Total
                                                                 ------------                -----
Discount to Euston Investments (10%)(b)                                $ 0.15            $ 600,000
Expenses payable on behalf of Euston Investments:
Escrow Fees                                                              0.00                3,750
Legal fees of Euston Investments                                         0.00               15,000

Estimated offering expenses:
    Placement agent fees (7%)(c)                                         0.09              360,000
    SEC filing fee                                                       0.00                2,855
    Accountants' fees and expenses                                       0.01               45,000
    Legal fees and expenses                                              0.03              125,000
    Bluesky/other                                                        0.01               68,000
                                                              ------------------------------------

Total                                                                  $ 0.29           $1,219,605
                                                                       ======            =========

------------------
(a) Calculation of expenses above assumes an average per share price before any discounts of $1.50.

(b) We also issued to Euston Investments a warrant to purchase 250,000 shares of our common stock at $1.625 per share as consideration for providing their agreement. Our common stock price on June 9, 2000 was $1.6875. The warrant expires June 9, 2005.

(c) We also issued to the placement agent a warrant to purchase 45,000 shares of our common stock at $1.625 per share as consideration for placement services. Our common stock price on June 9, 2000 was $1.6875. The warrant expires June 9, 2005.

Limited Grant of Registration Rights

We granted registration rights to Euston Investments to enable it to sell the common stock it purchases under the private equity line of credit agreement. In connection with any such registration, we will have no obligation:

         o to assist or cooperate with Euston Investments in the offering or disposition of such shares;

         o to indemnify or hold harmless the holders of any such shares (other than Euston Investments) or any underwriter designated by such holders;

         o to obtain a commitment from an underwriter relative to the sale of any such shares; or

         o        to include such shares within any underwritten offering we do.

We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

We will use our best  efforts to file,  during any  period  during  which we are required to do so under our registration rights agreement with Euston Investments, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:

         o        the name of any broker-dealers;

         o        the number of common shares involved;

         o        the price at which the common shares are to be sold;

         o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

         o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         o        any other facts material to the transaction.

Our registration rights agreement with Euston Investments permits us to restrict the resale of the shares Euston Investments has purchased from us under the private equity line of credit agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict Euston Investments for more than 30 consecutive days and our stock price declines during the restriction period, we are required to pay to Euston Investments cash to compensate Euston Investments for its inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between our stock price on the first day of the restriction period and the last day of the restriction period, for each share held by Euston Investments during the restriction period that has been purchased under the private equity line of credit agreement.


                          DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 50,000,000 shares of common stock, $.01 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. As of April 26, 2001, 31,046,478 shares of common stock and no shares of convertible preferred stock were issued and outstanding. All of the outstanding capital stock is and will be, fully paid and non-assessable.

Common Stock

Holders of common stock are entitled to one vote per share. All actions submitted to a vote of stockholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors.

Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock, if there are any.

In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock, if there are any.

Holders of common stock are not entitled to preemptive rights and the common stock is not subject to redemption.

The rights of holders of common stock are subject to the rights of holders of any preferred stock that we designate or have designated. The rights of
preferred   stockholders   may  adversely   affect  the  rights  of  the  common
stockholders.

Preferred Stock

Our board of directors has the ability to issue up to 3,000,000 shares of preferred stock in one or more series, without stockholder approval. The board of directors may designate for the series:

         o        the number of shares and name of the series,
         o the voting powers of the series, including the right to elect directors, if any,
         o        the dividend rights and preferences, if any,
         o        redemption terms, if any,
         o liquidation preferences and the amounts payable on liquidation or dissolution,
         o the terms upon which such series may be converted into any other series or class of our stock, including the common stock and any other terms that are not prohibited by law.

It is impossible for us to state the actual effect it will have on common stock holders if the board of directors designates a new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors' authority to issue preferred stock without shareholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt. We have no present plans to issue any additional shares of preferred stock.

Series B Preferred Stock

On May 1, 2001, Carl Berg converted approximately $2.3 million of debt and accrued interest currently owed by Focus to Mr. Berg into approximately 1,900 shares of convertible preferred stock based on the estimated fair value of the preferred stock as of May 1, 2001, the date on which the related subscription agreement was executed. Each share of preferred stock has a liquidation preference of $1,190.48 per share and is convertible into 1,000 shares of common stock.

On April 24, 2001, the board of directors of Focus adopted a Certificate of Designation whereby a total of 2,000 shares of Series B Preferred Stock, $0.01 par value per share, are reserved for issuance. Each share has a liquidation preferred in the amount of $1,190.48 plus all accrued or declared but unpaid. Cash dividends on the stock are non-cumulative and are paid at the option of the board of directors. If paid, the rate shall be seven percent per annum. The board does not presently intend to pay dividends on the stock. At the option of the holder, each share is convertible into 1,000 shares of common stock of Focus.

Options and Warrants

As of April 26, 2001, 6,544,106 options for shares were outstanding under our approved stock option plans and 4,714,099 shares were available for future grants under our stock option plans. Focus has also issued or is required to issue warrants totaling 810,429. Of that number of warrants 435,000 are covered by this prospectus and are described elsewhere herein.

Holders of options and warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options and warrants. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options and warrants.

             PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

The following provisions of the Delaware Corporation Act and our articles of incorporation and bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, our company.

Indemnification and Limitation of Liability

The Delaware Corporation Act authorizes Delaware corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal thereof, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of the Delaware Corporation Act require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he was a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Each of our executive officers has signed employment agreements that include indemnification. The employment agreements provide for full indemnification under Delaware law. The employment agreements also provide that we will indemnify the officer or director against liabilities and expenses incurred in a proceeding to which the officer or director is a party or is threatened to be made a party, or in which the officer or director is called upon to testify as a witness or deponent, in each case arising out of actions of the officer in his official capacity.

Our bylaws provide for the indemnification of directors, former directors and officers to the maximum extent permitted by Delaware law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or officer was a party to by reason of the fact that he is or was a director or officer of our corporation, or at our request, a director, officer, employee or agent of another corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any director against liability asserted against the director in such capacity.

Transfer Agent and Registrar

The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

                                  LEGAL MATTERS

The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Manatt Phelps & Phillips, LLP, Los Angeles, California.

                                    EXPERTS

Our financial statements as of December 31, 1999 and 2000, and for each of the two years in the period ended December 31, 2000, have been included in this prospectus and in the Registration Statement filed with the Securities and Exchange Commission in reliance upon the report of Wolf & Company, P.C., independent certified public accountants, upon its authority as experts in accounting and auditing. Wolf & Company, P.C.'s report on the financial statements can be found at the end of this prospectus and in the Registration Statement.

The consolidated financial statements of Videonics as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 incorporated in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              CHANGE IN ACCOUNTANT

Effective May 3, 2001, Focus replaced its independent auditors, Wolf & Company, P.C. ("Wolf & Co.") with Deloitte & Touche, LLP ("Deloitte"). Wolf & Co.'s report on the Company's financial statements during the two most recent fiscal years preceding the date hereof contained no adverse opinion or a disclaimer of opinions, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the Company's Audit Committee. During the last two fiscal years and the subsequent interim period to the date hereof, there were no disagreements between the Company and Wolf & Co. On any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Wolf & Co., would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports. None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-B occurred with respect to the Company within the last two fiscal years and the subsequent interim period to the date hereof.

Effective May 3, 2001, the Company engaged Deloitte as its independent auditors for the fiscal year ending December 31, 2001. During the last two fiscal years and the subsequent interim period to the date hereof, the Company did not consult Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(v) and (ii) of Regulation S-B.

                             ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, relating to the common stock we are offering. This prospectus does not contain all the information that is in the Registration Statement. Portions of the Registration Statement have been omitted as allowed by the rules and regulations of the Securities and Exchange Commission. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the Registration Statement.

For further information regarding our company and our common stock, please see the Registration Statement and its exhibits and schedules. You may examine the Registration Statement free of charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of the Registration Statement may also be obtained from the Commission at 1-800-SEC-0330, at prescribed rates.

In addition, the Registration Statement and other public filings can be obtained from the Commission's Web site at http://www.sec.gov. We intend to furnish our stockholders written annual reports containing audited financial statements certified by an independent public accounting firm.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements filed herein are as follows:
Focus Enhancements, Inc.

                                                                                                 Pages
Report of Independent Accountants                                                                F-1
Consolidated Balance Sheets as of December 31, 2000 and 1999                                     F-2
Consolidated Statements of Operations for the Years Ended
  December 31, 2000 and 1999                                                                     F-3
Consolidated Statements of Stockholders' Equity for the Years
  Ended December 31, 2000 and 1999                                                               F-4
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000 and 1999                                                                     F-5
Notes to Consolidated Financial Statements                                                       F-6 to F-23


Consolidated Balance Sheet as of March 31, 2001                                                  S-1
Consolidated Statements of Operations for the Three Months Ended
  March 31, 2001 and 2000                                                                        S-2
Consolidated Statements of Cash Flows for the Three Months Ended
  March 31, 2001 and 2000                                                                        S-3
Notes to Consolidated Financial Statements                                                       S-4 to S-8


Videonics, Inc.

Report of Independent Accountants                                                                V-1
Consolidated Balance Sheets as of December 31, 1999 and 1998                                     V-2
Consolidated Statements of Operations for the Years Ended
  December 31, 1999 and 1998                                                                     V-3
Consolidated Statements of Stockholder's Equity for the Years Ended
  December 31, 1999 and 1998                                                                     V-4
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999 and 1998                                                                     V-5
Notes to Consolidated Financial Statements                                                       V-6 - V14

Consolidated Statements of Operations for the Periods Ended
  September 30, 2000 and September 30, 1999                                                      X-1
Consolidated Balance Sheets as of September 30, 2000 and December 31, 1999                       X-2
Consolidated Statements of Cash Flows for the Period Ending September 30, 2000
  and September 30, 1999                                                                         X-3
Notes to Consolidated Financial Statements                                                       X-4 - X-6

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FOCUS Enhancements, Inc.
Campbell, California

We have audited the accompanying consolidated balance sheets of FOCUS Enhancements, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FOCUS Enhancements, Inc. and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As indicated in Note 10, the Company has been previously named in two consolidated class action lawsuits. The complaints allege that the Company, its Chairman, and its Chief Financial Officer violated federal securities laws in connection with a number of allegedly false or misleading statements and seek certification as a class action and certain unquantified damages. The Company continues to contest this litigation vigorously.

/s/ WOLF & COMPANY, P.C.


Wolf & Company, P.C.


Boston, Massachusetts

April 27, 2001

                                             FOCUS ENHANCEMENTS, INC.

                                            CONSOLIDATED BALANCE SHEETS
                                                                                        December 31,
                                                                                    2000             1999
                                                                                    ----             ----
                                   ASSETS
Current assets:
  Cash and cash equivalents                                                       $  352,072      $ 3,736,517
  Certificates of deposit                                                          1,263,153          534,091
  Restricted collateral deposit                                                    2,362,494               --
  Accounts receivable, net of allowances of $1,042,000 and $1,402,000 at
    December 31, 2000 and 1999, respectively                                       1,778,056        2,913,005
  Inventories                                                                      2,094,869        3,588,702
  Prepaid expenses and other current assets                                           43,354          240,732
                                                                                  ----------       ----------
    Total current assets                                                           7,893,998       11,013,047

Property and equipment, net                                                          394,830          968,594
Capitalized software development costs                                               727,574        2,122,450
Other assets, net                                                                    489,972          287,116
Goodwill, net                                                                        274,245          624,277
                                                                                  ----------      -----------
    Total assets                                                                  $9,780,619      $15,015,484
                                                                                  ==========      ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Notes payable                                                                   $       --      $ 1,006,258
  Current portion of long-term debt                                                  363,877          312,556
  Obligations under capital leases, current portion                                  100,018          129,451
  Accounts payable                                                                 3,376,653        3,413,285
  Accrued liabilities                                                              1,681,528          518,726
  Accrued legal judgement                                                          2,147,722               --
                                                                                  ----------       ----------
    Total current liabilities                                                      7,669,798        5,380,276

Convertible notes payable to shareholder                                           2,362,494               --
Obligations under capital leases, non-current                                        101,984          202,002
Long-term debt, net of current portion                                                63,560          226,041
                                                                                  ----------       ----------

    Total liabilities                                                             10,197,836        5,808,319
                                                                                  ----------       ----------


Commitments and contingencies

Stockholders' equity (deficit)

  Preferred stock, $.01 par value; authorized 3,000,000 shares; none issued               --               --
  Common stock, $.01 par value; 30,000,000 shares authorized, 26,350,203 and 24,504,203 shares issued at December 31, 2000 and 1999,
    respectively                                                                     263,502          245,042
  Additional paid-in capital                                                      48,726,937       46,340,891
  Accumulated deficit                                                            (48,707,526)     (36,678,638)
  Treasury stock at cost, 450,000 shares                                            (700,130)        (700,130)
                                                                                  ----------      -----------
  Total stockholders' equity (deficit):                                             (417,217)       9,207,165
                                                                                  ----------      -----------
    Total liabilities and stockholders' equity (deficit):                         $9,780,619      $15,015,484
                                                                                  ==========      ===========

                 The accompanying notes are an integral part of the consolidated financial statements.

                                             FOCUS ENHANCEMENTS, INC.

                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                            Years ended December 31,
                                                                            ------------------------
                                                                            2000                1999
                                                                       ------------         -----------
Net sales                                                               $15,232,856         $16,832,985
Licensing fees                                                                   --             350,000
                                                                       ------------         -----------
  Net revenues                                                           15,232,856          17,182,985

Cost of goods sold (includes inventory write-offs of $1,532,000
  and $906,000 in 2000 and 1999, respectively)                           11,786,570          10,543,997
                                                                       ------------         -----------

  Gross profit                                                            3,446,286           6,638,988
                                                                       ------------         -----------

Operating expenses:
  Sales, marketing and support                                            3,821,516           3,969,705
  General and administrative (includes provision for doubtful accounts of $624,000 and $556,000 in 2000 and 1999,
    respectively)                                                         3,789,049           1,878,045
  Research and development                                                1,311,556           1,400,732
  Depreciation and amortization expense                                   1,131,898             557,303
  Restructuring expense                                                     723,580                  --
  Write-down of capitalized software                                      2,289,113                  --
  Impairment of goodwill                                                     62,899                  --
                                                                       ------------         -----------

    Total operating expenses                                             13,138,611           7,805,785
                                                                       ------------         -----------

    Loss from operations                                                 (9,692,325)         (1,166,797)

  Interest expense, net                                                    (268,390)           (531,023)
  Legal judgement expense                                                (2,147,722)                 --
  Other income, net                                                          81,694             138,002
  Gain on securities available for sale                                          --              80,115
                                                                       ------------         -----------

    Loss before income taxes                                            (12,026,743)         (1,479,703)

  Income tax expense                                                          2,145                  --
                                                                       ------------         -----------

    Net loss                                                           $(12,028,888)        $(1,479,703)
                                                                       ============         ===========

Loss per common share:
  Basic                                                                     $(0.48)             $(0.08)
                                                                            ======              ======
  Diluted                                                                   $(0.48)             $(0.08)
                                                                            ======              ======

Weighted average common shares outstanding:
  Basic                                                                  25,224,698          18,743,698
                                                                         ==========          ==========
  Diluted                                                                25,224,698          18,743,698
                                                                         ==========          ==========

               The accompanying notes are an integral part of the consolidated financial statements.

                                                   F-3

                                                      FOCUS ENHANCEMENTS, INC.

                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                               YEARS ENDED DECEMBER 31, 2000 AND 1999
                                       Common Stock                                             Note                      Total
                                       ------------          Additional       Accumulated    Receivable     Treasury   Stockholders'
                                    Shares      Amount    Paid-in Capital      Deficit     Common Stock      Stock       Equity
                                    ------      ------    ---------------      -------           ------      -----       ------
Balance at
 December 31, 1998                18,005,090   $180,051    $38,913,304       $(35,198,935)    $(316,418)    $(700,130)  $ 2,877,872
Issuance of common stock
 upon exercise of stock
 options and warrants              2,215,780     22,158      2,573,865               --              --            --     2,596,023
Issuance of common stock
 from private offerings,
 net of issuance costs of
 $286,022                          4,183,333     41,833      4,372,145               --              --            --     4,413,978
Common stock issued in
 Settlement of accounts
 Payable                             100,000      1,000        322,260               --              --            --       323,260
Common stock warrants
 issued for services and debt             --         --        159,317               --              --            --       159,317
Repayment of note
 receivable-common stock                  --         --             --               --         316,418            --       316,418
Net loss                                  --          --            --         (1,479,703)           --            --    (1,479,703)
                                  ----------   ---------   -----------       ------------     ---------     ---------   -----------
Balance at
 December 31, 1999                24,504,203   $245,042    $46,340,891       $(36,678,638)    $      --     $(700,130)  $ 9,207,165
                                  ----------   ---------   -----------       ------------     ---------     ---------   -----------

Issuance of common stock
 upon exercise of stock
 options and warrants                446,000      4,460      1,116,046               --              --            --     1,120,506
Issuance of common stock
 from private offerings,
 net of issuance costs of
 $216,000                          1,400,000     14,000      1,270,000               --              --            --     1,284,000
Net loss                                  --         --             --        (12,028,888)           --            --   (12,028,888)
                                  ----------   ---------   -----------       ------------     ---------     ---------   -----------
Balance at
 December 31, 2000                26,350,203   $263,502    $48,726,937       $(48,707,526)    $      --     $(700,130)  $  (417,217)
                                  ==========   ========    ===========       ============     =========     =========   ===========

                        The accompanying notes are an integral part of the consolidated financial statements.

                                                                F-4

                                             FOCUS ENHANCEMENTS, INC.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                          Years Ended December 31,
                                                                                          2000               1999
                                                                                          ----               ----
Cash flows from operating activities:
Net loss                                                                               $(12,028,888)      $(1,479,703)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                           1,131,898           557,303
  Amortization of discount on note payable                                                    5,563            42,344
  Common stock warrants issued for service or debt                                               --           159,317
  Deferred income                                                                                --           (84,212)
  Gain on securities available for sale                                                          --           (80,115)
  Write-down of capitalized software                                                      2,289,113                --
  Loss on disposal of fixed assets                                                          308,354                --
  Accrued legal judgement                                                                 2,147,722                --
  Write-down of impaired goodwill                                                            62,899                --
  Changes in operating assets and liabilities, net of the effects of acquisitions;
   Decrease (increase) in accounts receivable                                             1,134,949          (359,866)
   Decrease in inventories                                                                1,493,833         2,359,922
   Decrease (increase) in prepaid expenses and other assets                                (126,730)          (13,458)
   Decrease in accounts payable                                                             (36,632)         (563,149)
   Increase (decrease) in accrued liabilities                                             1,162,802        (1,291,299)
                                                                                         ----------       -----------

  Net cash used in operating activities                                                  (2,455,117)         (752,916)
                                                                                         ----------       -----------

Cash flows from investing activities:
  Proceeds from sale of securities available for sale                                            --           329,098
  Increase in certificates of deposit                                                      (729,063)         (281,024)
  Additions to property and equipment                                                      (158,936)         (512,934)
  Additions to capitalized software development costs                                    (1,193,402)       (1,644,689)
                                                                                         -----------      -----------

Net cash used in investing activities                                                    (2,081,401)       (2,109,549)
                                                                                         ----------       -----------

Cash flows from financing activities:
  Payments on notes payable and long-term debt                                           (1,122,982)       (1,721,323)
  Payments under capital lease obligations                                                 (129,451)         (134,494)
  Repayment of note receivable-common stock                                                      --           316,418
  Net proceeds from private offerings of common stock                                     1,284,000         4,413,978
  Net proceeds from exercise of common stock options and warrants                         1,120,506         2,596,023
                                                                                         ----------       -----------

Net cash provided by financing activities                                                 1,152,073         5,470,602
                                                                                         ----------       -----------

Net increase (decrease) in cash and cash equivalents                                     (3,384,445)        2,608,137
Cash and cash equivalents at beginning of year                                            3,736,517         1,128,380
                                                                                         ----------       -----------

Cash and cash equivalents at end of year                                                   $352,072        $3,736,517
                                                                                         ==========       ===========


Supplemental Cash Flow Information:
  Interest paid                                                                             $92,261          $441,558
  Income taxes paid                                                                           4,165                --
  Equipment acquired under capital leases                                                        --            24,651
  Common stock issued in settlement of accounts payable                                          --           323,260
  Note payable issued in settlement of accounts payable                                          --         1,700,000
  Convertible note payable issued to secure restricted collateral deposit                 2,362,494                --

                                                        F-5

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

1.       Summary of Significant Accounting Policies

         Business of the Company. FOCUS Enhancements, Inc. (the "Company" "FOCUS") is involved in the development and marketing of proprietary PC-to-TV convergence products for Windows(TM) and Mac(TM) OS based personal computers. The Company's products, which are sold globally through original equipment manufacturers (OEM's) and resellers, merge computer generated graphics and television displays for presentations, training, education, video teleconferencing, Internet viewing and home gaming markets. Based on a targeted product plan and its experience in video conversion technology, FOCUS has developed a strategy to compete in the PC-to-TV convergence industry.

         Over 90% of the components for the Company's products are manufactured on a turnkey basis by four vendors, Furthertech Company, Ltd., Samsung Semiconductor Inc., Sicon International and Asemtec Corporation. In the event that these vendors were to cease supplying the Company, management believes that alternative turnkey manufacturers for the Company's products could be secured. However, the Company would most likely experience delays in the shipments of its products.

         The personal computer enhancements market is characterized by extensive research and development and rapid technological change resulting in product life cycles of twelve to eighteen months. Development by others of new or improved products, processes or technologies may make the Company's products or proposed products obsolete or less competitive. Management believes it necessary to devote substantial efforts and financial resources to enhance its existing PC-to-TV products and to develop new products. There can be no assurance that the Company will succeed with these efforts.

         Basis of Presentation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary PC Video Conversion, Inc. The Company's other subsidiaries, Lapis Technologies, Inc., TView, Inc. and FOCUS Enhancements, B.V. (Netherlands corporation) became inactive or were merged into FOCUS in 1999. All intercompany accounts and transactions have been eliminated upon consolidation.

         Use of Estimates. The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Actual results may differ from estimated amounts. Significant estimates used in preparing these financial statements related to accounts receivable allowances, stock balancing allowances, inventory valuation, recoverability of capitalized software development costs, deferred tax asset valuation, the value of equity instruments issued for services and the recoverability of goodwill related to acquisitions. It is at least reasonably possible that the estimates will change within the next year.

         Financial Instruments. The carrying amounts reflected in the consolidated balance sheets for cash, certificates of deposit, receivables and accounts payable approximate the respective fair values due to the short-term maturity of these instruments. Notes payable, capital leases and long-term debt approximate the respective fair values as these instruments bear interest at terms that would be available through similar transactions with other third parties.

         Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         Revenue Recognition. Revenue consists primarily of sales of products to original equipment manufacturers ("OEMs"), dealers and distributors. Revenues are recognized upon shipment. However, a limited number of distributor agreements do contain rights to return slow moving inventory or discontinued products held in inventory by the distributor which have not sold through to an end user. Revenue, less reserves for returns, is generally recognized upon shipment to the customer. The Company has established reserves for estimated returns, which are reflected as a reduction in trade receivables in the accompanying consolidated balance sheets.

         The Company sells software that is embedded with some of its products. Revenue from the software with products less reserves for returns, is generally recognized upon shipment to the customer. The Company does not sell any multiple element software packages.

         The Company defers revenue recognition relating to consigned sales until such products are sold through to the end customer by the distributor, or if sell through information is not available from the distributor, when cash is received from the distributors. Receipt of cash from those distributors which do not provide sell through information has historically been indicative of sell through to an end user by that distributor. Management is not aware of any circumstances that would require the return of cash to a distributor, once payment from a distributor has been received. Consignment inventory at December 31, 2000 and 1999 was not material.

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

         Price Protection and Rebates. The Company has agreements with certain of its customers which, in the event of a price decrease, allow those customers (subject to certain limitations) credit equal to the difference between the price originally paid and the new decreased price on units either in the customers' inventories on the date of the price decrease, or on the number of units shipped to the customer for a specified time period prior to the price decrease. When a price decrease is anticipated, the Company establishes reserves against gross trade receivables for estimated amounts to be reimbursed to qualifying customers. In addition, the Company records reserves at the time of shipment for rebates.

         Concentration of Credit Risk. As of December 31, 2000, a major distributor represented approximately 27% of the Company's accounts receivable, a major retailer represented approximately 7% of the Company's accounts receivable and a second major distributor represented approximately 14% of the Company's accounts receivable. As of December 31, 1999, a major distributor represented approximately 23% of the Company's accounts receivable, a major retailer represented approximately 13% of the Company's accounts receivable and a second major distributor represented approximately 12% of the Company's accounts receivable. The Company provides credit to customers in the normal course of business with terms generally ranging between 30 to 90 days. The Company does not usually require collateral for trade receivables, but attempts to limit credit risk through its customer credit evaluation process.

         The Company maintains its bank accounts with high quality financial institutions to minimize credit risk, however, the company's balances may periodically exceed federal deposit insurance limits.

         Inventories. Inventories are stated at the lower of cost or market value using the first-in, first-out method, but not in excess of net realizable value. The Company periodically reviews its inventories for potential slow moving or obsolete items and provides valuation allowances for specific items, as appropriate.

         Property and Equipment. Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets as set forth below. Equipment leased under capital leases is stated at the present value of future lease obligations and is amortized over estimated useful lives. The Company recognizes an impairment loss to the extent the carrying value of asset exceeds the fair value of the asset. In certain circumstances the "fair value" of the asset is estimated by management, if quoted market prices are not available.


         Category              Depreciation Period
         --------              -------------------
 Equipment                     3-5 years
 Furniture and fixtures        5 years
 Purchased software            1-3 years
 Leasehold improvements        Lesser of 5 years or the term of the lease

         Capitalized Software. Certain software development costs are capitalized when incurred under Statement of Financial Accounting Standards No.
86. Capitalization of software development costs begins upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Capitalized software development costs are amortized based on the greater of: the ratio of: the current gross revenues for a product to the total current and anticipated future gross revenues for the product or the straight-line basis over the estimated useful life of the asset commencing on the date the product is released. The Company capitalized $1,193,402 and $1,644,689 of software development costs in 2000 and 1999, respectively. Amortization of capitalized software began in January 2000 and for the year ended December 31, 2000 accumulated amortization totaled $420,419.

         In the fourth quarter of 2000, the Company learned that both previously disclosed and undisclosed OEMs were significantly reducing their 2001 sales forecast for the internet set top box market citing a slower than expected adoption of internet appliances for the home. The Company's recently developed ASICs, including the FS450 and a previously unannounced chip, both were designed for this market. To date, sales of ASICs for the internet appliance market have been insignificant. In assessing the recoverability of its capitalized software development costs, the Company considered anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies.
Based on those factors, the Company reduced the carrying value of its capitalized software by $2,289,000.

         Goodwill. Goodwill resulting from business combinations is amortized on a straight-line basis over periods ranging from three to seven years. The Company evaluates the net realizable value of goodwill periodically based on a number of factors including discounted cash flow analysis, operating results, business plans, budgets and economic projections. The Company's evaluation also considers non-financial data such as market trends, customer relationships, product development cycles and changes in management's market emphasis. Adjustments to the carrying value of

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

goodwill are made whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Goodwill amortization for the year ended December 31, 2000 and 1999 totaled $287,000 and $171,000, respectively.

         Advertising and Sales Promotion Costs. Advertising and sales promotion costs are expensed as incurred. Advertising expense was approximately $1,718,000 and $1,756,000 for the years ended December 31, 2000 and 1999, respectively.

         Legal Fees. Legal fees are charged to expense in the period the legal services are performed.

         Research and Development. Research and development costs are expensed as incurred.

         Product Warranty Costs. The Company's warranty period for its products is generally one to three years. The Company accrues for warranty costs based on estimated warranty return rates and costs to repair.

         Income Taxes. Deferred taxes are determined based on the differences between the financial statement and tax basis carrying amounts of assets and liabilities, using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

         Foreign Currency Translation. The functional currency of the Company's foreign subsidiary, FOCUS Enhancements, B.V., is its local currency, the Guilder. Financial statements are translated into U.S. dollars using the exchange rates at each balance sheet date for assets and liabilities and using a weighted average exchange rate for each period for revenue, expenses, gains and losses. Foreign exchange gains or losses, which are not material, are recognized in income for the years presented. On July 1, 1999, the Company closed its foreign subsidiary and on August 15, 1999 dissolved this entity.

         Stock Compensation Plans. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the fair value of the award which is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, accordingly, under APB Opinion No. 25, no compensation cost is recognized. The Company has elected to continue with the accounting prescribed in APB Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

         Net Income (Loss) Per Share. Basic earnings per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Company relate to convertible debt and outstanding stock options and warrants. The number of common shares that would be issued under outstanding options and warrants is determined using the treasury stock method. The assumed conversion of outstanding dilutive stock options and warrants would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. For the years ended December 31, 2000 and 1999, options and warrants applicable to 487,780 shares and 4,240,655 shares, respectively were anti- dilutive and excluded from the diluted earnings per share computation.

         Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain Financial Accounting Standards Board ("FASB") statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and foreign currency items, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. There was no accumulated comprehensive income at December 31, 2000 and 1999.

Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives") and for hedging activities.

In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." This statement amended the effective date of SFAS 133. SFAS 133 will now be effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this pronouncement is not expected to have a material impact on the Company's results of operations, financial position or liquidity.

During the second quarter of 2000, the Company adopted the Securities and Exchange Commission's Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 provided guidance on the recognition, presentation, and disclosure of revenue in financial statements. The adoption of this pronouncement did not have a material impact on the Company's results of operations, financial position or liquidity for the years ended December 31, 2000 or 1999.

2.       Management's Plans

The Company has incurred significant losses for the last two years and has a limited history of profitability. At December 31, 2000, the Company reported a stockholder deficit of $417,217.

To date we have met our short-and long-term cash needs from the proceeds of debt, the sale of common stock in private placements and the exercise of stock options and warrants because cash flow from operations has been insufficient to fund operations. Management is assessing product lines in light of the recent merger with Videonics Inc., to identify how to enhance existing or create new distribution channels. In addition, the Company is developing and expects to release at least three new products for the year 2001. Although there can be no assurances, Management expects the Company's sales for 2001 to increase over combined pro forma revenues for 2000, as the Company begins shipments of its new products and expected synergies in its sales channels solidify.

During 2000, management took steps to reduce costs, including the closure of its PC Video facility in Morgan Hill, CA and planning for the closure of its Wilmington, MA facility in connection with its recent acquisition of Videonics Inc., located in Campbell, CA. The Wilmington, MA facility was in fact closed on April 1, 2001 and operations, customer support and finance were moved into the Campbell, CA, facility. The remaining sales personnel relocated into a 2,800 square foot facility. In connection with this restructuring the Company expects to reduce overall personnel by 20%.

Even with the anticipated reduction in expenses related to the restructuring and an expected increase in sales, the Company anticipates that during 2001 it will need to raise over $3.0 million to support its working capital needs and meet existing debt obligations.

In an effort to meet those needs, the Company has entered into a Private Equity Line of Credit Agreement ("Equity Agreement") with Euston Investments ("Euston"). Under the Euston Equity Agreement the Company can issue up to 4,000,000 shares of its common stock, subject to certain restrictions, to Euston at a 10% discount to raise additional money. In addition, on February 28, 2001, the Company and Carl Berg, a Focus director and shareholder entered into an Secured Convertible Promissory Note agreement under which Mr. Berg loaned the Company $1.0 million and agreed to loan up to an additional $1.0 million to support the Company's working capital needs. (See Notes 11 and 17 to the Consolidated Financial Statements - "Stockholders' Equity - Common Stock" and "Subsequent Events - Loan from Shareholder" for more information.)

On April 25, 2001, Mr. Berg agreed that within 30 days he would convert $2.0 million of outstanding debt of Focus owed to Mr. Berg to equity.

As noted above, the Company reported a Stockholders' Deficit of $417,217 for the year ended December 31, 2000. After recording the merger with Videonics on January 16, 2001, on an unaudited pro forma basis, the Company is expected to report an estimated Stockholders' Equity of approximately $7,535,000. (See "Note 17 to Consolidated Financial Statements - Subsequent Events" for more information.)

Although there can be no assurances, the Company believes that its current cash, anticipated proceeds from the Euston Equity Agreement, its borrowings from a shareholder, together with its operating cash flows, will be sufficient to meet the Company's requirements for working capital, and capital expenditures through the end of 2001.

3.       Fourth Quarter Adjustments

In the fourth quarters of 2000 and 1999, the Company sustained net losses of $6,818,000 and $1,779,000, respectively. A summary of the effect on net income of sales returns and other significant expenses follows:

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

Description                                            2000           1999
-----------                                            ----           ----
  Sales returns reserve                            $ 180,000       $ 535,000
  Inventory reserve                                  668,000         389,000
  Accounts receivable reserve                        428,000         373,000
  Stock compensation                                      --         284,000
  Purchase commitment obligation                     225,000              --
  Write-off of loan to director                      140,000              --
  Write-down of capitalized software               2,289,000              --
  Restructuring reserve                              522,000              --
  Impairment of goodwill                              63,000              --

4.       Significant Reserves

A summary of the activity in the significant reserves relating to doubtful accounts receivable, sales returns and inventory valuation is as follows:

         Accounts Receivable Reserve
          Year Ending         Beginning                                         Ending
          December 31,         Balance      Additions       Reductions         Balance
          ------------         -------      ---------       ----------         -------
              2000          $  295,000        624,000          397,000      $  522,000
              1999          $  650,000        556,000          911,000      $  295,000


         Sales Returns Reserve
          Year Ending         Beginning                                         Ending
          December 31,         Balance      Additions       Reductions         Balance
          ------------         -------      ---------       ----------         -------
              2000          $1,107,000      2,310,000        2,897,000      $  520,000
              1999          $4,910,000      1,070,000        4,873,000      $1,107,000

         Inventory Reserve
          Year Ending         Beginning                                         Ending
          December 31,         Balance      Additions       Reductions         Balance
          ------------         -------      ---------       ----------         -------
              2000          $  399,000      1,532,000        1,178,000      $  753,000
              1999          $ ,168,000        906,000        2,675,000      $  399,000

5.       Inventories

Inventories at December 31, consist of the following:

                                                     2000            1999
                                                     ----            ----
    Raw materials                                 $  825,984      $1,039,356
    Work in process                                     --           171,637
    Finished goods                                 1,268,885       2,377,709
                                                  ----------      ----------
    Totals                                        $2,094,869      $3,588,702
                                                  ==========      ==========

The Company periodically reviews its inventories for obsolescence and adjusts carrying costs to estimated net realizable values when they are determined to be less than cost. In the fourth quarter of 2000, as a result of a detailed review, the Company identified certain excess and obsolete inventory items and also determined that the cost of certain inventory items required adjustments to their estimated net realizable value. As a result of this inventory review, the Company charged approximately $668,000 to expense in the fourth quarter of 2000, thereby increasing its inventory reserves to approximately $753,000 at December 31, 2000. In the fourth quarter of 1999, as a result of a detailed review, the Company identified certain excess and obsolete inventory items and also determined that the cost of certain inventory items required adjustments to their estimated net realizable value. As a result of this inventory review, the Company charged approximately $389,000 to expense in the fourth quarter of 1999, thereby increasing its inventory reserves to approximately $399,000 at December 31, 1999.

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements


6.       Property and Equipment

Property and equipment consist of the following at:

                                                             December 31,
                                                          2000          1999
                                                          ----          ----
Equipment                                               $382,207     $1,062,443
Furniture and fixtures                                   114,184        107,530
Leasehold improvements                                        --        295,249
Purchased software                                       366,061        246,980
                                                         -------        -------
                                                         862,452      1,712,202
Less accumulated depreciation and amortization           467,622        743,608
                                                         -------        -------

Property and equipment, net                             $394,830       $968,594
                                                        ========       ========

Depreciation and amortization  expense related to property and equipment for the
years  ended  December  31,  2000  and  1999  totaled   $424,346  and  $363,707,
respectively.

In the fourth quarter of 2000, in connection with its closure of its Wilmington, MA facility, the Company recorded restructuring expenses associated with the abandonment of certain assets and capital leases. The total loss associated with the abandonment of its property and equipment totaled $369,000.

7.       Other Assets

Note Receivable

In December 2000, the Company wrote-off a $140,000 note receivable from a current director and previous officer of the Company as management and the Company's Board of Directors agreed that the Company no longer needed non Board level executive services from this individual.

Restricted Assets

As part of the Company's acquisition of TView, Inc. in September 1996, the Company assumed a $125,000 irrevocable stand-by letter of credit with a bank to secure office space in Beaverton, Oregon. During 1997, the Company placed $125,000 in an interest bearing account at the Company's bank to secure the letter of credit. During 1999, the Company requested and received $83,334 from the interest bearing account, thus reducing the stand-by letter of credit. The amount recorded as an other asset as of December 31, 2000 and 1999 is $41,666.

8.       Notes Payable

Line of Credit, Bank

During 2000, the Company did not maintain or utilize a commercial line of credit. On March 31, 1999, the Company repaid all monies owed on this line of credit with its commercial bank totaling approximately $637,000 from proceeds received under a $2,000,000 accounts receivable financing agreement with the same commercial bank. The agreement allowed for advances on accounts receivable not to exceed 80% of qualified invoices. Interest was charged on the outstanding balance at a rate of the prime lending rate plus 4.5%. Under the terms of this agreement the bank was issued warrants to purchase 100,000 shares of the Company's common stock at a price of $1.70 per share.

Term Loan, Bank

During 2000, the Company did not initiate any borrowings with commercial lenders. On March 31, 1998, the Company assumed a $329,953 bank loan resulting from the purchase of certain assets and the assumption of certain liabilities of Digital Vision, Inc. The loan was paid in full at December 31, 1999.

Term Loan, Vendor

On April 20, 1999, the Company converted certain accounts payable due to a contract manufacturer to a term note in the amount of $1,700,000 with interest at a rate of 12% per annum. On December 31, 1999, the Company and the holder of the note reached an agreement as to the settlement of the note and additional accounts payable amounts. The total agreed upon obligation was $1,669,000. On January 5, 2000, the Company repaid $1,000,000 of these obligations and on January 28, 2000, escrowed $669,000 that was paid to the holder in three equal installments on February 5, March 5, and April 5, 2000.

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

Long-term Debt

Purchase of PC Video Conversion, Inc.

On July 29, 1998, the Company issued a $1,000,000 note payable to Steve Wood in conjunction with the acquisition of PC Video providing for the payment of principal and interest at 3.5 % over a period of 36 months. At December 31, 2000, the balance was $ 427,437.

On July 28, 2000, the Company entered into a Separation Agreement with Steve Wood. Mr. Wood was the Vice President of Pro AV engineering, former sole shareholder of PC Video Conversion, Inc., and leader of the Company's Morgan Hill, CA facility. On June 15, 2000, the Company closed the Morgan Hill facility. As part of the Separation agreement which terminated Mr. Wood's employment agreement, Mr. Wood remained a consultant until an upgrade to one of the Company's Pro AV products is completed. In return, Mr. Wood received a right to convert the promissory note into common stock of the Company following approval of the increase to the authorized common stock of the Company. The Company's stockholders approved the increase to the authorized common stock on January 12, 2001 and shortly thereafter, Mr. Wood agreed to convert the promissory note into 468,322 shares of the Company's common stock.

Convertible Note

Carl Berg, a Focus director and shareholder loaned Focus $2,362,494 to collateralize a $2,362,494 bond posted in connection with the CRA litigation (see Note 10.) The promissory note has a term of three years and bears interest at a rate of prime plus 1%. The interest earned on the collateral is payable to Mr. Berg. The interest payable by the Company to Mr. Berg is reduced by the amount of interest earned on the collateral. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest, in first priory, over substantially all of the assets of Focus. As of December 31, 2000 the Company had accrued interest due under the note totaling $52,061.

9.       Other Income

Sale of Networking Assets

Effective September 30, 1997, the Company sold its line of computer connectivity products to Advanced Electronic Support Products, Inc. ("AESP") for 189,701 shares of AESP common stock. The Company recorded other income in the amount of $358,288, securities available for sale in the amount of $595,000 (discounted 15% to reflect temporary restrictions on the common stock), and deferred income of $84,212. A director of the Company is also a director of AESP. In 1998 the Company recorded a loss of $346,017 on the securities available for sale as the decline in value was considered to be other than temporary. In June and July 1999, the Company sold the 189,701 shares of AESP stock yielding gross proceeds of approximately $329,000 and recognizing a gain of approximately $80,000.

Accounts Payable

During the year ended December 31, 1999, the Company recognized a total of $71,076 of other income in connection with the release of selected obligations and the reduction of certain accounts payable. Similar income for the year ended December 31, 2000 was not significant.

10.      Commitments and Contingencies

Leases

The Company leases office facilities and certain equipment under operating leases. Under the lease agreements, the Company is obligated to pay for utilities, taxes, insurance and maintenance. Total rent expense for the years ended December 31, 2000 and 1999 was approximately $284,000 and $400,000, respectively.

The Company leases certain computer and office equipment under capital leases with three to five-year terms. Capitalized leased assets are included in property and equipment. In connection with the Company's restructuring, the net book value of all abandoned capital leases have been written-off against the restructuring reserve. This charge approximated $179,000. The cost of assets under capital leases at December 31, 1999 was $443,874 with accumulated amortization of $135,832.

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

Minimum lease commitments at December 31, 2000 are as follows:

                                        Capital Leases      Operating Leases
                                        --------------      ----------------
2001                                        $121,289            $184,374
2002                                          69,078             147,834
2003                                          47,140             147,834
2004                                           1,115             111,206
2005                                              --              89,000
                                            --------            --------
Total minimum lease payments                 238,622             680,248
                                                                 =======
Less amounts representing interest            36,620
                                            --------
Present value of minimum obligations         202,002
Less current portion                         100,018
                                            --------
Non-current portion                         $101,984
                                            ========

Employment Agreements

The Company has employment agreements with certain corporate officers. The agreements are generally one to three years in length and provide for minimum salary levels. These agreements include severance payments of approximately one to three times each officer's annual compensation.

Letters of Credit

During 2000, the Company entered into agreements with subcontractors to manufacture partially and fully completed products. As part of these agreements the Company was required to obtain from its banks an irrevocable sight letter of credit to secure payment of each order placed with these vendors. The Company was required to secure these letters of credit by depositing cash in an interest bearing account with the bank. At December 31, 2000 and 1999, respectively, the Company maintained interest bearing accounts collateralizing sight letters of credit in the amount of $1,263,153 and $534,091, respectively. These amounts are recorded in current assets as they relate to the procurement of inventory and are outstanding for periods of less than one year.

Restricted Collateral Deposit

In connection with the CRA Systems judgement, the Company posted a bond in the amount of $2,362,494 to suspend any enforcement of the judgment pending appeal. Carl Berg, a director and shareholder of the Company obtained the bond on Focus' behalf in exchange for a secured convertible note in the same amount. (See Note 8 "Convertible Note".) The bond is irrevocable and is collateralized by a certificate of deposit in the amount of $2,365,000. In the event the case is settled for less than the bond amount, the Company has agreed to utilize the proceeds to pay down any outstanding debt owed to Mr. Berg.

Purchase Commitment

The Company agreed to purchase a minimum of $2,500,000 of cables and other products from Advanced Electronic Support Products, Inc. ("AESP") by March 29, 2001. In return, the Company received certain pricing commitments over the term of the master purchase agreement. In the event that the Company does not purchase at least $2,500,000 of cables and other products during the term of the master purchase agreement the Company must pay AESP an amount equal to 20% of the difference between $2,500,000 and the aggregate amount of purchases. The agreement allows the Company and its subcontractors, to purchase product from other sources if AESP's pricing or quality do not meet certain competitive levels and that such purchases shall reduce the minimum requirements under the agreement. As of December 31, 2000 the Company has purchased a total of
$1,316,000 from AESP or from other sources which apply against the $2,500,000 obligation. The Company believes that the AESP has defaulted on certain of its obligations and is in the process of renegotiating the contract. As of April 26, 2001 the Company had not reached an agreement with AESP. As such, after reducing the minimum obligation for additional purchases made between January 1, 2001 and March 29, 2001 the Company recorded a purchasing obligation liability in the amount of $225,000 at December 31, 2000.

Restructuring Expenses

For the year ended December 31, 2000, the Company recorded restructuring expenses totaling $724,000 related to the closure of its Morgan Hill, CA, facility and the closure of its Wilmington, MA, facility.

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

The closure of the Company's Morgan Hill facility occurred in the first quarter of 2000 and restructuring charges totaled approximately $202,000. Direct expenses were comprised of inventory adjustments of approximately $118,000, payroll and benefits of approximately $57,000, travel of approximately $16,000 and lease cancellation charges of approximately $11,000. At December 31, 2000 all restructuring accruals related to the Morgan Hill closure have been utilized.

In December 2000, the Company's Board of Directors determined that to significantly reduce the Company's cost structure it would close its Wilmington, MA facility, reduce personnel and relocate to a significantly smaller facility during the first quarter of 2001. As such, restructuring charges of $522,000 were recorded in the fourth quarter of 2000. Planned expenses are comprised of expenses related to the reduction of 16 employees in the areas of operations, customer support and finance of approximately $153,000 and equipment and lease abandonment charges of approximately $369,000. At December 31, 2000 $153,000 of restructuring reserves remained primarily related to personnel benefits associated with scheduled staffing reductions.

Litigation

Focus has been named as a defendant in an alleged class action alleging violation of federal securities laws.

Focus has been named as a defendant in two consolidated alleged class actions alleging violations of federal securities laws. The lawsuits allege that Focus and its Chairman and certain other present and former officers violated federal securities laws in connection with a number of allegedly false or misleading statements and seek certification of two classes, one on behalf of persons who purchased stock from July 17, 1997 to February 19, 1999 and the other on behalf of persons who purchased stock between November 15, 1999 to March 1, 2000, respectively. Defendants moved to dismiss both actions. At a March 2, 2001 hearing, the Federal District Court allowed limited discovery to occur relating to certain limited allegations as to the earlier alleged class. Focus believes that the remaining allegations will be dismissed. As to the later alleged class, the Court has taken the motion to dismiss under advisement. Focus believes that it has consistently complied with the federal securities laws, and does not believe at this time that this litigation will result in a material adverse effect on its financial condition. Nonetheless, the management time and resources that could be required to respond effectively to such claims and to defend Focus vigorously in such litigation could adversely impact our management's administrative capabilities.

Focus is involved as a defendant in litigation with CRA Systems, Inc

In 1996 CRA Systems, Inc., a Texas corporation, and Focus entered into an agreement, the terms and nature of which were subsequently disputed by the parties. Focus contended that the transaction was simply a sale of inventory for which Focus was never paid. CRA contended otherwise. CRA brought suit against Focus for breach of contract contending that Focus grossly exaggerated the demand for the product and the margin of profit that was available to CRA regarding this project. CRA sought to recover out-of-pocket losses exceeding $100,000 and lost profits of $400,000 to $1,000,000. A jury trial in May 2000 in federal district court in Waco, Texas, resulted in a verdict in favor of CRA for $848,000 actual damages and $1,000,000 punitive damages. On October 10, 2000, the court rendered a judgment in favor of CRA for actual damages, punitive damages, attorney's fees, costs, and interest, for a total award of approximately $2,000,000. In connection with this judgment, we recorded an expense of $2.1 million in the period ended September 30, 2000. The court overruled the motion for new trial that Focus filed, and Focus has appealed the judgment to the U.S. Court of Appeals for the Fifth Circuit in New Orleans, Louisiana. The case has not yet been submitted to the appeals court for decision. The trial court has granted a stay of any enforcement of the judgment pending appeal, based on the posting of a bond in the approximate amount of $2.3 million (being the approximate amount of the judgment plus 10% to cover interest and costs of CRA).

Special Investigation

In March 2000, the Company's independent auditors, Wolf & Company, P.C., brought to the attention of the Board certain matters relating to the Company's financial controls. The Board of Directors thereafter formed a special committee to investigate. The special committee engaged the law firm of Foley, Hoag & Eliot LLP, which engaged the accounting firm of Arthur Andersen LLP to aid in the investigation. Based upon its investigation, the committee has concluded that, despite his denials, an accounting manager in the Company's finance department misstated the inventory records of the Company's Pro AV series for purposes of presentation to the Company's outside auditors in connection with the audit for the year ended December 31, 1999. A revised inventory list for the Pro AV series as of December 31, 1999 was compiled in connection with the special committee's review and has been subject to audit tests performed by Wolf & Company, P.C. as part of its year end audit of the financial statements of the Company as a whole. The revised inventory figures were included in the December 31, 1999 financial statements. As such, management believes that

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

inventory has been properly presented as of December 31, 1999 and no adjustments appeared to be necessary to prior periods. The accounting manager in question has been discharged.

As a result of the Committee's investigation, the Company incurred accounting fees of approximately $302,000 and legal fees of approximately $292,000. These fees and expenses which were charged to earnings in the quarter ended March 31, 2000.

General

From time to time, the Company is party to certain other claims and legal proceedings that arise in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the Company's financial position or results of operation.

11.      Stockholders' Equity

Common Stock

On January 18, 2000, the Company received net proceeds of $960,560 from the issuance of 330,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to a private placement with an unaffiliated investor.

The Company received proceeds of $31,890 from the issuance of 30,000 shares of common stock resulting from the exercise of common stock warrants issued as partial compensation to an unaffiliated investor relations firm. These warrants were exercised on February 23, 2000 (15,000 shares) and March 2, 2000 (15,000 shares).

On June 9, 2000, the Company entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,400,000 shares of common stock and the issuance of a warrant to purchase an additional 140,000 shares of common stock in a private placement, to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. In addition, Union Atlantic Capital, L.C. received a warrant to purchase 45,000 shares of common stock as compensation for brokering the private placement. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. On February 7, 2001, the Company filed a preliminary registration statement under the Securities Act of 1933 to register those shares issued in connection with this transaction and for those to be issued upon exercise of the warrants. The Securities and Exchange Commission has requested that December 31, 2000 information be included in the registration statement and as such the registration statement has not yet been refilled as of April 26, 2001. The Company received proceeds from this transaction on June 9, 2000. The fees and expenses associated with this offering was $216,000 yielding net proceeds of $1,284,000. In accordance with our obligations under the agreement, the company is incurring damages of 2% per month of the gross proceeds until its registration of the shares purchased by the investor. At December 31, 2000, the Company recorded interest expense of $150,000. The investor has agreed to exchange the gross amount of calculated damages for additional common stock of Focus based on an exchange rate of 0.68. As of December 31, 2000, the Company is required to issue to the investor additional 220,000 shares of Focus common stock, to extinguish this accrued liability.

On July 28, 2000, the Company entered into an equity line of credit agreement with Euston Investments Holdings Limited, a British Virgin Islands Corporation, for the future issuance and purchase of shares of our common stock. The equity line of credit agreement establishes what is sometimes termed an equity drawdown facility.

In general, the investor, Euston Investments, has committed to purchase up to 4,000,000 shares of our common stock, as requested by us, at a discount to the market price over a 24 month period. The number of shares issued to Euston Investments in return for that money is determined by dividing the contracted price per share into the amount of money requested by the Company. The per share dollar amount to Euston Investments is 10% less than the average closing bid price of our common stock during a valuation period. A "valuation period" is defined as the period of fifteen trading days beginning seven trading days immediately before the Trading Day on which a drawdown is requested and ending seven trading days immediately after such date. We will receive the amount of the drawdown less an escrow agent fee of $750 and 7% placement fee payable to the placement agent, Union Atlantic Capital, L.C., which introduced Euston Investments to the Company. We are under no obligation to request a draw for any period. In lieu of providing Euston Investments with a minimum aggregate drawdown commitment, we have issued to Euston Investments a stock purchase warrant to purchase 250,000 shares of our common stock with an exercise price of $1.625. The warrant expires June 12, 2005.

For the year ended December 31, 2000, the Company issued at various times, an additional 86,000 shares of common stock resulting from other exercises of options and warrants, receiving cash of approximately $128,056.

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

For the year ended December 31, 2000, the Company was obligated to issue the following additional shares of common stock pursuant to derivative securities, instruments or agreements:

                                                              December 31, 2000
                                                              -----------------
 Warrants to purchase common stock                                   910,429
 Options to purchase common stock                                  5,110,977
 Notes payable convertible into common stock                       1,889,995
 AMRO's shares for untimely registration                             220,000
                                                                     -------
      Total shares of common stock obligated, under
       certain circumstances, to issue                             8,131,401
                                                                   =========


On February 22, 1999, the Company issued warrants to purchase 30,000 shares of common stock as partial compensation to an unaffiliated investor relations firm. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. The Company recorded $15,033 in expense for the year ended December 31, 1999 based on the fair value of the warrants.

On February 22, 1999, the Company issued warrants to purchase 100,000 shares of common stock as partial compensation to an unaffiliated investment advisor. The warrants are exercisable until September 9, 2002 at an exercise price of $1.063 per share. These warrants were exercised on December 10, 1999. The Company recorded charges of $50,111 for the year ended December 31, 1999 based on the fair value of the warrants.

On February 22, 1999, the Company issued warrants to purchase 50,000 shares of common stock pursuant to a debt financing arrangement with an unrelated individual. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. These warrants were exercised on December 3, 1999. The Company recorded charges of $25,055 for the year ended December 31, 1999 based on the fair value of the warrants.

On March 22, 1999, the Company issued warrants to purchase 100,000 shares of common stock representing partial fees pursuant to a debt financing arrangement with an unaffiliated commercial bank. The warrants are exercisable until March 22, 2006 at an exercise price of $1.70 per share. These warrants were exercised on November 23, 1999 under a net exercise provision resulting in the issuance of 38,181 shares. The Company recorded charges of $69,118 for the year ended December 31, 1999 based on the fair value of the warrants.

On June 4, 1999, the Company entered into a financing agreement resulting in $1,200,000 in gross proceeds from the sale of 1,350,000 shares of common stock and the issuance of a warrant to purchase an additional 120,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2004 at a per-share exercise price of $1.478125. The Company also issued a warrant to purchase 25,000 shares of common stock at $1.478125 per share exercisable through June 4, 2004 to Union Atlantic, L.C. in connection with the placement. The Company filed a registration statement under the Securities Act of 1933 for the shares issued in connection with this transaction and issuable upon exercise of the warrants. The Company received proceeds from this transaction in two tranches of $600,000. The first tranche was funded on June 14, 1999 for $600,000 less expenses associated with this offering of $60,897 yielding net proceeds of $539,103. The second tranche for $600,000 less expenses of $58,222 yielding net proceeds of $541,778 was funded on August 18, 1999.

On September 17, 1999, the Company entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,583,333 shares of common stock and the issuance of a warrant to purchase an additional 150,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until September 17, 2002 at a per-share exercise price of $1.5375. The shares issued in connection with this transaction and issuable upon exercise of the warrant will be registered under the Securities Act of 1933. The Company received proceeds from this transaction in two tranches of $750,000 . The first tranche was funded on September 21, 1999 for $750,000 less expenses of $64,903 yielding net proceeds of $685,097. The second tranch was funded in October 1999 for $750,000 less fees and expenses associated with this offering of $60,000 yielding net proceeds of $690,000.

On September 22, 1999, the Company received gross proceeds of $135,000 from the issuance of 120,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to the June 4, 1999 private placement.

On November 19, 1999, the Company agreed to issue 100,000 shares of common stock to a subcontractor in settlement of $323,260 of accounts payable. The Company agreed to register the shares under the Securities Act of 1933. The Company also agreed to issue up to an additional 100,000 shares of common stock if the average market price for the

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

five trading days preceding the effective date of the registration statement is less than $3.23 per share. The Company was not required to issue any of the additional shares.

In November, 1999, the Company completed a financing of $2,000,000 in gross proceeds from the sale of 1,250,000 shares of common stock and the issuance of three warrants to purchase an aggregate of 125,000 shares of common stock in a private placement to three unaffiliated accredited investors. The warrants are exercisable until December 1, 2004 at a per-share exercise price of $3.1969. The shares issued in connection with this transaction and issuable upon exercise of the warrant will be registered under the Securities Act of 1933. Expenses associated with this offering amounted to approximately $42,000 yielding net proceeds of $1,958,000.

The aggregate fair value of all warrants issued in connection with debt financing and in connection with compensation for services in 1999 was calculated at approximately $159,000. The Company has calculated the fair value of the warrants using the Black-Scholes model and the following assumptions:

       Risk-free rate of interest                                6.0%
       Average computed life of warrants                  3 - 7 years
       Dividend yield                                            0.0%
       Volatility of common stock                       35.0% - 45.0%

Common Stock Purchase Warrants

Common stock warrant activity is summarized as follows:
                                                             2000                             1999
                                                             ----                             ----
                                                                  Grant Price                      Grant Price
                                                    Shares           Range           Shares           Range
                                                    ------           -----           ------           -----
Warrants outstanding at beginning of year          1,323,329       $1.06 - $9.11   1,018,329         $0.90 - $9.11
Warrants granted                                     435,000           $1.63         700,000         $1.06 - $3.20
Warrants exercised                                  (369,000)      $1.06 - $4.21    (370,000)        $1.06 - $1.70
Warrants canceled                                   (478,900)      $1.54 - $9.11     (25,000)            $1.48
                                                    --------                         -------
Warrants outstanding at end of year                  910,429       $1.25 - $4.21   1,323,329         $1.06 - $9.11
                                                     =======       =============   =========         =============
Warrants exercisable at end of year                  475,429       $1.06 - $4.21   1,323,329         $1.06 - $9.11
                                                     -------       -------------   ---------         -------------
Weighted average fair value of warrants
  Granted during the year                                              $1.30                             $0.68

1992 Stock Option Plan

The Company's 1992 Stock Option Plan (the "Plan"), provides for the granting of incentive and non-qualified options to purchase up to approximately 1,800,000 shares of common stock. Incentive stock options may be granted to employees of the Company. Non-qualified options may be granted to employees, directors or consultants of the Company. Incentive stock options may not be granted at a price less than 100% (110% in certain cases) of the fair-market value of common stock at date of grant. Non-qualified options may not be granted at a price less than 85% of fair-market value of common stock at date of grant. As of December 31, 1999, all options granted under the plan were issued at market value at the date of grant. Options generally vest annually over a three-year period and are exercisable over a five-year period from date of grant. The term of each option under the Plan is for a period not exceeding ten years from date of grant. During 1998, the Board of Directors authorized reductions in the exercise price of certain options granted under the plan to prices reflecting the market value on the re-pricing date. As of December 31, 2000, options under the Plan to purchase 1,005,207 shares of the Company's common stock were outstanding with exercise prices of $1.00 to $1.34 per share.

1995 Key Officer Non Qualified Stock Options

In 1995, the Board of Directors authorized the issuance to two officers warrants to purchase an aggregate of 500,000 shares of common stock at $1.10 per share. The options expire in April 2002. As of December 31, 2000, options to purchase 150,000 shares of the Company's common stock were outstanding with an exercise price of $1.10 per share.

1997 Director Stock Option Plan

In March 1997, the Board of Directors adopted the 1997 Director Stock Option Plan (the "1997 Director Plan"), subject to stockholder approval which was received on July 25, 1997. The 1997 Director Plan authorized the grant of options to purchase up to an aggregate of 1,000,000 shares of common stock. Each non-employee director who was in office on March 19, 1997 received an automatic grant of an option to purchase shares of common stock ranging between 100,000

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

and 200,000 shares based on time of service. The exercise price per share of options granted under the 1997 Director Plan is 100% of the market value of the common stock of the Company on the date of grant. Options granted under the 1997 Director Plan are exercisable over a five-year period with vesting determined at varying amounts over a three year period. As of December 31, 2000, options under the 1997 Director Plan to purchase 302,692 shares of the Company's common stock were outstanding with an exercise price between $ 1.00 and $1.28 per share.

1997 Key Officer Non Qualified Stock Options

In March 1997, the Board of Directors authorized the grant of non-qualified stock options to certain key officers of the Company (the "1997 Key Officer Agreements"). The 1997 Key Officer Agreements related to the grant of options to purchase up to an aggregate of 920,000 shares of common stock. The exercise price per share of options granted under the 1997 Key Officer Agreements equaled 100% of the market value of the common stock of the Company on the date of grant. Options granted under the 1997 Key Officer Agreements are exercisable in installments over a three-year period. As of December 31, 2000, options under the 1997 Key Officer Agreements to purchase 350,000 shares of the Company's common stock were outstanding with exercise prices of $1.22 and $1.28 per share.

1998 Director Stock Option Plan

On September 1, 1998, the Board of Directors adopted, subject to stockholder approval, the 1998 Non-qualified Stock Option Plan (the "1998 NQSO Plan"). The 1998 NQSO Plan authorized the grant of options to purchase up to an aggregate of 1,250,000 shares of common stock. Each non-employee director who was in office on September 1, 1998 received an automatic grant of an option, subject to stockholder approval, to purchase 75,000 shares of common stock. Employee officers and directors received a grant of an option to purchase shares of common stock ranging from 10,000 to 200,000 shares based upon time of service. The exercise price per share of options granted under the 1998 NQSO Plan is 100% of the market value of the common stock of the Company on the date of grant. Options granted under the 1998 NQSO Plan are exercisable over a five-year period with vesting determined at varying amounts over a three year period. . As of December 31, 2000, options under the 1998 NQSO Plan to purchase 741,203 shares of the Company's common stock were outstanding with an exercise price between $1.06 and $1.41.

2000 Non-Qualified Option Plan

On April 27, 2000, the Board of Directors of Focus adopted the 2000 Non-Qualified Stock Option Plan (the "2000 Plan"), subject to approval by Focus shareholders. On August 15, 2000 the maximum number of options available under the 2000 Plan was increased from 3,000,000 to 5,000,000. On December 28, 2000 the Company's stockholder's approved the 2000 Plan. Options under the Plan may be granted to employees, directors or consultants of the Company. The exercise price per share of options granted under the 2000 Plan is 100% of the market value of the common stock of the Company on the date of grant. The 2000 Plan requires that options granted thereunder will expire on the date which is five
(5) years from the date of grant. Each option granted under the 2000 Plan first becomes exercisable upon time periods set by the Compensation Committee of the Focus Board of Directors. With respect to non-executive officer employees, eight and one third percent (8 1/3%) of the shares vest every three months from grant date. Options issued to the Focus Board of Directors and the executive officers under the 2000 Plan, shall vest in equal amounts, occurring monthly over a 3 year period or upon the occurrence of certain events. As of December 31, 2000, options under the 2000 Plan to purchase 2,561,875 shares of the Company's common stock were outstanding with an exercise price of $0.56 per share.

A summary of the status of the Company's outstanding stock options as of December 31, 2000 and 1999, and the changes during the years then ended, is presented below:

                                                           2000                                  1999
                                                  -----------------------------       ------------------------------
                                                               Weighted Average                     Weighted Average
                                                  Shares        Exercise Price        Shares         Exercise Price
                                                  ------       ----------------       ------        ----------------
Options outstanding at beginning of year        2,891,114            $1.21          3,919,396              $1.22
Options granted                                 2,611,875            $0.56          1,191,340              $1.17
Options exercised                                 (77,000)           $1.17         (1,816,125)             $1.53
Options canceled                                 (315,012)           $1.28           (403,497)             $1.23
                                                 --------                            --------
Options outstanding at end of year              5,110,977            $0.88          2,891,114              $1.21
                                                =========                           =========
Options exercisable at end of year              1,995,123            $1.05            393,391              $1.21
                                                =========                           =========

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

Information pertaining to options outstanding at December 31, 2000 is as follows:

                                                  Options Outstanding               Options Exercisable
                                        -------------------------------------     ------------------------
                                                       Weighted      Weighted                    Weighted
                                                       Average       Average                     Average
Range of                                Outstanding    Remaining     Exercise     Exercisable    Exercise
Exercise Prices                         12/31/00       Life          Price        12/31/00       Price
---------------                         --------       ---------     --------     -----------    ---------
$0.56 - $0.56                           2,561,875      5.0 yrs       $0.56          487,780          $0.56
$1.00 - $1.41                           2,549,102      3.0 yrs       $1.21        1,507,343          $1.21
                                        ---------                                 -----------
Outstanding at December 31, 2000        5,110,977      4.0 yrs       $0.88        1,995,123          $1.05
                                        =========                                 ===========

Stock-based Compensation.

At December 31, 2000, the Company has stock option plans and non-plan stock options that are described above. The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized for stock options issued to employees. Had compensation cost for the Company's stock-based compensation plans and non- plan stock options outstanding been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's net loss and loss per share would have been adjusted to the pro forma amounts indicated below:


                                               Years ended December 31,
                                                2000              1999
                                                ----              ----
Net loss                   As reported      $(12,028,888)    $(1,479,703)
                           Pro forma        $(12,865,186)    $(2,587,558)
Basic loss per share       As reported      $      (0.48)    $      (.08)
                           Pro forma        $      (0.51)    $      (.14)
Diluted loss per share     As reported      $      (0.48)    $      (.08)
                           Pro forma        $      (0.51)    $      (.14)

Common stock equivalents have been excluded from all calculations of loss per share and pro forma loss per share in 2000 and 1999 because the effect of including them would be anti-dilutive.

The fair value of each grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000 and 1999, respectively; dividend yield of 0.0%; expected volatility of 100% and 50%, risk-free interest rates of 6.2% and 6.0% and expected lives of 4.0 and 5.0 years.

12.      Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return. Allocation of the provision for income taxes between federal and state income taxes is as follows:

                                                   Years Ended
                                                  December 31,
                                                 2000        1999
Current:
  Federal income taxes                          $   --      $   --
  State income taxes                             2,145          --

Deferred:
 Federal income taxes                               --          --
 State income taxes                                 --          --
                                                ------      ------
                                                $2,145      $   --
                                                ======      ======

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

The  differences  between  the  provisions  for income  taxes from the  benefits computed by applying the statutory Federal income tax rate are as follows:
                                                         Years Ended December 31,
                                                         ------------------------
                                                           2000           1999
                                                           ----           ----
Benefit computed at statutory rate (34%)                 $(4,081,000)   $(503,000)
State income tax benefit, net of federal tax                (753,000)     (92,000)
Increase in valuation allowance on deferred tax asset      4,642,000      546,000
Non-deductible goodwill                                       49,000       49,000
Other                                                        145,145            0
                                                             -------            -
                                                         $     2,145    $      --
                                                         ===========    =========

The net deferred tax asset consists of the following:
                                                               December 31,
                                                               ------------
                                                           2000            1999
                                                           ----            ----
Deferred tax asset                                    $ 17,369,000    $ 12,727,000
Valuation allowance on deferred tax asset              (17,369,000)    (12,727,000)
                                                      ------------    ------------
Net deferred tax asset                                $        --     $         --
                                                      ============    ============

The tax  effects  of each  type of  income  and  expense  item that give rise to deferred taxes are as follows:
                                                               December 31,
                                                               ------------
                                                           2000             1999
                                                           ----             ----
Net operating loss carry forward                      $ 15,273,000      $11,526,000
Income tax credit carry forward                            204,000          185,000
Tax basis in excess of book basis of fixed assets          166,000          157,000
Book inventory cost less than tax basis                    301,000          160,000
Reserve for bad debts                                      209,000          118,000
Tax basis in excess of book basis of other assets          466,000          466,000
Tax basis in subsidiaries in excess of book value          936,000          964,000
Capitalized research costs                                (291,000)        (849,000)
Other                                                      105,000                0
                                                      ------------     ------------
                                                        17,369,000       12,727,000
Valuation allowance on deferred tax asset              (17,369,000)     (12,727,000)
                                                      ------------     ------------
Net deferred tax asset                                $         --     $         --
                                                      ============     ============

A summary of the change in the valuation allowance on deferred tax assets is as follows:

                                                  Years Ended December 31,
                                                  ------------------------
                                                    2000             1999
                                                    ----             ----
Balance at beginning of year                     $12,727,000     $12,181,000
Addition to the allowance for the benefit
of net operating loss carry forwards not
Recognized                                         4,642,000         546,000
                                                   ---------         -------
Balance at end of year                           $17,369,000     $12,727,000
                                                 ===========     ===========

At December 31, 2000, the Company has the following carry forwards available for income tax purposes:

Federal net operating loss carry forwards expiring in various
Amounts through 2021                                              $38,182,000
                                                                  ===========
State net operating loss carry forwards expiring in various
Amounts through 2005                                              $29,196,000
                                                                  ===========
Credit for research activities                                    $   204,000
                                                                  ===========

Due to the uncertainty surrounding the realization of these favorable tax attributes, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets. The net operating loss carry forwards are subject to annual limitations based on ownership changes in the Company's common stock as provided in Section 382 of the Internal Revenue Code.

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

13.      Business Combinations

Effective September 30, 1996, FOCUS acquired all of the capital stock of TView, Inc. ("TView"). The business combination was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired based on their estimated fair value. This accounting treatment resulted in approximately $716,000 of goodwill that will be amortized over its estimated benefit period of seven years. At December 31, 2000, the remaining goodwill balance was $244,000.

On March 31, 1998, the Company acquired certain of the assets of Digital Vision, Inc. ("Digital Vision"). In accordance with this transaction, the Company recorded goodwill of approximately $1,322,000. After completion of the merger a further evaluation of the acquired product lines indicated that only two products warranted inclusion in the Company's family of products. By December 31, 1998, the expected revenue stream from this product line, which had been based on pre merger results, had declined significantly. Sales for the product dropped due to an influx of competition in this category in the fourth quarter of 1998, as the product line suffered from a limited feature set and a higher selling price when compared to the competition. The Company was hampered in meeting the competition's selling price as the Company learned that the product line was based on a bill of materials which included certain end of life components. The Company did not acquire any proprietary technology and the customer base proved to be limited. As a result of foregoing, the Company performed a discounted cash flow analysis in December 1998. The Company determined goodwill recorded on the acquisition of Digital Vision should be written down to approximately $127,000. As a result, the Company wrote-down goodwill by approximately $1,070,000. In the fourth quarter of 2000, the Company wrote-off the remaining goodwill balance, of $63,000 as the Company discontinued its sales efforts related to the Digital Vision product line.

On July 29,  1998,  the Company  acquired  certain  assets and  assumed  certain liabilities of PC Video Conversion, Inc. ("PC Video"). The acquisition was accounted for as a purchase and resulted in goodwill of approximately $1,657,000. After the merger the Company determined that its sales efforts would be concentrated on PC Video's products and away from the custom engineering side of the business. By December 31, 1998, the Company determined that PC Video custom engineering accounted for a greater portion of PC Video's business than had originally been estimated and revenues dropped dramatically. The Company determined that PC Video had only a limited dealer network and that the majority of its customers would not repeat buy. In addition, PC Video lacked proprietary technology and that certain of its products had a feature set that made sales into the professional market difficult. As a result of foregoing, the Company performed a discounted cash flow analysis in December 31, 1998 and based on this analysis, the Company determined that goodwill should be written down to $195,000. As a result, the Company wrote-down goodwill by approximately $1,441,000. At December 31, 2000, the unamortized goodwill balance is $30,000.

14.      Segment Information

SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. The Company is organized and operates in one reportable segment which the development, manufacturing, marketing and sale of computer enhancement devices for personal computers and televisions.

During the year ended December 31, 2000, the Company only had operations in the United States. During the year ended December 31, 1999 the Company had operations in the United States and in The Netherlands. On July 1, 1999, the Company closed its foreign subsidiary and on August 15, 1999 dissolved this entity. Sales to a major distributor as of December 31, 2000 and 1999 represented approximately $2,242,000 or 15% and $4,318,000 or 25% of the Company's revenues, respectively.

The following table summarizes revenue by geographic area:

                                                     For The Year Ended
                                                     ------------------
                                            December 31, 2000  December 31, 1999
                                            -----------------  -----------------
United States                                   $14,365,000       $16,425,000
North America (excluding the United States)          39,000            54,000
Europe                                              738,000           396,000
Asia                                                 91,000           308,000
                                                     ------           -------
     Total                                      $15,233,000       $17,183,000
                                                ===========       ===========

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

15.      Employee Benefit Plan

Effective July 1, 1998, the Company implemented a Section 401(k) Profit Sharing Plan (the "401(k) Plan") for all eligible employees. The Company may make discretionary contributions to the 401(k) Plan. Employees are permitted to make elective deferrals of up to 15% of employee compensation and employee contributions to the 401(k) Plan are fully vested at all times. Company contributions become vested over a period of five years. The Company has made no contributions to the 401(k) Plan as of December 31, 2000.

16.      Related Party Transactions

Timothy Mahoney, who is a Focus director, is a principal of vFinance.com, Inc., the parent company to Union Atlantic Capital L.C., and a partner of Union Atlantic L.C. For the years ended December 31, 2000 and 1999, Focus paid Union Atlantic L.C. $83,206 and $112,226, respectively in consulting fees in connection with equity financing agreements negotiated by Union Atlantic L.C. In addition, Union Atlantic Capital L.C. was also issued 243,833 shares of Focus common stock in lieu of investment banking fees in connection with the acquisition of Videonics, Inc in January 2001.

17.      Subsequent Event

Increase to Authorized Common Shares

On January 12, 2001, the stockholders of the Company approved an increase to the authorized common shares from 30,000,000 to 50,000,000. This increase was recommended and approved by the Company's Board of Directors, in part to issue approximately 5,135,000 shares in connection with the merger of Videonics Inc., and to ensure that sufficient shares are available for issuance under the Company's 2000 Non Qualified Stock Option Plan (5,000,000 shares) and for a Private Equity Line of Credit (4,000,000 shares).

Acquisition of Videonics, Inc.

On January 16, 2001, Focus Enhancements, Inc., acquired all the shares of Videonics, Inc., ("Videonics") in a transaction accounted for using the purchase method of accounting. Focus issued 0.87 shares of Focus common stock for each issued and outstanding share of Videonics common stock on the closing date. Based on the exchange ratio, a total of approximately 5,135,000 shares were issued. Focus incurred approximately $675,000 in acquisition expenses, including financial advisory and legal fees and other direct transaction costs, which were included as a component of the purchase price.

Following the merger, the companies believe that they have a opportunity to take advantage of the complementary strategic fit of the businesses, combining their operations to create a unique commercial entity in the market for video products and technologies. In addition, certain new application specific integrated circuits ("ASICs") currently under development by the FOCUS engineering team have integrated video mixing and switching technology. We believe that the Videonics engineering team can capitalize on this chip technology to build attractively priced digital video solutions for an expanded customer base.

In accordance with the Company's restructuring plan, it has significantly reduced it post merger staffing in the areas of operations, customer support and finance as all the aforementioned functional areas have been consolidated into the company's Campbell, California facility. The company negotiated an early release from its lease of a 22,000 square foot facility located in Wilmington, Massachusetts and has since moved its remaining Massachusetts' sales personnel into a 2,800 square foot facility located in Chelmsford, Massachusetts.


Unaudited Pro Forma Purchase Price Allocation of Videonics     December 31, 2000

Value of common shares issued                                       $7,960,000
Assumption of Videonics options                                        498,000
Estimated transaction costs                                            675,000
                                                                    ----------
Total purchase cost                                                 $9,133,000
                                                                    ----------

Tangible assets acquired                                            $3,291,000
Intangible assets acquired                                           2,963,000
In-process research and development                                    505,000
Liabilities assumed                                                 (3,039,000)
                                                                    -----------
Excess of cost over fair value (goodwill)                           $5,413,000
                                                                    ===========

                            Focus Enhancements, Inc.
                   Notes To Consolidated Financial Statements

The following summary selected unaudited pro forma combined condensed consolidated financial information shows the results of operations and the financial position of the combined businesses of Focus and Videonics had the merger occurred on January 1, 1999 for statement of operations purposes and on December 31, 2000 for balance sheet purposes. This information is provided for illustrative purposes only and does not show what the results of operations or financial position of Focus would have been if the merger with Videonics actually occurred on the dates assumed. In addition, this information does not indicate what Focus' future consolidated operating results or consolidated financial position will be.

Unaudited Pro Forma Condensed Consolidated
Statement of Operations Data:                        Year Ended December 31,
                                                     -----------------------
                                                     2000               1999
                                                 ------------       ------------

Net Sales                                        $26,902,000        $31,409,000
                                                 ===========        ===========
Loss from operations                             (15,145,000)        (5,923,000)
                                                 ============        ===========
Net Loss                                         (17,613,000)        (6,580,000)
                                                 ============        ===========
Net loss per common shares:
Basic                                                $ (0.58)           $ (0.28)
                                                     ========           ========
Diluted                                              $ (0.58)           $ (0.28)
                                                     ========           ========

Unaudited Pro Forma Combined Condensed
Consolidated Balance                                      December 31, 2000
                                                          -----------------
Sheet Data:

   Cash and cash equivalents                                $ 1,830,000
   Working capital                                              803,000
   Total assets                                              21,194,000
   Long Term obligations                                      3,563,000
   Shareholders' equity                                       7,535,000
                                                             ==========


Loan from Shareholder

On February 28, 2001, Carl Berg, a Focus director and shareholder loaned Focus $1.0 million and agreed to loan up to an additional $1.0 million to support the Company's working capital needs. The promissory note has a due date of September 25, 2003 and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note is convertible into shares of Focus common stock generally equal to the value of the promissory note and any accrued and unpaid interest. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus.

Potential Nasdaq Delisting

On April 25, 2001, the Company received notice from Nasdaq that it was subject to potential delisting for failure to file its Annual Report of Form 10-KSB in a timely manner. In addition, the Company's stock has recently traded below the $1.00 minimum bid price as required by Nasdaq SmallCap regulations. If the Company is unable to meet the Nasdaq SmallCap requirements, the Company's stock could be delisted. The Company is making every effort to comply with the Nasdaq SmallCap requirements. If the Company is unable to meet these requirements, the Company will request a hearing before the Listing Qualifications Panel. There can be no assurance that the Panel will grant the Company's request for continued listing.

                            FOCUS ENHANCEMENTS, INC.
                           CONSOLIDATED BALANCE SHEET

                                 (in thousands)
                                   (unaudited)
                                                                                  March 31,
                                                                                  ---------
                                                                                    2001
                                                                                    ----
                                   ASSETS
Current assets:
  Cash and cash equivalents                                                         $1,185
  Restricted certificates of deposit                                                   553
  Restricted collateral deposit                                                      2,363
  Accounts receivable, net of allowances of $1,357 at
    March 31, 2001                                                                   1,973
  Inventories                                                                        4,427
  Prepaid expenses and other current assets                                            125
                                                                                   -------
    Total current assets                                                            10,626

Property and equipment, net                                                            527
Capitalized software development costs                                                 657
Other assets, net                                                                      177
Intangibles, net                                                                     2,793
Goodwill, net                                                                        5,557
                                                                                   -------
Total assets                                                                       $20,337
                                                                                   =======

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Bank loan                                                                           $300
  Current portion of long-term debt                                                    427
  Obligations under capital leases, current portion                                     78
  Accounts payable                                                                   4,544
  Accrued liabilities                                                                2,970
  Accrued legal judgment                                                             2,148
                                                                                   -------
    Total current liabilities                                                       10,467

Note payable to stockholder                                                          1,035
Convertible notes payable to stockholder                                             3,362
Obligations under capital leases, non-current                                           89
Long-term debt, net of current portion                                                  --
                                                                                   -------

    Total liabilities                                                               14,953
                                                                                   -------

Commitments and contingencies

Stockholders' equity (deficit)

  Preferred stock, $.01 par value; authorized 3,000 shares; none issued                 --
  Common stock, $.01 par value; 50,000 shares authorized, 31,493
  shares issued                                                                        315
  Deferred compensation                                                               (530)
  Additional paid-in capital                                                        57,730
  Accumulated deficit                                                              (51,431)
  Treasury stock at cost, 450 shares                                                  (700)
                                                                                   -------
  Total stockholders' equity (deficit):                                              5,384
                                                                                   -------
    Total liabilities and stockholders' equity:                                    $20,337
                                                                                   =======

The accompanying notes are an integral part of the consolidated financial statements.

                                         S-1

                            FOCUS ENHANCEMENTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except per share amounts)
                                   (unaudited)
                                                            Three Months ended March 31,
                                                            ----------------------------
                                                                2001             2000
                                                             ---------         --------
Net revenues                                                  $ 5,009          $  3,614
Cost of goods sold                                              3,219             2,329
                                                              -------          --------

  Gross profit                                                  1,790             1,285
                                                              -------          --------

Operating expenses:
  Sales, marketing and support                                  1,460             1,028
  General and administrative                                      743             1,147
  Research and development                                        995               260
  Amortization expense                                            576               214
  Restructuring expense                                            33               202
  Write-off of in-process technology                              505                --
                                                              -------          --------

    Total operating expenses                                    4,312             2,851
                                                              -------          --------

    Loss from operations                                       (2,522)           (1,566)

  Interest expense, net                                          (123)              (19)
  Other (expense) income , net                                    (79)               10
                                                              -------          --------

    Loss before income taxes                                   (2,724)           (1,575)

  Income tax expense                                               --                 4
                                                                   --                 -

    Net loss                                                  $(2,724)         $ (1,579)
                                                              =======          ========

Loss per common share:
  Basic                                                       $ (0.09)         $  (0.06)
                                                              =======          ========

  Diluted                                                     $ (0.09)         $  (0.06)
                                                              =======          ========

Weighted average common shares outstanding:
  Basic                                                        30,183            24,335
                                                              =======          ========
  Diluted                                                      30,183            24,335
                                                              =======          ========

The accompanying notes are an integral part of the consolidated financial statements.

                                             FOCUS ENHANCEMENTS, INC.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  (in thousands)
                                                    (unaudited)
                                                                                       Three Months Ended March 31,
                                                                                       ----------------------------
                                                                                          2001               2000
                                                                                       ----------         ---------
Cash flows from operating activities:
Net loss                                                                                 $(2,724)          $(1,579)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                              701               214
  Deferred compensation expense                                                               62                --
  Write-off of in process technology                                                         505                --
  Changes in operating assets and liabilities, net of the effects of acquisitions;
   Decrease (increase) in accounts receivable                                                (36)              334
   Decrease (increase) in inventories                                                        172              (205)
   Decrease (increase) in prepaid expenses and other assets                                   27              (571)
   Increase (decrease) in accounts payable                                                     6            (1,143)
   Increase (decrease) in accrued liabilities                                                206               597
                                                                                         -------           -------

  Net cash used in operating activities                                                   (1,081)           (2,353)
                                                                                         -------           -------

Cash flows from investing activities:
  Decrease (increase) in restricted certificates of deposit                                  710              (177)
  Additions to property and equipment                                                        (26)             (500)
  Net cash from acquisition of Videonics                                                     360                --
                                                                                         -------           -------

Net cash provided by (used in) investing activities                                        1,044              (677)
                                                                                         -------           -------

Cash flows from financing activities:
  Payments on notes payable and long-term debt                                              (100)             (868)
  Proceeds from stockholder loan                                                           1,000                --
  Payments under capital lease obligations                                                   (36)              (42)
  Net proceeds from exercise of common stock options and warrants                              6             1,056
                                                                                         -------           -------

Net cash provided by financing activities                                                    870               146
                                                                                         -------           -------

Net increase (decrease) in cash and cash equivalents                                         833            (2,884)
Cash and cash equivalents at beginning of year                                               352             3,737
                                                                                         -------           -------

Cash and cash equivalents at end of period                                               $ 1,185           $   853
                                                                                         =======           =======

The accompanying notes are an integral part of the consolidated financial statements.

                            Focus Enhancements, Inc.
              Notes To Unaudited Consolidated Financial Statements

1.       Basis of Presentation

The consolidated financial statements of Focus Enhancements, Inc. ("the Company") as of March 31, 2001 and for the three month periods ended March 31, 2001 and 2000 are unaudited and should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2000 included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

In the opinion of management, the consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of the interim periods. The results of operations for the three month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for any future period. The consolidated financial statements include the accounts of the Company and, as of the January 16, 2001 acquisition date (see "Note 3"), its wholly-owned subsidiary Videonics Inc. ("Videonics"). All intercompany accounts and transactions have been eliminated upon consolidation.

2.       Management's Plans

The Company has incurred significant losses for the last two years. At March 31, 2001, the Company reported stockholder's equity of $5,384,000 and an accumulated deficit of $51,431,000.

To date we have met our short-and long-term cash needs from the proceeds of debt, the sale of common stock in private placements and the exercise of stock options and warrants because cash flow from operations has been insufficient to fund operations. Management is assessing product lines in light of the recent merger with Videonics Inc., (see "Note 3") to identify how to enhance existing or create new distribution channels. In addition, the Company is developing and expects to release at least three new products for the year 2001, although no assurances can be given.

During 2000, management took steps to reduce costs, including the closure of its PC Video facility in Morgan Hill, CA and planning for the closure of its Wilmington, MA facility in connection with its recent acquisition of Videonics Inc., located in Campbell, CA. The Wilmington, MA facility was in fact closed on April 1, 2001 and operations, customer support and finance were moved into the Campbell, CA, facility. The remaining sales personnel relocated into a 2,800 square foot facility in Chelmsford, Massachusetts. In connection with this restructuring the Company expects to reduce overall personnel by 20%.

Even with the anticipated reduction in expenses related to the restructuring and an expected increase in sales, the Company anticipates that during 2001 it will need to raise over $3.0 million to support its working capital needs and meet existing debt obligations.

In an effort to meet those needs, the Company has entered into a Private Equity Line of Credit Agreement ("Equity Agreement") with Euston Investments ("Euston"). Under the Euston Equity Agreement the Company can issue up to 4,000,000 shares of its common stock, subject to certain restrictions, to Euston at a 10% discount to raise additional money. The Company has sought to register such shares under a Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on February 7, 2001. As of May 15, 2001 the Company has not yet received clearance from the SEC to register these shares. This announcement is neither an offer to sell nor a solicitation for an offer to buy securities. The offering with respect to the proposed equity line of credit will be made only by a prospectus or an exemption therefrom.

In addition, on February 28, 2001, the Company and Carl Berg, a Focus director and shareholder entered into a Secured Convertible Promissory Note agreement under which Mr. Berg loaned the Company $1.0 million and agreed to loan up to an additional $1.0 million to support the Company's working capital needs. See "Note 6 - Convertible Notes" for more information.

On May 7, 2001, the Company converted $2.3 million of outstanding debt and accrued interest owed by Focus to Mr. Berg to Convertible Preferred Stock. See "Note 10 - Subsequent Event - Conversion of Debt to Convertible Preferred Stock" for more information.

3.       Acquisition of Videonics Inc.

On January 16, 2001, Focus acquired all of the outstanding shares of Videonics in a transaction accounted for using the purchase method of accounting. Focus issued 0.87 shares of its common stock for each issued and outstanding share of Videonics common stock on the closing date. Based on the exchange ratio, a total of approximately 5,135,000 shares were issued. Focus incurred approximately $637,000 in acquisition expenses, including financial advisory and legal fees and other direct transaction costs, which were included as a component of the purchase price.

                           Focus Enhancements, Inc.
              Notes To Unaudited Consolidated Financial Statements

      Unaudited Pro Forma Purchase Price
            Allocation of Videonics                  January 16, 2001
      ----------------------------------             ----------------

  Value of common shares issued                         $7,960,000
  Assumption of Videonics options                          498,000
  Estimated transaction costs                              637,000
                                                        ----------
  Total purchase cost                                   $9,095,000
                                                        ----------

  Tangible assets acquired                              $3,384,000
  Intangible assets acquired                             2,963,000
  In-process research and development                      505,000
  Liabilities assumed                                   (3,373,000)
                                                        ----------
  Excess of cost over fair value (goodwill)             $5,616,000
                                                        ==========

The intangibles and goodwill acquired in this acquisition will be amortized on a straight-line basis over a period of three to four years.

4.       Recent Accounting Pronouncements

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires the recognition of all derivatives in the balance sheet as either an asset or a liability measured at fair value. The adoption of SFAS 133 did not have an impact on the Company's financial statements. The Company currently does not utilize derivative financial instruments in its operating activities nor does it use them for trading or speculative purposes.

5.       Reclassification of Certain Expenses

Certain expenses in the period ended March 31, 2000, have been reclassified to conform to the current period presentation. These reclassifications did not change the net loss for the period ended March 31, 2000.

6.       Inventories

Inventories at March 31, 2001 and December 31, 2000, consist of the following:

                                        2001               2000
                                    ------------        ----------
    Raw materials                    $2,749,000           $826,000
    Work in process                     460,000                 --
    Finished goods                    1,519,000          1,269,000
                                     ----------         ----------
    Totals                           $4,728,000         $2,095,000
                                     ==========         ==========
7.       Commitments

Bank Loan

On November 13, 2000, Pacific Business Funding loaned Videonics $400,000. On January 16, 2001, in connection with the merger, the loan was assumed by Focus. The loan is fully secured by a senior lien on the Company's assets. Interest is calculated at a rate of 15%. As of March 31, 2001, an aggregate of $300,000 is outstanding under the loan. The loan is to be repaid in $100,000 increments on May 5, June 5 and July 5, 2001.

Purchase of PC Video Conversion, Inc.

On July 29, 1998, the Company issued a $1,000,000 note payable to Steve Wood in conjunction with the acquisition of PC Video Conversion, Inc. ("PC Video") providing for the payment of principal and interest at 3.5 % over a period of 36 months. At March 31, 2001, the balance was $427,000.

On July 28, 2000, the Company entered into a Separation Agreement with Steve Wood. Mr. Wood was the Vice President of Pro AV engineering, former sole shareholder of PC Video and manager of the Company's Morgan Hill, CA facility. On

                           Focus Enhancements, Inc.
              Notes To Unaudited Consolidated Financial Statements

June 15, 2000, the Company closed the Morgan Hill facility. As part of the Separation agreement which terminated Mr. Wood's employment agreement, Mr. Wood remained a consultant until an upgrade to one of the Company's Pro AV products was completed. In return, Mr. Wood received a right to convert the promissory note into common stock of the Company following approval of the increase to the number of shares of authorized common stock of the Company. The Company's stockholders approved the increase to the authorized common stock on January 12, 2001 and shortly thereafter, Mr. Wood agreed to convert the promissory note into 468,322 shares of the Company's common stock based on the average trading price of the common stock for the five day period preceding January 12, 2001. As of March 31, 2001, the Company had not yet issued shares of common stock to Mr. Wood.

Convertible Notes

On October 26, 2000, Carl Berg, a Focus director and shareholder, loaned Focus $2,362,494 to collateralize a $2,362,494 bond posted in connection with the CRA litigation (see below "Focus is involved as a defendant in litigation with CRA Systems, Inc.") The promissory note has a term of three years and bears interest at a rate of prime plus 1%. The interest earned on the collateral is payable to Mr. Berg. The interest payable by the Company to Mr. Berg is reduced by the amount of interest earned on the collateral. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note and any accrued and unpaid interest is convertible into shares of Focus common stock at a conversion price of $1.25 which represented the average of the closing bid and ask price on the day preceding the agreement. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest, in first priory, over substantially all of the assets of Focus. As of March 31, 2001 the Company had accrued interest due under the note totaling $38,400.

On February 28, 2001, Carl Berg, a Focus director and shareholder loaned, Focus $1.0 million and agreed to loan up to an additional $1.0 million to support the Company's working capital needs. The promissory note has a due date of September 25, 2003 and bears interest at a rate of prime plus 1%. The principal amount of the note will be due at the end of its term, with interest to be paid quarterly. Under certain circumstances, including at the election of Mr. Berg and Focus, the promissory note and any accrued and unpaid interest is convertible into shares of Focus common stock at a conversion price of $1.06 which represented the closing price of the Company's common stock on the day preceding the agreement. The promissory note is secured by a security agreement in favor of Mr. Berg granting him a security interest in first priory over substantially all of the assets of Focus. As of March 31, 2001 the Company had accrued interest due under the note totaling $8,400.

See also " Note 10 - Subsequent Events - Conversion of Debt to Convertible Preferred Stock."

Note Payable to Stockholder

On January 16, 2001 in connection with the Videonics merger, Focus assumed an unsecured note payable to Carl Berg in the amount of $1,035,000. The note bears interest at 8% per year and is due on January 16, 2002. Accrued interest under the loan is payable at maturity.

For a discussion of the conversion of certain of the notes and accrued interest by Mr. Berg to convertible preferred stock, see " Note 10 - Subsequent Events - Conversion of Debt to Convertible Preferred Stock."

Letters of Credit

During 2000, the Company entered into agreements with subcontractors to manufacture partially and fully completed products. As part of these agreements the Company was required to obtain from its banks an irrevocable letter of credit to secure payment of each order placed with these vendors. The Company was required to secure these letters of credit by depositing cash in an interest bearing account with the bank. At March 31, 2001 and December 31, 2000, the Company maintained interest bearing accounts collateralizing letters of credit in the amount of $553,000 and $1,263,000, respectively. These restricted amounts are recorded in current assets as they relate to the procurement of inventory and are outstanding for periods of less than one year.

Restricted Collateral Deposit

In connection with the CRA Systems judgment discussed below, the Company posted a bond in the amount of $2,362,494 to suspend any enforcement of the judgment pending appeal. Carl Berg, a director and shareholder of the Company obtained the bond on Focus' behalf in exchange for a secured convertible note in the same amount as described in "Convertible Notes" above. The bond is irrevocable and is collateralized by a certificate of deposit in the amount of $2,363,000. In the event the case is settled for less than the bond amount, the Company has agreed to utilize the proceeds to pay down any outstanding debt owed to Mr. Berg. This restricted amount is recorded in current assets as it relates to an accrued legal judgment in the amount of $2,148,000.

                           Focus Enhancements, Inc.
              Notes To Unaudited Consolidated Financial Statements

Restructuring Expenses

In December 2000, the Company's Board of Directors determined that to significantly reduce the Company's cost structure it would close its Wilmington, MA facility, reduce personnel and relocate to a significantly smaller facility during the first quarter of 2001. As such, restructuring charges of $522,000 were recorded in the fourth quarter of 2000. In addition, restructuring charges of $33,000 were incurred in the first quarter of 2001. Planned expenses are comprised of expenses related to the reduction of 16 employees in the areas of operations, customer support and finance of approximately $153,000 and equipment and lease abandonment charges of approximately $402,000. At March 31, 2001 $130,000 of restructuring reserves remained primarily related to ongoing lease charges for abandoned equipment and personnel benefits associated with scheduled staffing reductions.

The closure of the Company's Morgan Hill facility occurred in the first quarter of 2000 and restructuring charges totaled approximately $202,000. Direct expenses were comprised of inventory adjustments of approximately $118,000, payroll and benefits of approximately $57,000, travel of approximately $16,000 and lease cancellation charges of approximately $11,000. At March 31, 2001 all restructuring costs related to the Morgan Hill closure have been paid.

Litigation

Focus has been named as a defendant in an alleged class action alleging violation of federal securities laws.

Focus has been named as a defendant in two consolidated alleged class actions alleging violations of federal securities laws. The lawsuits allege that Focus and its Chairman and certain other present and former officers violated federal securities laws in connection with a number of allegedly false or misleading statements and seek certification of two classes, one on behalf of persons who purchased stock from July 17, 1997 to February 19, 1999 and the other on behalf of persons who purchased stock between November 15, 1999 to March 1, 2000, respectively. Defendants moved to dismiss both actions. On May 10, 2001, the Federal District Court dismissed the later alleged class action in its entirety. As to the earlier alleged class action, the Federal District Court granted certain portions of the Company's motion to dismiss and denied other portions, allowing the case to go forward into pretrial discovery as to certain matters. Focus believes that it has consistently complied with the federal securities laws, and does not believe at this time that this litigation will result in a material adverse effect on its financial condition. Nonetheless, the management time and resources that could be required to respond effectively to such claims and to defend Focus vigorously in such litigation could adversely impact our management's administrative capabilities.

Focus is involved as a defendant in litigation with CRA Systems, Inc.

In 1996 CRA Systems, Inc., a Texas corporation, and Focus entered into an agreement, the terms and nature of which were subsequently disputed by the parties. Focus contended that the transaction was simply a sale of inventory for which Focus was never paid. CRA contended otherwise. CRA brought suit against Focus for breach of contract contending that Focus grossly exaggerated the demand for the product and the margin of profit that was available to CRA regarding this project. CRA sought to recover out-of-pocket losses exceeding $100,000 and lost profits of $400,000 to $1,000,000. A jury trial in May 2000 in federal district court in Waco, Texas, resulted in a verdict in favor of CRA for $848,000 actual damages and $1,000,000 punitive damages. On October 10, 2000, the court rendered a judgment in favor of CRA for actual damages, punitive damages, attorney's fees, costs, and interest, for a total award of approximately $2,000,000. In connection with this judgment, we recorded an expense of $2.1 million in the period ended September 30, 2000. The court overruled the motion for new trial that Focus filed, and Focus has appealed the judgment to the U.S. Court of Appeals for the Fifth Circuit in New Orleans, Louisiana. The case has not yet been submitted to the appeals court for decision. The trial court has granted a stay of any enforcement of the judgment pending appeal, based on the posting of a bond in the approximate amount of $2.3 million (being the approximate amount of the judgment plus 10% to cover interest and costs of CRA).

General

From time to time, the Company is party to certain other claims and legal proceedings that arise in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the Company's financial position or results of operations.

8.       Stockholders' Equity

Increase to Authorized Common Shares

On January 12, 2001, the stockholders of the Company approved an increase to the authorized common shares from 30,000,000 to 50,000,000. This increase was recommended and approved by the Company's Board of Directors, in part to issue approximately 5,135,000 shares in connection with the merger of Videonics Inc., and to ensure that sufficient shares

                           Focus Enhancements, Inc.
              Notes To Unaudited Consolidated Financial Statements

are available for issuance under the Company's 2000 Non Qualified Stock Option Plan (5,000,000 shares) and for a Private Equity Line of Credit (4,000,000 shares).

Private Placement

On June 9, 2000, the Company entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,400,000 shares of common stock and the issuance of a warrant to purchase an additional 140,000 shares of common stock in a private placement, to an unaffiliated accredited investor. On February 7, 2001, the Company filed a preliminary registration statement under the Securities Act of 1933 to register those shares issued in connection with this transaction and for those to be issued upon exercise of the warrants. The Securities and Exchange Commission has requested that December 31, 2000 and March 31, 2001 information be included in the registration statement and as such the registration statement has not yet been refiled as of May 15, 2001. In accordance with our obligations under the agreement, the Company is incurring charges of 2% per month of the gross proceeds until its registration of the shares purchased by the investor. During the three months ended March 31, 2001, the Company recorded expenses of $90,000 related to such charges (included in Other Expense, Net) and the total amount accrued as of that date was $240,000. The investor has agreed to exchange the gross amount of calculated charges for additional common stock of Focus based on an exchange rate of 0.68. As of March 31, 2001, the Company is required to issue to the investor an additional 353,000 shares of Focus common stock, to extinguish this accrued liability.

9.       Related Party Transactions

Timothy Mahoney, who is a Focus director, is a principal of vFinance.com, Inc., the parent company to Union Atlantic Capital L.C., and a partner of Union Atlantic L.C. For the years ended December 31, 2000 and 1999, Focus paid Union Atlantic L.C. $83,206 and $112,226, respectively in consulting fees in connection with equity financing agreements negotiated by Union Atlantic L.C. In addition, Union Atlantic Capital L.C. will be issued approximately 243,800 shares of Focus common stock in lieu of investment banking fees in connection with the acquisition of Videonics Inc in January 2001. At March 31, 2001, the Company has accrued $251,000 which was included within the transaction costs associated with the acquisition of Videonics. Such amount will be converted into 243,800 shares of common stock based on the trading price of the common stock as of January 12, 2001, the date on which the stockholders approved the merger.

10.      Subsequent Event

Conversion of Debt to Convertible Preferred Stock

On May 7, 2001, Carl Berg converted approximately $2.3 million of debt and accrued interest currently owed by Focus to Mr. Berg into approximately 1,900 shares of convertible preferred stock based on the estimated fair value of the preferred stock as of May 1, 2001, the date on which the related subscription agreement was executed. Each share of preferred stock has a liquidation preference of $1,190.48 per share and is convertible into 1,000 shares of common stock.

Potential Nasdaq Delisting

As of March 31, 2001 the Company reported net tangible assets of ($173,000). (Calculated as: $20,337,000 total assets, less $14,953,000 total liabilities, less $5,557,000 goodwill). Nasdaq requires that the Company have a minimum of $2,000,000 in net tangible assets or a market capitalization of $35,000,000 or $500,000 or net income for the most recently completed fiscal year or two of the three most recently completed fiscal years. In addition, the Company's stock has recently traded below the $1.00 minimum bid price as required by Nasdaq SmallCap regulations. If the Company is unable to meet the Nasdaq SmallCap requirements, the Company's stock could be delisted. The Company is making every effort to comply with the Nasdaq SmallCap requirements. In this regard, on May 7, 2001, the Company converted approximately, $2.3 million of debt to equity. The Company believes that it is now in compliance with the Nasdaq SmallCap requirements. If Nasdaq should deem that the Company is still not in compliance, the Company will request a hearing before the Listing Qualifications Panel. There can be no assurance that the Panel will grant the Company's request for continued listing.

                        Report of Independent Accountants

To the Board of Directors and Shareholders of Videonics, Inc.:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Videonics, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California
January 28, 2000, except for Note 13,
as to which the date is January 30, 2001

                                                  Videonics, Inc.
                                            Consolidated Balance Sheets
                                            December 31, 1999 and 1998
                                                  (in thousands)
                                                                                     1999       1998
                                                                                  ---------  ---------
Assets
Current assets:
   Cash and cash equivalents.................................................     $     715  $     837
   Accounts receivable, net..................................................           886        852
   Inventories...............................................................         3,785      5,830
   Prepaids and other current assets.........................................           145        122
                                                                                  ---------  ---------
     Total current assets....................................................         5,531      7,641
Property and equipment, net..................................................           513      1,507
Other assets.................................................................            45         16
                                                                                  ---------  ---------
     Total assets............................................................     $   6,089  $   9,164
                                                                                  ---------  ---------
Liabilities and Shareholders' Equity
Current liabilities:
   Loan payable to shareholder...............................................     $      --  $   1,000
   Accounts payable..........................................................           974        947
   Accrued expenses..........................................................           734      1,290
                                                                                  ---------  ---------
     Total current liabilities...............................................         1,708      3,237
                                                                                  ---------  ---------
Long term liabilities
   Loan payable to shareholder...............................................         1,035         --
                                                                                  ---------  ---------
     Total liabilities.......................................................         2,743      3,237
                                                                                  ---------  ---------
Commitments and contingencies (Note 6)
  Shareholders' equity:
   Preferred stock, no par value: Authorized: 10,000 shares in 1999 and 1998;
    Issued and outstanding: None.............................................            --         --
   Common stock, no par value: Authorized: 30,000 shares in 1999 and 1998;
    Issued and outstanding: 5,874 shares in 1999 and 5,858 shares in 1998....        20,700     20,647
   Accumulated deficit.......................................................       (17,354)   (14,720)
                                                                                  ---------  ---------
     Total shareholders' equity..............................................         3,346      5,927
                                                                                  ---------  ---------
        Total liabilities and shareholders' equity...........................     $   6,089  $   9,164
                                                                                  ---------  ---------

The accompanying notes are an integral part of these consolidated financial statements.

                                                 V-2

                                 Videonics, Inc.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                        Year Ended December 31,
                                                        -----------------------
                                                           1999         1998
                                                           ----         ----
Net revenues and other income........................    $14,226     $19,672
  Cost of revenues (includes write-off of inventory of
$733  and $1,661 for 1999 and 1998, respectively)....      8,815      13,588
                                                           -----     -------
  Gross profit.......................................      5,411       6,084
                                                          ------     -------
Operating expenses:
  Research and development...........................      2,879       4,798
  Selling and marketing..............................      3,875       6,593
  General and administrative.........................      1,219       1,415
                                                          ------     -------
                                                           7,973      12,806
Operating loss:......................................     (2,562)     (6,722)
Interest expense, net................................        (72)        (21)
                                                         -------     -------
Loss before income taxes.............................     (2,634)     (6,743)
Provision for (benefit from) income taxes............         --         (30)
                                                         -------     -------
Net loss.............................................    $(2,634)    $(6,713)
                                                         -------     -------
Net loss per share--basic and diluted.................   $  (.45)    $ (1.15)
                                                         -------     -------
Shares used in per share calculation--basic..........      5,866       5,833
                                                         -------     -------
Shares used in per share calculation--diluted........      5,866       5,833
                                                         -------     -------

The accompanying notes are an integral part of these consolidated financial statements.

                                                  Videonics, Inc.
                                  Consolidated Statements of Shareholders' Equity
                          For Each of the Two Years in the Period Ended December 31, 1999
                                       (in thousands, except per share data)
                                                                                            Retained
                                                                    Common Stock            Earnings
                                                             -------------------------- (Accumulated   Shareholders'
                                                                Shares        Amount        Deficit)       Equity
                                                             ------------ ------------- -------------  -------------
Balances, December 31, 1997.............................         5,785        $20,613       (8,007)     $ 12,606
Issuance of common stock from exercise of options.......            73             34           --            34
Net loss................................................            --             --       (6,713)       (6,713)
                                                                 -----        -------     --------      --------
Balances, December 31, 1998.............................         5,858         20,647      (14,720)        5,927
Issuance of common stock from exercise of options.......            16              8           --             8
Issuance of warrants in payment of loan fees............            --             45           --            45
Net loss................................................            --             --       (2,634)       (2,634)
                                                                 -----        -------     --------      --------
Balances, December 31, 1999.............................         5,874        $20,700     $(17,354)     $  3,346
                                                                 -----        -------     --------      --------

The accompanying notes are an integral part of these consolidated financial statements.

                                      V-4

                                 Videonics, Inc.
                      Consolidated Statements of Cash Flows
                                 (in thousands)
                                                                 Year Ended December 31,
                                                                ------------------------
                                                                   1999           1998
                                                                ----------      --------
Cash flows from operating activities:
 Net loss..................................................      $(2,634)       $(6,713)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
   Loss on disposal of property and equipment..............            7              5
   Loss on sale of Nova Systems............................           48             --
   Loss on sale of German Subsidiary.......................           65             --
   Depreciation and amortization...........................        1,025          1,304
   Provision for doubtful accounts.........................           --             25
   Provision for excess and obsolete inventories...........          733          1,661
   Change in assets and liabilities:
    Accounts receivable....................................          (71)           414
    Inventories............................................        1,203          2,447
    Prepaid income taxes...................................           --            550
    Prepaid and other current assets.......................           46             97
    Other..................................................          (29)           250
    Accounts payable.......................................           35           (495)
    Accrued expenses.......................................         (507)          (356)
                                                                 -------        -------
     Net cash used in operating activities.................          (79)          (811)
                                                                 -------        -------
Cash flows from investing activities:
 Purchases of property and equipment.......................         (120)          (378)
 Proceeds from disposition of Nova Systems.................           52             --
                                                                 -------        -------
     Net cash used in investing activities.................          (68)          (378)
                                                                 -------        -------
Cash flows from financing activities:
 Proceeds from issuance of loans payable to shareholder....           18          1,019
 Repayment of notes payable................................           --            (19)
 Proceeds from issuance of common stock....................            7             34
                                                                 -------        -------
     Net cash provided by financing activities.............           25          1,034
                                                                      --        -------
Decrease in cash and cash equivalents......................         (122)          (155)
Cash and cash equivalents at beginning of year.............          837            992
                                                                 -------        -------
Cash and cash equivalents at end of year...................      $   715        $   837
                                                                 -------        -------
Supplemental disclosure of cash flow information:
 Cash paid during the period for:
   Interest................................................      $     3        $    43
   Income taxes............................................      $    --        $     2
Supplement schedule of non-cash financing activities:

The accompanying notes are an integral part of these consolidated financial statements.

                                      V-5

                                 Videonics, Inc.
                   Notes To Consolidated Financial Statements

1        Business

         Videonics, Inc. (the "Company") was incorporated on July 3, 1986. The Company is a designer of digital video post-production equipment. The Company's products are used by videographers, business, industry, education and videophiles; they are also used in the broadcast, cable, video presentation and video conferencing markets. The Company manufactures stand-alone and personal-computer based hardware and software products that edit and mix raw video footage, add special effects and titles, and process audio and video signals.

2        Summary of Significant Accounting Policies

         Basis of preparation

         The Company has incurred losses and negative cash flows from operations in each of the two years in the period ended December 31, 1999 and is dependent upon support from a substantial shareholder and upon generating sufficient revenues from existing and soon to be released products in order to fund operations. Management has taken steps to reduce costs, and in that regard sold its Nova Systems division on January 29, 1999 and its German subsidiary on September 29, 1999 which had incurred losses for each of the two years in the period ended December 31, 1998. The Company is assessing its product lines to identify how to enhance existing or create new distribution channels. During 2000, the Company is developing and expects to release more than two new products. Management expects that the cost reductions together with revenue generated from these products will be sufficient to meet the Company's obligations as they become due. In the event that such cost reduction and revenue from new products are not sufficient to meet the Company's obligations, the Company may need to seek additional financing. There can be no assurance that such additional financing will be available or will be available on terms acceptable to the Company which, as a result, may have an adverse effect on the Company.

         Principles of consolidation

         The  consolidated   financial   statements  include  the  accounts  for
Videonics, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

         Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue recognition

         The Company recognized revenues from gross sales, upon shipment of product, provided all significant obligations have been met. A provision is made to estimate customer returns and estimated warranty repair/replacement costs at the time a sale is recorded.

         Research and development expenditures

         Research  and  development   expenditures  are  charged  operations  as
incurred.

         Advertising

         The Company expenses the production costs of advertising as the expenses are incurred. The production costs of advertising consist primarily of magazine advertisements, agency fees and other direct production costs. Advertising expense for the period ended December 31, 1999 and 1998 was $232,000 and $721,000, respectively.

                                 Videonics, Inc.
            Notes To Consolidated Financial Statements - (Continued)

         Income taxes

         The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is required to adjust its deferred tax liabilities in the period when tax rates or the provisions of the income tax laws change. Valuations allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

         Cash and equivalents

         Cash equivalents consist of highly liquid investments with original maturities at time of purchase of three months or less.

         Inventories

         Inventories   are  stated  at  the  lower  of   standard   cost  (which
approximates actual cost on a first-in, first-out basis) or net realizable value.

         Property and equipment

         Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets ranging from two to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the lease or the estimated useful life of the asset.

         Comprehensive income

         There were no differences between net income (loss) for each of the three years ended in the period to December 31, 1999, and the comprehensive income (loss) for those periods.

         Concentrations of credit risk

         Financial   instruments  that   potentially   subject  the  Company  to
significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

         The Company maintains its cash and cash equivalents with financial institutions located in California and in high grade commercial paper with original maturities of less than three months. As part of its cash management process, the Company performs periodic evaluations of the relative credit standing of these financial institutions.

         The Company's customer base is dispersed across many different geographic areas throughout the world and consists principally of distributors and dealers in the electronics industry. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The Company generally receives confirmed letters of credit or cash in advance of shipping to distributors located outside North America.

         Stock based compensation

         The Company accounts for stock based compensation using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees. "Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

                                 Videonics, Inc.
            Notes To Consolidated Financial Statements - (Continued)

         Net income (loss) per share

         The Company calculates earnings per share in accordance with Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share". Basic net income (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of common stock issuable upon the exercise of stock options.

         Fair value of financial instruments

         Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, payable and other accrued liabilities approximate fair value due to their short maturities. Estimated fair values for marketable securities, which are separately disclosed elsewhere are based on quoted market prices of similar instruments.

         Recent accounting pronouncements

         In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Management has evaluated the effects of this standard and believes there will be no material impact on the Company's financial position or results of operations. The Company will adopt SFAS 133 as required for its first quarterly filing of the year 2000.

3        Disposal of subsidiary and business

         Sale of Nova Systems

         On January 29, 1999, the Company completed the sale of certain assets and the assumption of certain liabilities related to its sale of Nova Systems Division ("Nova") to a privately held company in Massachusetts. For the year ended December 31, 1998, Nova recorded revenues of $1.9 million and a loss from operations of $248,000. For the year ended December 31, 1997, Nova recorded revenues of $2.8 million and a loss from operations of $1.4 million, which included a write-off of $700,000 of non-performing assets. Additionally in 1997, the Company wrote off $1.9 million of intangibles related to Nova. The sale of Nova may provide the Company with net revenues from royalties of up to a maximum of approximately $450,000, contingent upon future sales of Nova products by the acquiring company. Royalties will be paid, to the extent due, by the acquiring company on a monthly basis from March 1999 until receipt of approximately $450,000. The sale of Nova resulted in a $48,000 loss to Videonics. As of December 31, 1999, royalties of $207,000 have been received.

         Sale of the German subsidiary

         On September 29, 1999, the Company sold its wholly owned subsidiary in Germany. The Company's German office was primarily a sales office. Revenue, net loss and assets employed by the Company's foreign subsidiary were not material to the consolidated financial statements. The Company recorded a loss of $65,000 in connection with the sale.

4        Balance Sheet Detail

         Accounts receivable comprise (in thousands):

                                                   December 31,
                                                ------------------
                                                 1999        1998
                                                -------     ------
Trade accounts receivable................       $ 1,016     $  998
Less allowance for doubtful accounts.....          (130)      (146)
                                                -------     ------
                                                $   886     $  852
                                                -------     ------

                                 Videonics, Inc.
            Notes To Consolidated Financial Statements - (Continued)

         Inventories comprise (in thousands):

                                                    December 31,
                                                -------------------
                                                 1999        1998
                                                -------     -------
Raw materials............................       $ 3,179     $ 4,381
Work in process..........................           302         375
Finished goods...........................           304       1,074
                                                -------     -------
                                                $ 3,785     $ 5,830
                                                -------     -------

         Property and equipment comprise (in thousands):

                                                             December 31,
                                                         -------------------
                                                           1999        1998
                                                         -------     -------
Machinery and equipment...........................       $ 2,909     $ 3,248
Furniture and fixtures............................            74          86
Leasehold improvements............................           175         179
Tooling...........................................         1,071       1,015
                                                         -------     -------
                                                           4,229       4,528
Less accumulated depreciation and amortization .          (3,716)     (3,021)
                                                         -------     -------
                                                         $   513     $ 1,507
                                                         -------     -------

         Accrued expenses comprise (in thousands):

                                             December 31,
                                          ------------------
                                           1999        1998
                                          -------     ------
Accrued advertising.................      $  66      $  163
Accrued vacation....................        116         180
Salaries payable....................        166         228
Accrued acquisition reserve.........         29         239
Warranty reserve....................         52          77
Interest payable....................         79          17
Other accrued expenses..............        226         386
                                          -----      ------
                                          $ 734      $1,290
                                          -----      ------

5        Note Payable to Shareholder

         On April 16, 1999, the Company replaced a $1,000,000 unsecured loan bearing interest at 8% per year and due on October 16, 1999, with a new loan in the amount of $1,035,000 bearing interest at a rate of 8% per year and due on January 16, 2001. The new loan is unsecured and from the same director and significant shareholder of the Company as the previous loan. Accrued interest under the new loan is payable at maturity. On March 22, 2000, the April 16, 1999 loan in the amount of $1,035,000 was amended to adjust the maturity date from January 16, 2001 to January 16, 2002.

6        Commitments and Contingencies

         The Company leases a building for its principal facility under an operating lease which expires on July 31, 2002. Under the terms of the lease, the Company is responsible for utilities, taxes, insurance and maintenance. At December 31, 1999, future minimum lease payments under all non-cancelable operating leases were as follows (in thousands):

                             2000........ $ 458,099
                             2001........ $ 435,875
                             2002........ $ 259,875

         Rent expense for the years ended December 31, 1999 and 1997 amounted to $370,000 and $448,000 respectively.

                                 Videonics, Inc.
            Notes To Consolidated Financial Statements - (Continued)

7        Line of Credit

         In August 1999, the Company obtained a $1.0 million asset based line of credit from Venture Banking Group, a division of Cupertino National Bank, secured by the Company's assets. Interest on any advances will be calculated at a rate of 1.5% above prime. Under the terms of the agreement, the Company is required to maintain certain financial ratios and meet other covenants, including those related to net worth, profitability and indebtedness. The maturity date of this revolving facility is August 25, 2001. In connection with this agreement the Company issued 95,000 fully vested warrants to purchase the Company's common stock to the bank, at an exercise price of $0.65. These warrants expire on September 15, 2002. The Company recognized $45,000 (the fair value of the warrants issued using the Black-Scholes model) as prepaid financing costs during the quarter ended September 1999. This amount is being amortized to interest expense over the term of the loan. As of December 31, 1999, the Company had not borrowed from this facility.

8        Income Taxes

         The components of the provision for income taxes are as follows (in thousands):
                                             1999     1998
                                             ----     ----
                         Current:
                         Federal........     $  --   $   --
                         State..........        --      (30)
                         Deferred:
                         Federal........        --       --
                         State..........        --       --
                                             -----   ------
                                             $  --   $  (30)
                                             -----   ------

         The Company's effective tax rate on loss before income tax differs from the U.S. federal statutory regular tax rate as follows:

                                                          1999      1998
                                                         -----     -----
        Federal statutory income tax rate............    (34.0)%   (34.0)%
        State income tax rate, net of federal benefit      0.6      (7.3)
        Tax exempt interest..........................       --        --
        Foreign net operating loss...................      4.1      (5.4)
        Research tax credits.........................     (4.9)     (4.8)
        Other........................................      2.2      (3.8)
        Increase in valuation allowance..............     32.0      54.9
                                                         -----     -----
                                                           --%      (0.4)%
                                                         -----     -----

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below (in thousands):

                                                        1999      1998
                                                     ---------  --------
        Intangible assets......................      $   1,469  $  1,464
        Inventory reserves......................           408     1,322
        Depreciation............................            45        47
        Net operating loss carryforward.........         6,230     4,487
        Tax credit carryforward.................         1,636     1,386
        Deferred California research............           386       442
        Other accrued liabilities and reserves..           226       405
                                                     ---------  --------
        Subtotal................................        10,400     9,553
        Less valuation allowance................       (10,400)   (9,553)
                                                     ---------  --------
        Net deferred tax asset..................     $      --  $     --
                                                     ---------  --------

         At December 31, 1999, the Company has federal and state net operating losses of $17,200,000 and $4,500,000, respectively, which expire in 2019 and
2014, respectively. The Company also has federal and state tax credit carryforwards of $1,100,000 and $690,000, respectively, which expire in 2019.

                                 Videonics, Inc.
            Notes To Consolidated Financial Statements - (Continued)

         In accordance with generally accepted accounting principles, a valuation allowance must be established for a deferred tax asset if its uncertain that a tax benefit may be realized from the asset in the future. The Company has established a valuation allowance to the extent of its deferred tax assets since it is not certain that a benefit can be realized in the future due to the Company's operating losses. The Company's valuation allowance increased from $9,553,000 at December 31, 1998 to $10,400,000 at December 31, 1999.

9        Net Loss Per Share

         In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted net income
(loss) per share is provided as follows (in thousands, except per share amounts):

                                                      1999         1998
                                                      ----         ----
Numerator--basic and diluted                       $  (2,634)   $  (6,713)
                                                   ---------    ---------
   Net loss....................................
   Net loss available to common stockholders...    $  (2,634)   $  (6,713)
                                                   ---------    ---------
Denominator--basic                                     5,866        5,833
                                                   ---------    ---------
   Weighted average common shares..............
   Basic net loss per share outstanding........    $    (.45)   $   (1.15)
                                                   ---------    ---------
Denominator--diluted                                   5,866        5,833
   Denominator--basic..........................
   Effect of dilutive securities:
    Common stock options.......................           --           --
                                                   ---------   ----------
Diluted weighted average common shares.........        5,866        5,833
                                                   ---------    ---------
   Diluted net loss per share..................    $    (.45)   $   (1.15)
                                                   ---------    ---------

10       Shareholders' Equity

         At December 31, 1999, the Company has reserved 1,000,000 shares of common stock for issuance under its 1996 Amended Stock Option Plan. In addition, the Company has reserved 900,000 shares of common stock for issuance under its 1987 Stock Option Plan ("1987 Plan"). The 1987 Plan had been set to terminate, in accordance with its terms, on January 1, 1997. Effective May 1997, the Company's Board of Directors authorized the amendment of the 1987 Plan to permit the grant of non-statutory stock options previously granted under the 1987 Plan that have expired or terminated. The Plans provide for the granting of incentive stock options to officers and employees of the Company and non-qualified incentive stock options to employees, officers and directors of the Company at prices not less than the fair market value of the Company's common stock. Options generally vest over a four year period and are canceled 90 days after termination of employment.

         A summary of stock option activity follows:
                                          Shares                                                                    Weighted
                                         Available    Number of      Number      Exercise                           Average
                                         for Grant      Shares     of Shares      Price           Total          Exercise Price
                                       ---------        --------    ---------   ----------     ------------      --------------
Balances, December 31, 1997......        377,168       1,083,202        --        0.33-8.88       4,474,311            4.17
 Options granted.................       (871,354)        871,354     640,000      0.75-2.50       2,514,626            1.66
 Options canceled................        925,657        (925,657)   (320,000)     0.47-7.50      (4,978,895)           4.00
 Options exercised...............             --         (73,250)                      0.47         (34,183)           0.47
                                       ---------        --------                                 ----------
Balances, December 31, 1998......        431,471         955,649     320,000      0.47-8.88       1,975,859            1.58
 Options granted.................       (348,124)        348,124        --        0.38-0.88         213,567            0.61
 Options canceled................        422,609        (422,609)   (200,000)     0.38-5.00        (985,131)           1.58
 Options exercised...............             --         (15,950)       --        0.47-0.75          (7,656)           0.48
                                       ---------        --------   -----------                   ----------
Balances, December 31, 1999......        505,956         865,214     120,000    $0.38-$8.88      $1,196,639           $1.21
                                       ---------        --------    ---------                    ----------

                                 Videonics, Inc.
            Notes To Consolidated Financial Statements - (Continued)

         Compensation of approximately $114,000 had been attributed to stock options granted after March 1994 and prior to the sale of the Company's common stock in an initial public offering. The compensation was recognized as a charge to income over the three-year vesting period commencing in October 1994 and terminating in September 1997.

         In March 1998, the Company granted a nonqualified stock option to an officer of the Company to purchase a total of 320,000 shares of common stock. The option was granted outside the Company's stock option plans, at an exercise price of $2.13 per share, the fair market value of the Company's Common Stock on the relevant date. On June 24, 1998, the Company offered employees the right to cancel certain outstanding stock options at original exercise prices and receive new options with a new exercise price. In accordance with this offer, the option was canceled and reissued at an exercise price of $1.50 per share, the fair market value of the stock on June 24, 1998. Vesting of the new option will follow the original option vest schedule except the option will remain unvested until June 24, 1999 at which time vesting of new option will vest according to the original vest schedule. This option is exercisable for a term of ten years, vests over a four-year period and is cancelled 90 days after termination of employment. As of December 31, 1999, options to purchase 120,000 shares were exercisable.

         On August 19, 1997, the Company offered employees the right to cancel certain outstanding stock options at original exercise prices and receive new options with a new exercise price. Options to purchase a total of 733,072 shares at original exercise prices ranging from $7.50 to $14.75 per share were canceled and new options were issued at an exercise price of $5.00 per share, the fair market value of the stock on August 19, 1997. Vesting under the new options commenced on the date of the original options first vest date with an additional year added to the new options vesting period, increasing their original vesting period from three years to four years.

         On June 24, 1998, the Company offered employees the right to cancel certain outstanding stock options at original exercise prices and receive new options with a new exercise price. Options to purchase a total of 669,222 shares at original exercise prices ranging from $2.50 to $5.00 per share were canceled and new options were issued at an exercise price of $1.50 per share, the fair market value of the stock on June 24, 1998. Vesting of the new options will follow the original options vest schedule except options will remain unvested until June 24, 1999 at which time vesting of new options will vest according to the original options vest schedule.

         Had compensation cost for the years ended December 31, 1999 and 1998 been determined based on the fair value at the grant date, consistent with the provisions of SFAS No. 123 and been included in the Company's operations, the Company's net loss and net loss per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated below:

                                         1999       1998
                                         ----       ----
Net loss--pro forma...........         $(3,154)   $(7,802)
                                       -------    -------
Net loss per share--basic.....         $ (.54)    $ (1.34)
                                       ------     -------
Net loss per share--diluted...         $ (.54)    $ (1.34)
                                       ------     -------

         The impact on pro forma loss and pro forma net loss per share in the table above may not be indicative of the effect in the future years as options vest over several years and the Company continues to grant stock options to employees. This policy may or may not continue.

         The weighted average fair value of options granted in 1999 and 1998 was $0.58 and $1.40 respectively. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions by subgroup:

                                   1999            1998
                                   ----            ----
Risk-free interest rate...      5.36%-6.38%     4.45%-5.61%
Expected life.............           7               5
Expected dividends........          --              --
Volatility................         1.41            1.19

         The weighted average expected life was calculated based on the vesting period and the exercise behavior of the Company's employees. The risk-free interest rate was calculated in accordance with the grant date and estimated expected life.

                                 Videonics, Inc.
            Notes To Consolidated Financial Statements - (Continued)

         The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

                                                                                              Options Currently
                                           Options Outstanding                                   Exercisable
                                           -------------------                                   -----------
                           Number                                                          Number
                        Outstanding          Weighted Average        Weighted Average     Exercisable       Weighted
     Exercise           December 31,             Remaining               Exercise        December 31,        Average
       Price                1999                Contractual               Price              1999           Exercise
    -----------        --------------       ------------------           -------        --------------     ---------
                                                   Life                                                       Price
                                                -----------                                                   -----
$0.38-$0.47                  216,968                  6.91                $0.41              81,648            $0.47
$0.50-$1.13                  193,170                  9.09                $0.78              36,368            $0.78
$1.50-$1.50                  536,018                  8.48                $1.50             476,256            $1.50
$2.50-$8.88                   39,058                  7.70                $3.92              24,868            $4.58
                            --------                                                       --------
                             985,214                  8.22                $1.21             619,140            $1.45
                            --------                                                       --------

11       Segment Information

         In 1998, Videonics adopted SFAS 131. Prior years segment information has been restated to present Videonics' two reportable segments--(1) Video Production and (2) Signal Processing.

         The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Videonics evaluates the performance of its segments based on revenue and operating income.

         Videonics is organized primarily on the basis of three separate product lines. Two of its product lines have been aggregated into the "Video Production" segment. This segment manufactures and sells video post-production equipment into broadcast, cable, industry and home producer markets. "Signal Processing" represented the Company's Nova Division that manufactured and sold signal conversion and processing equipment primarily into television and cable studios. The Company sold its Nova Division on January 29, 1999.

         The table below presents information about reported segments for the years ending December 31, (in thousands):
                                                           1999           1998
                                                        ----------     --------
Video Production Sales................................   $14,135        $17,750
Operating loss........................................    (2,527)        (6,474)
Signal Processing Sales...............................        91*         1,922
Operating loss........................................       (36)*         (248)
Reconciling items.....................................        --             --
---------------------
         *Results presented are through January 29, 1999, the date the Company completed its sale of Nova.

         For the year ended December 31, 1997, reconciling items of $2,256,000 relate to the amortization and write-off of intangible assets.

         The Company markets and services it products in North America through its own direct sales organization. The Company markets its products in foreign countries outside North America through distributors.

         Geographic net export sales information is shown below (in thousands):

                                                       December 31,
                                                    ------------------
                                                    1999          1998
                                                    ----          ----
Revenues from unaffiliated customers:
United States................................      $10,149      $12,665
Europe.......................................        1,325        2,662
Asia.........................................        2,034        2,772
Americas (excluding the United States).......          718        1,573
                                                   -------      -------
                                                   $14,226      $19,672
                                                   -------      -------

                                 Videonics, Inc.
            Notes To Consolidated Financial Statements - (Continued)

         For the years ended December 31, 1998 and 1997, no one customer accounted for more that 10% of revenues during the periods. For the year ended December 31, 1999, one customer accounted for 13% of annual revenue. The Company has no significant assets in foreign countries.

12       401(k) Plan

         In August 1994, the Company adopted a 401(k) employee savings plan wherein the employee can contribute up to specified Internal Revenue Code limits and the Company matches, at a rate of 50%, the first $200 of the employee's contribution per quarter. The employee's entitlement to the Company matching contributions is fully vested on the date of contribution. The Company, at its sole discretion and with the Board of Directors' approval, can make an additional discretionary contribution. To date, the Company has not made discretionary contributions. The Company's matching contributions charged against income totaled approximately $26,000 and $39,000 for the years ended December 31, 1999 and 1998 respectively.

13       Merger with Focus Enhancements Inc. on January 16, 2001


         The shareholders of Focus Enhancements Inc. approved the acquisition of Videonics Inc. and effective January 16, 2001, Videonics Inc. became a wholly-owned subsidiary of Focus Enhancements Inc.

                                 VIDEONICS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)
                                                Three Months Ended        Nine Months Ended
                                                   September 30,            September 30,
                                               ---------------------      ------------------
                                                 2000         1999         2000         1999
                                                ------       ------       ------       -----
Net revenues                                    $ 3,096     $ 3,842      $ 9,087      $10,901

Cost of revenues                                  1,885       2,196        5,538        6,333
                                                -------     -------      -------      -------

         Gross profit                             1,211       1,646        3,549        4,568
                                                -------     -------      -------      -------

Operating expenses:
  Research and development                          543         629        1,619        2,252
  Selling and marketing                             747       1,017        2,275        3,166
  General and administrative                        261         245          758        1,011
                                                -------     -------      -------      -------
                                                  1,551       1,891        4,652        6,429
                                                -------     -------      -------      -------

         Operating loss                            (340)       (245)      (1,103)      (1,861)
                                                -------     -------      -------      -------

Interest expense, net                               (38)         16          (91)         (44)
                                                -------     -------      -------      -------

         Net loss                               $  (378)    $ (261)      $(1,194)     $(1,905)
                                                =======     =======      =======      =======

Net loss per common share - basic
  and diluted                                   $ (0.06)    $(0.04)      $ (0.20)     $ (0.32)
                                                =======     =======      =======      =======

Shares used in computing net loss per
  common share - basic and diluted                5,901       5,869        5,896        5,865
                                                =======     =======      =======      =======

   The accompanying notes are an integral part of these financial statements.

                                       X-1

                                 VIDEONICS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                                                 September 30,
                                                                     2000
                                                                    ------
ASSETS
Current assets:
   Cash and cash equivalents                                        $    474
   Accounts receivable, net                                              975
   Inventories                                                         3,506
   Prepaids and other current assets                                     176
                                                                    --------
     Total current assets                                              5,131
                                                                    ========

Property and equipment, net                                              299
Other assets                                                              42
                                                                    --------
     Total assets                                                   $  5,472
                                                                    ========

LIABILITIES
Current liabilities:
   Accounts payable                                                 $  1,177
   Accrued expenses                                                      683
   Notes Payable                                                         400
                                                                    --------
     Total current liabilities                                         2,260
                                                                    --------

Long term liabilities:
   Loan payable to shareholder                                         1,035
                                                                    --------

     Total liabilities                                                 3,295
                                                                    --------

SHAREHOLDERS' EQUITY

Common stock, no par value:
   Authorized: 30,000 shares
   Issued and outstanding: 5,903 shares at September 30, 2000         20,725
Accumulated deficit                                                  (18,548)
                                                                    --------

     Total shareholders' equity                                        2,177
                                                                    --------

       Total liabilities and shareholders' equity                   $  5,472
                                                                    ========


   The accompanying notes are an integral part of these financial statements.

                                 VIDEONICS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                              Nine Months Ended
                                                                September 30,
                                                                -------------
                                                                2000      1999
                                                               ------    ------

Cash flows from operating activities:

     Net cash used in operating activities                       (499)     (198)
                                                               ------    ------

Cash flows from investing activities:

     Proceeds from disposition of Nova Systems                     --        52
     Purchase of property and equipment                          (167)      (92)
                                                               ------    ------

         Net cash used in investing activities                   (167)      (40)
                                                               ------    ------

Cash flows from financing activities:

     Proceeds from short term borrowings                          400        --
     Proceeds from issuance of loans payable to shareholder        --        35
     Proceeds from issuance of common stock                        25         5
                                                               ------    ------

         Net cash provided by financing activities                425        40
                                                               ------    ------

Decrease in cash and cash equivalents                            (241)     (198)

Cash and cash equivalents at beginning of year                    715       837
                                                               ------    ------

Cash and cash equivalents at end of period                     $  474    $  639
                                                               ======    ======


   The accompanying notes are an integral part of these financial statements.

                                 Videonics, Inc.
                Notes to Unaudited Condensed Financial Statements


1        General

         The condensed financial statements at September 30, 2000 and for the nine month period then ended for Videonics Inc. (the "Company") are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The condensed financial statements should be read in conjunction with the financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The results of operations for this nine month period ended September 30, 2000 are not necessarily indicative of the results for the year ending December 31, 2000, or any future interim period.

2        Subsequent Event

         On August 30, 2000 the Company entered into an Agreement and Plan of Merger with Focus Enhancements, Inc., Wilmington, Massachusetts and its wholly owned subsidiary PC Video Conversion (collectively, "Focus"), whereby Focus agreed to acquire all of the outstanding stock of the Company (the "Merger") in exchange for .87 shares of Focus common stock. The shareholders of Focus Enhancements Inc. approved the acquisition of Videonics Inc. and effective
January 16, 2001 Videonics became a wholly-owned subsidiary of Focus Enhancements Inc.

3        Inventories comprise (in thousands):

                                                           Sept. 30, 2000
                                                           --------------
                                                            (unaudited)

                   Raw materials                               $ 2,651
                   Work in process                                 687
                   Finished goods                                  168
                                                                   ---
                                                               $ 3,506


4        Note Payable to Shareholder:

         On April 16, 1999, the Company replaced a $1,000,000 unsecured loan bearing interest at 8% per year and due on October 16, 1999, with a new unsecured loan in the amount of $1,035,000 bearing interest at a rate of 8% per year and due on January 16, 2001. The new loan is from the same director and significant shareholder of the Company as the previous loan. Accrued interest under the new loan is payable at maturity. On March 22, 2000, the loan in the amount of $1,035,000 was amended to change the maturity date from January 16, 2001 to January 16, 2002.

5        Disposal of Subsidiary and Business

         Sale of Nova Systems

         On January 29, 1999, the Company completed the sale of certain assets and the assumption of certain liabilities related to the sale of its Nova Systems Division ("Nova") to a privately held company in Massachusetts. For the year ended December 31, 1998, Nova recorded revenues of $1.9 million and a loss from operations of $248,000. The sale of Nova may provide the Company with net revenues from royalties of up to a maximum of approximately $450,000, contingent upon future sales of Nova products by the acquiring company. Royalties will be paid, to the extent due, by the acquiring company on a monthly basis from March 1999 until receipt of approximately $450,000. The sale of Nova resulted in a $48,000 loss to the Company. As of September 30, 2000, royalties of $387,000 have been received.

                                 Videonics, Inc.
                Notes to Unaudited Condensed Financial Statements

         Sale of the German Subsidiary

         On September 29, 1999, the Company sold its wholly owned subsidiary in Germany. The Company's German subsidiary was primarily a sales office. Revenue, net loss and assets employed by the Company's foreign subsidiary were not material to the consolidated financial statements. The Company recorded a loss of $65,000 in connection with the sale.

6        Segment Information:

         In 1998, Videonics adopted SFAS 131. At December 31, 1998, Videonics presented two reportable segments - (1) Video Production and (2) Signal Processing.

         The Company's "Video Production" segment manufactures and sells video post-production equipment into broadcast, cable, industry and home producer markets. The Company's "Signal Processing" segment, which was represented by the Company's Nova Systems Division, manufactured and sold signal conversion and processing equipment primarily into television and cable studios. As described in Note 4, the Company's Nova Systems Division ("Signal Processing" segment) was sold on January 29, 1999.

         The table below presents information about reported segments for the nine months ending September 30, 2000 and 1999 (in thousands):

                                                  2000              1999
                                                  ----              ----
             Video Production
               Sales                             $9,087           $10,810
               Operating loss                    (1,103)          (1,825)

             Signal Processing
               Sales                               --              91(1)
               Operating loss                      --             (36)(1)

(1) Results presented are through January 29, 1999, the date the Company completed its sale of Nova.

7        Line of Credit

         In August 1999, the Company obtained a $1.0 million asset based line of credit from Venture Banking Group, a division of Cupertino National Bank, secured by the Company's assets. Interest on any advances will be calculated at a rate of 1.5% above prime. Under the terms of the line of credit, the Company is required to maintain certain financial ratios and meet other covenants, including those related to net worth, profitability and indebtedness. The maturity date of the line of credit is August 25, 2001. In connection with this agreement the Company issued to the Venture Banking Group a fully-vested warrant to purchase 95,000 shares of the Company's common stock at an exercise price of $0.65. This warrant expires on September 15, 2002. The Company recognized $45,000 (the fair value of the warrant issued using the Black-Scholes model) as prepaid financing costs during the quarter ended September 1999. This amount is being amortized to interest expense over the term of the loan. At September 30, 2000 Videonics was in default respect to with a certain covenants under the line of credit with Venture Banking Group. As of November 13, 2000, Videonics and Pacific Business Funding, an affiliate of Venture Banking Group, had signed an agreement to repay Venture Banking Group and in turn loan Videonics $400,000 on a fully secured basis. Interest will be calculated at a rate of 12%. The loan will be due and payable at the earlier of the completion of the proposed merger with Focus Enhancements, Inc., or February 5, 2001.

                                 Videonics, Inc.
                Notes to Unaudited Condensed Financial Statements

Group. As of January 19, 2001, the Company had repaid Venture Bank and had a fully secured $400,000 loan outstanding with Pacific Business Funding that is due on February 5, 2001.

8        Comprehensive Loss

         There are no differences between net loss for the three and nine months ended September 30, 1999 and 2000 and the comprehensive loss for the these periods.

9        Recent Accounting Pronouncements

         In June of 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", (SFAS 133) which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management has evaluated the effects of this standard and believes there will be no material impact on the Company's financial position or results of operations. The Company will adopt SFAS 133 as required for its first quarterly filing in the year 2001.

         In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25 ("FIN 44"). FIN 44 establishes guidance for the accounting for stock option grants or modifications to existing stock options awards and is effective for option grants made after June 30, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance was effective after December 15, 1998 and modifying a fixed option to add a reload feature, for which the guidance was effective after January 12, 2000. The Company does not expect that the adoption of the remaining provisions will have a material effect on the financial statements.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. SAB 101 is effective for the fiscal quarter beginning October 1, 2000, however earlier adoption is permitted. Management has evaluated the effects of this standard and believes there will be no material impact on the Company's financial position or results of operations.

No  dealer,  salesman  or  other  person  has been
authorized to give any  information or to make any
representations  not contained in this  prospectus
in connection with the offering made hereby,  and,
if   given   or   made,   such    information   or
representations  must not be relied  upon s having
been authorized by the Focus. This prospectus does      Up to 7,227,155 Shares
not   constitute   an  offer   to  sell,   or  the
solicitation  of an  offer  to  buy,  any  of  the           Common Stock
securities  offered  hereby  to any  person in any
jurisdiction  in which such offer or  solicitation
would be  unlawful.  Neither the  delivery of this
prospectus   by  the   Focus  nor  any  sale  made
hereunder  shall in any  circumstances  create  an
implication  that  there has been no change in the     FOCUS Enhancements, Inc.
affairs of the Focus since any of the dates as of which information is furnished herein or since the date hereof.

                TABLE OF CONTENTS

Prospectus Summary...............................1
Risk Factors.....................................3            ----------
Special Note Regarding Forward-Looking                        PROSPECTUS
  Statements.....................................9            ----------
Dilution.........................................9
Use of Proceeds..................................9
Dividend Policy..................................9
Market for Our Common Stock.....................10
Management's Discussion and Analysis of Financial
  Condition and Results of Operations...........11
Information About Focus.........................22
Directors and Executive Officers................29
Pro Forma Combined Condensed Consolidated
  Financial Information.........................37
Selling Shareholders............................44    Date: _____________, 2001
Private Equity Line of Credit Agreement.........46
Plan of Distribution............................49
Description of Capital Stock....................52
Provisions of Our Articles of Incorporation and
  Bylaws........................................53
Legal Matters...................................54
Experts.........................................54
Change in Accountant............................54
Additional Information..........................54
Index to Consolidated Financial Statements......55

Until _____________,  2001 (90 days after the date
of this prospectus), all dealers that buy, sell or
trade   our   common   stock,   whether   or   not
participating in this offering, may be required to
deliver  a  prospectus.  This  requirement  is  in
addition to the dealers'  obligation  to deliver a
prospectus  when acting as  underwriters  and with
respect   to   their    unsold    allotments    or
subscriptions.

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Section 607.0850 of the Delaware Corporation act authorizes a court to award, or permits a Delaware corporation to grant, indemnity to present or former directors and officers, as well as certain other persons serving at the request of the corporation in related capacities. This permitted indemnity is sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933, including reimbursement for expenses incurred.

The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. The registrant's Bylaws provide for the indemnification of directors, former directors and officer to the maximum extent permitted by Delaware law. The registrant's Bylaws also provide that it may purchase and maintain insurance on behalf of a director or officer against liability asserted against the director or officer in such capacity. In addition, the registrant has entered into Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

The following table provides the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the securities being registered. All amounts are estimates, except the Securities and Exchange Commission registration fee. All of these costs and expenses will be borne by the registrant.

        Securities and Exchange Commission filing fee           $  2,460
        Accountants' fees and expenses                            45,000
        Legal fees and expenses                                  125,000
        Blue Sky fees and expenses                                45,000
        Miscellaneous                                             23,000
                                                                  ------
        Total                                                   $240,460
                                                                 =======

We have agreed to bear all expenses, other than selling commissions and fees, in connection with this registration and sale of the shares of common stock being offered by the selling stockholders in this offering.

Item 26.  Recent Sales of Unregistered Securities.

Within the past three years, the registrant has sold the following securities that were not registered under the Securities Act. The purchases and sales were exempt pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, where the purchasers represented their intention

1. On March 3, 1998, Focus issued 1,092,150 shares of common stock and warrants to purchase 327,645 shares of common stock for gross proceeds of approximately $3,000,000 in a private placement financing to an unaffiliated accredited investor. The warrants are exercisable until March 3, 2005 if during the period ending August 25, 1999, the average of the closing bid prices of Focus' common stock during any consecutive 20 trading days is equal to or less than $2.7469. As a result of this provision, on December 2, 1998 the warrant holder exercised their warrants and purchased 327,645 shares of common stock at an aggregate exercise price of $1.2188 per share resulting in gross proceeds of $399,000. The shares issued in connection with this transaction and issuable upon exercise of the warrants were registered under the Securities Act of 1933 on April 22, 1998. Fees and expenses associated with this offering amounted to approximately $173,000 yielding net proceeds of $2,827,000. In connection with this transaction, the Board of Directors authorized the grant of warrants to the placement agent to purchase 21,429 shares of Focus' common stock at a price of $4.2118 per share exercisable for a period of five years. On June 3, 1998, Focus received gross proceeds of $6,147,000 as a result of the conversion of 910,650 of Focus' redeemable Common Stock Purchase Warrants (the "Warrants") issued in connection with Focus' initial public offering in May 1993. Focus issued 1,649,202 shares of common stock as a result of the conversion. In accordance with the anti-dilution provisions of the Warrants, the holder was entitled to receive 1.811 shares of common stock for each Warrant exercised. The Warrants were exercisable at a price of $6.75 per Warrant until May 26, 1998. In November 1998, Focus negotiated and received a waiver of certain restrictive covenants contained in its revolving line of credit with its commercial bank, together with a revision of the loan covenants and an agreement to extend the line until December 15, 1998.

2. On February 22, 1999, Focus issued warrants to purchase 30,000 shares of common stock as partial compensation to an unaffiliated investor relations firm. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. These warrants were exercised on February 23, 2000 (15,000) and March 2, 2000 (15,000).

3. On February 22, 1999, Focus issued warrants to purchase 100,000 shares of common stock as partial compensation to an unaffiliated investment advisor. The warrants are exercisable until September 9, 2002 at an exercise price of $1.063 per share. These warrants were exercised on December 10, 1999.

4. On February 22, 1999, Focus issued warrants to purchase 50,000 shares of common stock pursuant to a debt financing arrangement with an unrelated individual. The warrants are exercisable until February 22, 2004 at an exercise price of $1.063 per share. These warrants were exercised on December 3, 1999.

5. On March 22, 1999, Focus issued warrants to purchase 100,000 shares of common stock representing partial fees pursuant to a debt financing arrangement with an unaffiliated commercial bank. The warrants are exercisable until March 22, 2006 at an exercise price of $1.70 per share. These warrants were exercised on November 23, 1999 under a net exercise provision resulting in the issuance of 38,181 shares.

6. On June 4, 1999, Focus entered into a financing agreement resulting in $1,200,000 in gross proceeds from the sale of 1,350,000 shares of common stock and the issuance of a warrant to purchase an additional 120,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2004 at a per-share exercise price of $1.478125. In addition Union Atlantic Capital, L.C. received a warrant to purchase 25,000 shares of common stock as compensation for brokering the private placement. The warrant is exercisable until June 30, 2004 at a per-share exercise price of
1.478125. Focus filed a registration statement under the Securities Act of 1933 for the shares issued in connection with this transaction and issuable upon exercise of the warrants. Focus received proceeds from this transaction in two tranches of $600,000. The first tranche was funded on June 14, 1999 for $600,000 less fees and expenses associated with this offering of $60,897 yielding net proceeds of $539,103. The second tranche for $600,000 less applicable fees of $58,222 yielding net proceeds of $541,778 was funded on August 18, 1999.

7. On September 17, 1999, Focus entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,583,333 shares of common stock and the issuance of a warrant to purchase an additional 150,000 shares of common stock in a private placement to an unaffiliated accredited investor. The warrant is exercisable until September 17, 2002 at a per-share exercise price of $1.5375. Focus filed a registration statement under the Securities Act of 1933 for the shares issued in connection with this transaction and issuable upon exercise of the warrant. Focus received proceeds from this transaction in two tranches of $750,000. The first tranche was funded on September 21, 1999 for $750,000 less fees and expenses associated with this offering of $64,903 yielding net proceeds of $685,097. The second tranche was funded on November 17, 1999 for $750,000 less fees and expenses associated with this offering of $60,000 yielding net proceeds of $690,000.

8. On September 22, 1999, Focus received gross proceeds of $135,000 from the issuance of 120,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to the June 4, 1999 private placement.

9. In November 1999, Focus completed a financing of $2,000,000 in gross proceeds from the sale of 1,250,000 shares of common stock and the issuance of three warrants to purchase an additional 125,000 shares of common stock in a private placement to three unaffiliated accredited investors. The warrants are exercisable until December 1, 2004 at a per-share exercise price of $3.1969 The shares issued in connection with this transaction and issuable upon exercise of the warrant will be registered under the Securities Act of 1933. Fees and expenses associated with this offering amounted to approximately $42,000 yielding net proceeds of $1,958,000.

10. On June 1, 1998, Focus recorded a note receivable in the amount of $316,418 in connection with the exercise of stock options to purchase 171,000 shares of common stock by a former director. On December 28, 1999, Focus received $352,000 in full payment of this note, including accrued interest at 8%.

11. On January 18, 2000, Focus received gross proceeds of $990,000 from the issuance of 330,000 shares of common stock resulting from the exercise of common stock warrants issued pursuant to a private placement with an unaffiliated investor.

12. On June 9, 2000, Focus entered into a financing agreement resulting in $1,500,000 in gross proceeds from the sale of 1,400,000 shares of common stock and the issuance of a warrant to purchase an additional 140,000 shares of common stock in a private placement, to an unaffiliated accredited investor. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. In addition, Union Atlantic Capital, L.C. received a warrant to purchase 45,000 shares of common stock as compensation for brokering the private placement. The warrant is exercisable until June 30, 2005 at a per-share exercise price of $1.625. Focus received proceeds from this transaction on June 9, 2000. The fees and expenses associated with this offering was $216,000 yielding net proceeds of $1,284,000. Focus is also required to issue additional shares due to a requirement to timely file a registration statement. This Registration Statement covers the securities issued or to be issued in those transactions.

13. On July 28, 2000, Focus entered into an equity line of credit agreement with Euston Investments Holdings Limited, a British Virgin Islands Corporation, for the future issuance and purchase of shares of our common stock. The equity line of credit agreement establishes what is sometimes termed an equity drawdown facility. We are under no obligation to request a draw for any period. In lieu of providing Euston Investments with a minimum aggregate drawdown commitment, Focus issued to Euston Investments a stock purchase warrant to purchase 250,000 shares of its common stock with an exercise price of $1.625. The warrant expires June 12, 2005. This Registration Statement covers the securities issued in this transaction.

14. Focus signed a debt conversion agreement with Steve Wood and Red & White Enterprises, Inc., a California corporation, on July 17, 2000, for the issuance of our common stock in lieu of cash payment under a secured promissory note held by Red & White Enterprises. Steve Wood is the sole stockholder of Red & White Enterprises and a former employee of Focus. Red & White Enterprises, f/k/a PC Video Conversion, Inc., obtained the promissory note from Focus in exchange for certain assets and liabilities of PC Video Conversion, which Focus purchased in July 1998.

In connection with the separation agreement, on January 24, 2001, Red & White Enterprises exercised its right to convert the remaining balance of the note. Approximately $427,437 was converted into 468,322 shares of Focus common stock. The conversion price was 93% of the average closing prices for the five day period after stockholder approval of an increase in authorized shares of Focus (January 11, 2001). These shares are covered by this prospectus.

15. On May 7, 2001, Carl Berg, a director of Focus, converted approximately $2.3 million of debt and accrued interest currently owed by Focus to Mr. Berg into approximately 1,900 shares of convertible preferred stock based on the estimated fair value of the preferred stock as of May 1, 2001, the date on which the related subscription agreement was executed. Each share of preferred stock has a liquidation preference of $1,190.48 per share and is convertible into 1,000 shares of common stock. The securities were issued in an transaction exempt under Section 4(2) of the Securities Act of 1933, as amended.

16. Focus entered into a master purchase agreement with Advanced Electronic Support Products, Inc. ("AESP") whereby Focus agreed to purchase a minimum of $2,500,000 of cables and other products from AESP by March 29, 2001. In return, Focus received certain pricing commitments over the term of the master purchase agreement. The agreement provided that in the event Focus did not purchase at least $2,500,000 of cables and other products during the term of the master purchase agreement, Focus would pay AESP an amount equal to 20% of the difference between $2,500,000 and the aggregate amount of purchases. The agreement allowed Focus and its subcontractors, to purchase product from other sources if AESP's pricing or quality do not meet certain competitive levels and that such purchases shall reduce the minimum requirements under the agreement.
Focus failed to meet the minimum purchase requirements and there were some disputes between the parties under the agreement. On June 26, 2001, as settlement, in exchange for a release from AESP of Focus from further liability under the contract, Focus agreed to issue 150,000 shares of its common stock to AESP. The securities issued in this transaction are covered by this Registration Statement.

The  Registrant  believes the issuance of the  securities  described  above were exempt either  pursuant to Rule 701 under the  Securities  Act, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2) as a transaction by an issuer not involving a public offering. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

No underwriters were employed in any of the above transactions. Appropriate legends were affixed to the share certificates and warrants issued in the transactions.

Item 27.  Exhibits and Financial Statement Schedules.

(a) The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

Exhibit No.           Description
-----------           -----------
      2.1             Agreement  and Plan of Merger  dated as of August 30,  2000 among  Focus,  Videonics,  and PC
                      Video Conversion (21)
      3.1             Second Restated certificate of incorporation of Focus (1)
      3.2             Certificate of Amendment to Second Restated certificate of Incorporation of Focus (3)
      3.3             Restated By-laws of Focus (1)
      3.4             Certificate of Designation - Series B Preferred Stock*
      4.1             Specimen certificate for Common Stock of Focus (1)
      4.2             Specimen certificate for Redeemable Common Stock Purchase Warrant (1)
      4.3             Form of Warrant  Agreement  between Focus,  Mellon  Securities Trust Company and Thomas James
                      Associates, Inc. (1)
      4.4             Form of Warrant issued to Thomas James Associates, Inc. (1)
      5.1             Form of Opinion of Manatt  Phelps &  Phillips,  LLP,  regarding  legality  of shares of Focus common stock to be registered under this Registration Statement on Form SB-2*
     10.1             1992 Stock Option Plan, as amended (4)
     10.2             1993 Non-Employee Director Stock Option Plan (4)
     10.3             Purchase and Sale  Agreement,  dated as of May 25, 1994,  between Focus and Inline  Software,
                      Inc. (5)
     10.4             Master  Purchase  Agreement,  dated as of August 12, 1994,  between Focus and Apple Computer,
                      Inc. (5)
     10.5             1995 Non-Employee Director Stock Plan (7)
     10.6             Form of Settlement Agreement between Focus and Lapis Technologies, Inc. Shareholders (7)
     10.7             Manufacturing Agreement between Focus and a manufacturer (7)
     10.8             Warrant W96/6, dated June 28, 1996, issued to a Private Lender (8)
     10.9             Agreement dated as of June 28, 1996 between Focus and a manufacturer (8)
    10.10             Security Agreement dated as of June 28, 1996 between Focus and a manufacturer (8)
    10.11             Amendment to Master Purchase Agreement between Focus and TV OEM. (10)
    10.12             Lease  Agreement  between Focus and Cummings  Properties  for the facility at 142 North Road,
                      Sudbury, Massachusetts (10)
    10.13             Agreement of Plan of Merger dated September 30, 1996, by and among Focus,  FOCUS  Acquisition
                      Corp., and TView, Inc. (9)
    10.14             Form of Warrant issued to various investors pursuant to Amendment No. 1 (11)
    10.15             Form of Subscription  Agreement  between Focus and various investors in the March 97 Offering
                      (11)
    10.16             Form of Warrant issued to the placement agent in the March 97 Offering (ii)
    10.17             1997 Director Stock Option Plan (12)
    10.18             Form of Director Stock Option Agreement (12)
    10.19             Key Officer Non-Qualified Stock Option Agreement for a Corporate Officer (12)
    10.20             Key Officer Non-Qualified Stock Option Agreement for a Corporate Officer (12)
    10.21             Key Officer Non-Qualified Stock Option Agreement for a Corporate Officer (12)


                                                          -5-


    10.22             Subscription  Agreement  between Focus and Smith Barney  Fundamental  Value Fund,  Inc. dated
                      September 8, 1997 (13)
    10.23             Form of Warrant dated September 10, 1997 issued to designees of the placement agent (13)
    10.24             Lease by  Wakefield  Ready  Mixed  Concrete  Co.,  Inc.  to FOCUS  Enhancements,  Inc.  dated
                      December 1, 1998
    10.25             Common Stock and Warrants Purchase Agreement with AMRO International, S.A. (14)
    10.26             Form of Stock Purchase Warrant issued to AMRO  International,  S.A. (included as Exhibit A to the Common Stock and Warrants Purchase Agreement) (14)
    10.27             Form of Registration  Rights Agreement with AMRO  International,  S.A. (included as Exhibit B to the Common Stock and Warrants Purchase Agreement (14)
    10.28             Registration  Rights  Agreement  dated  as of  July  29,  1998  between  Focus  and PC  Video
                      Conversion, Inc. (15)
    10.29             Form of Common Stock Purchase Warrant issued to Brian Swift and Edward Price. (16)
    10.30             Common Stock Purchase Warrant issued to Silicon Valley Bank. (16)
    10.31             Common Stock and Warrant Purchase  Agreement,  as amended,  with BNC Bach International Ltd.,
                      INC (17)
    10.32             Form of Stock Purchase warrant issued to BNC Bach  International,  Inc.  (included as Exhibit
                      A to the Common Stock and Warrant Agreement (17).
    10.33             Form of Registration  Rights Agreement with BNC Bach  International  Ltd., Inc.  (included as
                      Exhibit B to the Common Stock and Warrant Purchase Agreement (17).
    10.34             Common Stock and Warrant  Purchase  Agreement  with The Raptor  Global  Portfolio  Ltd.,  The
                      Altar Rock Fund L.P. and Roseworth Group, LTD (18)
    10.35             Form of Stock  Purchase  Warrant  issued to The Raptor  Global  Portfolio  Ltd.  (for  87,150 shares),  The Altar Rock Fund L.P.  (for 350 shares) and  Roseworth  Group,  Ltd. (for 37,500 shares) (included as Exhibit A to the Common Stock and Warrant Purchase Agreement) (18).
    10.36             Form of Registration  Rights  Agreement with The Raptor Global Portfolio Ltd., The Altar Rock
                      Fund L.P. and Roseworth  Group,  Ltd.  (included as Exhibit B to the Common Stock and Warrant
                      Purchase Agreement.) (18)
    10.37             Contract for services to be rendered to FOCUS  Enhancements,  Inc. by R.J. Falkner & Company,
                      INC (18).
    10.38             Form of Stock Purchase Warrant issued to each of R. Jerry Falkner and Richard W. West (18).
    10.39             Agreement between Union Atlantic,  L.C. and FOCUS Enhancements,  Inc. confirming agreement to issue warrant in exchange for fee reduction (18)
    10.40             Stock Purchase Warrant issued to Union Atlantic, L.C. (18)
    10.41             Consulting Agreement dated March 1, 2000 between Focus and William B. Coldrick (20)
    10.42             Consulting Agreement dated May 1, 2000 between Focus and Thomas L. Massie (20)
    10.43             Consulting Agreement dated May 1, 2000 between Focus and Gary M. Cebula (20)
    10.44             Separation Agreement dated May 1, 2000 between Focus and Thomas L. Massie (20)
    10.45             Separation Agreement dated April 30, 2000 between Focus and Gary M. Cebula (20)
    10.46             Separation Agreement dated July 10, 2000 between Focus and J. Stephen Wood (21)
    10.47             Consulting  Agreement  dated July 10, 2000 between  Focus and Red & White  Enterprises,  Inc.
                      (21)
    10.48             Private  Equity  Line of Credit  Agreement  dated  July 28,  2000  between  Focus and  Euston
                      Investments Holdings Limited (21)
    10.49             Registration Rights Agreement dated June 9, 2000 between the investor and Focus (21)
    10.50             Registration  Rights  Agreement  dated July 28,  2000  between  Euston  Investments  Holdings
                      Limited and Focus (21)
    10.51             Common Stock Warrant and Purchase Agreement dated June 9, 2000 (21)
    10.52             Form of Stock Escrow Agreement (1)
    10.53             Agreement and Plan of Merger,  dated as of August 30, 2000, among Focus  Enhancements,  Inc.,
                      PC Video Conversion, Inc. and Videonics, Inc. (21)
    10.54             Promissory Note, dated October 26, 2000, from Focus Enhancements, Inc. to Carl Berg (22)
    10.55             Security  Agreement dated October 26, 2000,  between Focus  Enhancements,  Inc. and Carl Berg
                      (22)
    10.56             2000 Stock Option Plan (23)


                                                               -6-


    10.57             Employment agreement between Focus Enhancements and Michael L. D'Addio (24)
    10.58             Amendment to Private  Equity Line of Credit  between  Focus and Euston  Investments  Holdings
                      Limited (24)
    10.59             Amendment No. 1 to Secured  Promissory  Note dated April 24, 2001 issue by Focus to Carl Berg
                      (excludes exhibits B and C)*
    10.60             Registration Rights Agreement dated May 1, 2001 between Focus and Carl Berg*
     23.1             Consent of Wolf & Company P.C., independent accountants of Focus*
     23.2             Consent of PricewaterhouseCoopers, LLP*
     23.3             Consent of Manatt  Phelps &  Phillips,  LLP,  counsel to Focus  (included  with  Exhibit  5.1 hereof)*
     24.1             Power of Attorney (included on signature page of this Registration Statement on Form SB-2)*

-----------------
*  Included.

1.       Filed as an exhibit to Focus' Registration Statement on Form SB-2, No. 33-60248-B, and incorporated herein by reference.
2.       Filed as an exhibit to Focus' Current Report on Form 8-K dated November 29, 1993, and incorporated herein by reference.
3.       Filed as an exhibit to Focus' Form 10-QSB for the period ended September 30, 1995, and incorporated herein by reference.
4.       Filed as an exhibit to Focus' Form 10-KSB for the year ended December 31, 1993, and incorporated herein by reference.
5.       Filed as an exhibit to Focus' Form 10-KSB for the year ended December 31, 1994, and incorporated herein by reference.
6.       Filed, as an exhibit to Focus' Registration Statement on Form S-8, No. 33-80651,  filed with the Commission on December 19,
         1995, and incorporated herein by reference.
7.       Filed as an exhibit to Focus'  Registration  Statement on Form SB-2, No.  33-80033,  filed with the  Commission  _________,
         19___, and incorporated herein by reference.
8.       Filed as an exhibit to Focus' Form 10-QSB for the period ended June 30, 1995, and incorporated herein by reference.
9.       Filed as an exhibit to Focus' Form 8-K dated November 4, 1996
10.      Filed as an exhibit to Focus Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.
11.      Filed as an exhibit to Focus' Registration Statement on Form S-3, No. 333-26911, filed with the Commission on May 12, 1997, and incorporated herein by reference.
12.      Filed as an exhibit to Focus'  Registration  Statement on Form S-8, No.  333-33243,  filed with the Commission on August 8,
         1997, and incorporated herein by reference.
13.      Filed as an exhibit to Focus' Form 8-K dated September 10, 1997
14.      Filed as an exhibit to Focus'  Registration  Statement on Form S-3, No.  333-81177,  filed with the  Commission on June 21,
         1999, and incorporated herein by reference.
15.      Filed as an exhibit to Focus' Form 10-QSB dated August 14, 1998 and incorporated herein by reference.
16.      Filed as an exhibit to Focus' Form 10-QSB dated May 17, 1999 and incorporated herein by reference.
17.      Filed as an exhibit to Focus' Registration Statement on Form S-3, No. 333-82163, filed with the Commission on July 2, 1999, and incorporated herein by reference.
18.      Filed as an exhibit to Focus' Registration Statements on Form S-3, No. 333-94621,  filed with the Commission on January 13,
         2000, and incorporated herein by reference.
19.      Filed as an exhibit to Focus' Form 10-QSB dated May 22, 2000 and incorporated herein by reference.
20.      Filed as an exhibit to Focus' Form l0-QSB dated August 21, 2000, and incorporated herein by reference.
21.      Filed as an exhibit to Focus' Current Report on Form 8-K dated September 8, 2000, and incorporated herein by reference.
22.      Filed as an exhibit to Focus'  Current  Report on Form 8-K dated October 31, 2000, as amended by Focus'  Current  Report on
         Form 8-K/A dated November 2, 2000, and incorporated herein by reference.


                                                                -7-


23.      Filed as an exhibit to Focus' Registration Statement on Form S-4 filed on October 30, 2000 as amended,  incorporated herein by reference.
24.      Filed as an exhibit to Focus' Registration Statement on Form SB-2 filed on February 7, 2001.

Item 28.  Undertakings

Item 512 of Regulation S-B.         Rule 415 Offering.
(a)      The undersigned small business issuer hereby undertakes:

(1) To file,  during  any  period in which  offers or sales  are being  made,  a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a) (3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range maybe reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any additional or changed material information on the plan of distribution

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934, as amended (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Campbell, State of California, on August 7, 2001.

                               FOCUS ENHANCEMENTS, INC.



                                       By: /s/ Michael L. D'Addio
                                           ----------------------
                                           Michael L. D'Addio
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)

                                POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Gary L. Williams, to file one or more amendments (including additional post-effective amendments) to this Registration Statement, which amendments may make such changes as any of such persons deem appropriate, and each person, individually and in each capacity stated below, hereby appoints each of such persons as attorney-in-fact to execute in his name and on his behalf any of such amendments to the Registration Statement.

Pursuant to the requirements of the Securities Act, this amendment to the registrant's registration statement has been signed by the following persons in the capacities and on the dates indicated. In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



Signature                                   Title                                     Date
---------                                   -----                                     ----
/s/ Michael L. D'Addio                      President, Chief Executive                August 7, 2001
---------------------------------------     Officer and Director
Michael L. D'Addio

/s/ Gary L. Williams                        Vice President of Finance                 August 7, 2001
---------------------------------------     & Chief Financial Officer
Gary L. Williams                            (Principal Accounting Officer)

/s/ Thomas L. Massie                        Chairman of the Board                     August 7, 2001
---------------------------------------     of Directors
Thomas L. Massie

/s/ John C. Cavalier                        Director                                  August 7, 2001
---------------------------------------
John C. Cavalier

/s/ William B. Coldrick                     Director                                  August 7, 2001
---------------------------------------
William B. Coldrick

/s/ Timothy E. Mahoney                      Director                                  August 7, 2001
---------------------------------------
Timothy E. Mahoney

/s/ Carl E. Berg                            Director                                  August 7, 2001
---------------------------------------
Carl E. Berg

/s/ N William Jasper, Jr.                   Director                                  August 7, 2001
---------------------------------------
N William Jasper, Jr.


                                                     -9-